   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 1999

                                              REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             LOWE'S COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NORTH CAROLINA                                5211                                  56-0578072
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
           OF INCORPORATION)                   CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                                HIGHWAY 268 EAST
                     NORTH WILKESBORO, NORTH CAROLINA 28659
                                 (336) 658-4000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             WILLIAM C. WARDEN, JR.
              EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, SECRETARY
                        AND CHIEF ADMINISTRATIVE OFFICER
                             LOWE'S COMPANIES, INC.
                                HIGHWAY 268 EAST
                     NORTH WILKESBORO, NORTH CAROLINA 28659
                                 (336) 658-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

          LATHAN M. EWERS, JR.                     MICHAEL J. ERICKSON                    ROBERT I. TOWNSEND, III
            DANIEL M. LEBEY                          LAURA A. BERTIN                      CRAVATH, SWAINE & MOORE
           HUNTON & WILLIAMS                    SUMMIT LAW GROUP, P.L.L.C.                   825 EIGHTH AVENUE
          951 EAST BYRD STREET            1505 WESTLAKE AVENUE NORTH, SUITE 300           NEW YORK, NEW YORK 10019
        RICHMOND, VIRGINIA 23219                SEATTLE, WASHINGTON 98109

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                    AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING
          SECURITIES TO BE REGISTERED                REGISTERED(1)              UNIT(2)                 PRICE(2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock ($.50 par value)..................     22,705,142 shs.              $33.25              $1,179,603,101
-----------------------------------------------------------------------------------------------------------------------
Rights to Purchase Junior Participating
  Cumulative Preferred Stock, Series A (no par
  value)(4)....................................     22,705,142 shs.               N/A                     N/A
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------
            TITLE OF EACH CLASS OF                     AMOUNT OF
          SECURITIES TO BE REGISTERED             REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------
Common Stock ($.50 par value)..................       $158,822.66
----------------------------------------------------------------------------------------------------------------------
Rights to Purchase Junior Participating
  Cumulative Preferred Stock, Series A (no par
  value)(4)....................................           N/A
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) The Registration Statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the transactions described herein.

(2) Estimated in accordance with Rule 457(f)(1) for the purpose of calculating the registration fee, with the value of Eagle Hardware & Garden, Inc. common stock being exchanged in the transaction for Lowe's Companies, Inc. common stock being based upon the average of the high and low prices for Eagle Hardware & Garden, Inc. common stock on The Nasdaq Stock Market on February 10, 1999.

(3) Pursuant to Rule 457(b) under the Securities Act the total registration fee of $327,929.66 has been reduced by $169,107, which was paid on December 11, 1998 in connection with the filing of preliminary proxy materials of Eagle Hardware & Garden, Inc.

(4) The Rights to Purchase Junior Participating Cumulative Preferred Stock, Series A, will be attached to and will trade with shares of common stock of the Registrant.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   [EAGLE HARDWARE & GARDEN, INC. LETTERHEAD]

To the Eagle Shareholders:

     Eagle Hardware & Garden, Inc. invites its shareholders to attend a special meeting of shareholders to be held at 9:00 a.m. local time on March [ ], 1999, at The SeaTac Marriott Hotel, 3201 South 176th Street, SeaTac, Washington 98188. At the special meeting, Eagle shareholders will be asked to vote on a merger agreement between Eagle and Lowe's Companies, Inc.

     In the merger, each outstanding share of Eagle common stock will be converted into a number of shares of Lowe's common stock based on an exchange ratio that will be calculated shortly before the merger. The exchange ratio will equal $29.00 divided by the ten-day average closing price of Lowe's common stock shortly before completion of the merger. In no event, however, will each share of Eagle common stock be converted into less than .6400 or more than .8659 shares of Lowe's common stock. Therefore, it is possible that each share of Eagle common stock will be valued in the merger at more or less than $29.00.

     The actual number of Lowe's shares that Eagle shareholders will receive will not be determined until after Eagle shareholders vote on the merger. Lowe's common stock trades on the New York Stock Exchange under the symbol "LOW." Eagle shareholders will not incur federal income tax as a result of the merger, except on any cash received for fractional shares.

     THE EAGLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EAGLE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, WHICH THE EAGLE BOARD OF DIRECTORS BELIEVES IS IN THE BEST INTERESTS OF EAGLE AND EAGLE SHAREHOLDERS.

     SEE "RISK FACTORS RELATING TO THE MERGER" BEGINNING ON PAGE 13 FOR FACTORS EAGLE SHAREHOLDERS SHOULD CONSIDER BEFORE VOTING.

     Eagle has enclosed a notice of the special meeting and a proxy statement/prospectus discussing the merger. Eagle shareholders should read the proxy statement/prospectus carefully.

     Eagle management looks forward to seeing its shareholders at the special meeting.

                                          Richard T. Takata
                                          President and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THE LOWE'S COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THE PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The proxy statement/prospectus is dated February [ ], 1999 and is first being mailed to Eagle shareholders on or about February [ ], 1999.

     THIS PROXY STATEMENT/PROSPECTUS GIVES EAGLE SHAREHOLDERS DETAILED INFORMATION ABOUT THE PROPOSED MERGER. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LOWE'S AND EAGLE THAT IS NOT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE EAGLE SHAREHOLDERS CAN FIND MORE INFORMATION" ON PAGE 56 FOR ADDITIONAL INFORMATION ABOUT LOWE'S AND EAGLE ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS INFORMATION IS AVAILABLE TO EAGLE SHAREHOLDERS FROM BOTH COMPANIES WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST. TO OBTAIN TIMELY DELIVERY, EAGLE SHAREHOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THEY MAKE THEIR INVESTMENT DECISION. THEREFORE, EAGLE SHAREHOLDERS MUST REQUEST THIS INFORMATION BY [5 BUSINESS DAYS BEFORE DATE OF SPECIAL MEETING], 1999. EAGLE SHAREHOLDERS MAY REQUEST THESE DOCUMENTS IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE COMPANY AT THE FOLLOWING ADDRESSES AND TELEPHONE NUMBERS:

           LOWE'S COMPANIES, INC.                      EAGLE HARDWARE & GARDEN, INC.
                P.O. BOX 1111                              981 POWELL AVENUE SW
              HIGHWAY 268 EAST                           RENTON, WASHINGTON 98055
   NORTH WILKESBORO, NORTH CAROLINA 28656               ATTN.: STEVE STENBERG, VICE
                                                           PRESIDENT-CONTROLLER
ATTN.: ROBERT NIBLOCK, SENIOR VICE PRESIDENT-            TELEPHONE: (425) 227-5740
                    FINANCE
 TELEPHONE: (336) 658-4860 OR (888) 34LOWES

                         EAGLE HARDWARE & GARDEN, INC.

                 NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                                MARCH [  ], 1999

     Notice is hereby given that a special meeting of shareholders of Eagle Hardware & Garden, Inc. will be held at 9:00 a.m. local time on [insert day of week], March [insert day], 1999 at The SeaTac Marriott Hotel, 3201 South 176th Street, SeaTac, Washington 98188 for the following purpose:

          To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of November 22, 1998, among Eagle, Lowe's Companies, Inc. and a subsidiary of Lowe's. As a result of the merger, Eagle will become a subsidiary of Lowe's, and all outstanding shares of Eagle common stock, excluding any shares held by Eagle or Lowe's, other than in a fiduciary capacity, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Washington law, will be converted into the right to receive shares of Lowe's common stock.

     In addition, Eagle shareholders will be asked to transact any other business that properly comes before the special meeting. The Eagle Board of Directors has fixed the close of business on February 19, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any postponement or adjournment of the special meeting. Eagle shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Eagle common stock. A copy of the Washington law that grants dissenters' rights is attached to this proxy statement/prospectus as Annex D.

     THE EAGLE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT. THE EAGLE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF EAGLE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT EAGLE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Richard T. Takata
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Renton, Washington
February [  ], 1999

                             EACH VOTE IS IMPORTANT

     EAGLE SHAREHOLDERS ARE URGED TO SIGN, DATE AND RETURN THEIR PROXIES AT THEIR EARLIEST CONVENIENCE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PROMPTLY RETURNING A SIGNED AND DATED PROXY WILL SAVE EAGLE THE EXTRA EXPENSE OF ADDITIONAL SOLICITATIONS. EAGLE HAS PROVIDED AN ADDRESSED, POSTAGE-PAID ENVELOPE FOR THAT PURPOSE. SENDING IN A PROXY WILL NOT PREVENT AN EAGLE SHAREHOLDER FROM VOTING HIS OR HER SHARES AT THE MEETING IF HE OR SHE SO DESIRES, BECAUSE THE PROXY IS REVOCABLE AT THE SHAREHOLDER'S OPTION IN THE MANNER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    i
SUMMARY.....................................................    1
     The Companies..........................................    1
     The Merger.............................................    1
     What Eagle Shareholders Will Receive...................    1
     Material Federal Income Tax Consequences...............    2
     Rights of Dissenting Shareholders......................    2
     Reasons For the Merger.................................    2
     Recommendation of the Eagle Board of Directors.........    3
     Interests of Management and Directors in the Merger....    3
     Conditions to the Merger...............................    3
     Termination Rights.....................................    4
     Termination Fee........................................    4
     Regulatory Approvals...................................    4
     Accounting Treatment...................................    5
     The Special Meeting....................................    5
     Record Date; Voting Rights and Requirements............    5
     Vote Required..........................................    5
     Voting by Eagle Directors and Executive Officers.......    5
     Certain Financial Information..........................    5
     Market Price and Dividend Information..................    5
     Comparative Per Share Information......................    7
SELECTED PRO FORMA AND HISTORICAL FINANCIAL DATA............    9
     Selected Pro Forma Financial Data of Lowe's and Eagle
      Combined..............................................   10
     Lowe's Selected Historical Financial Data..............   11
     Eagle Selected Historical Financial Data...............   12
RISK FACTORS RELATING TO THE MERGER.........................   13
A WARNING ABOUT FORWARD-LOOKING INFORMATION.................   13
THE COMPANIES...............................................   13
     Lowe's.................................................   13
     Eagle..................................................   14
THE SPECIAL MEETING.........................................   14
     The Special Meeting....................................   14
     Matters to be Considered at the Special Meeting........   14
     Record Date and Voting Rights and Requirements.........   15
     Voting of Proxies......................................   16
     Revocation of Proxies..................................   16
     Solicitation of Proxies................................   16
THE MERGER..................................................   17
     General................................................   17
     What Eagle Shareholders Will Receive...................   17
     Eagle's "Walk-Away" Right..............................   18
     Background of the Merger...............................   18
     Eagle Projections......................................   21
     Eagle's Reasons for the Merger.........................   21
     Recommendation of the Eagle Board of Directors.........   23
     Lowe's Reasons for the Merger..........................   24
     Opinion of Eagle's Financial Advisor...................   24
     Interests of Management and Directors in the Merger....   31
     Effective Time.........................................   33
     Exchange of Eagle Common Stock for Lowe's Common
      Stock.................................................   33
     Conditions to the Completion of the Merger.............   34
     Termination............................................   35
     Effect of Termination..................................   36

                                                              PAGE
                                                              ----
     Termination Fee........................................   37
     No Solicitation........................................   37
     Conduct of Business Pending the Merger.................   38
     Waiver; Amendment......................................   38
     Expenses...............................................   38
     Material Federal Income Tax Consequences...............   39
     Accounting Treatment...................................   40
     Hart-Scott-Rodino......................................   40
     Resales of Lowe's Common Stock.........................   40
     Rights of Dissenting Shareholders......................   41
     Assumption of Eagle Benefit Plans......................   43
     Effect on Awards Outstanding Under Eagle Stock Plans...   43
     Convertible Debentures.................................   43
     Representations and Warranties.........................   44
     Delisting and Deregistration of Eagle Common Stock.....   45
COMPARATIVE SHARE MARKET PRICES DATA AND DIVIDENDS..........   46
DESCRIPTION OF LOWE'S CAPITAL STOCK.........................   47
     Description of Common Stock............................   47
     Preferred Share Purchase Rights........................   47
     Change of Control Provisions...........................   48
     Description of Preferred Stock.........................   49
COMPARATIVE RIGHTS OF SHAREHOLDERS OF LOWE'S AND EAGLE......   49
     Authorized Capital.....................................   49
     Board of Directors.....................................   50
     Special Meetings of Shareholders.......................   50
     Shareholder Meetings...................................   50
     Shareholder Vote for Certain Actions...................   51
     Anti-takeover Statutes.................................   51
     Anti-takeover Effect of Articles of Incorporation and
      Bylaws................................................   52
     Amendment of Governing Documents.......................   52
     Removal of Officers....................................   53
     Rights Plan............................................   53
     Preemptive Rights......................................   53
     Dividends and Other Distributions......................   53
     Director's Liability and Indemnification...............   53
     Dissenters' Rights.....................................   55
     Shareholder Proposal and Nomination Procedures.........   55
LEGAL OPINIONS..............................................   55
EXPERTS.....................................................   55
SHAREHOLDER PROPOSALS.......................................   56
OTHER MATTERS...............................................   56
WHERE EAGLE SHAREHOLDERS CAN FIND MORE INFORMATION..........   56
ANNEXES
     Annex A -- Agreement and Plan of Merger dated as of
      November 22, 1998.....................................  A-1
     Annex B -- Plan of Merger..............................  B-1
     Annex C -- Opinion of NationsBanc Montgomery Securities
      LLC...................................................  C-1
     Annex D -- Washington Business Corporation
      Act -- Dissenters' Rights.............................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL HAPPEN TO EAGLE AS A RESULT OF THE MERGER?

A: If the merger is completed, Eagle will become a subsidiary of Lowe's.

Q: WHEN DO EAGLE AND LOWE'S EXPECT THE MERGER TO BE COMPLETE?

A: Eagle and Lowe's are working to complete the merger as quickly as possible. The companies expect to complete the merger late in the first quarter of fiscal 1999.

Q: WHAT DO EAGLE SHAREHOLDERS NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, each Eagle shareholder should complete and sign his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the special meeting. Failing to vote in person or by proxy will have the same effect as a vote against the merger agreement.

Q: CAN EAGLE SHAREHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR SIGNED PROXIES?

A: Yes. Eagle shareholders can change their vote at any time before their proxies are voted at the special meeting. Eagle shareholders can do this in one of three ways. First, an Eagle shareholder can send a written notice stating that he or she would like to revoke his or her proxy. Second, an Eagle shareholder can complete and submit a new proxy. If an Eagle shareholder chooses either of these two methods, he or she must submit the notice of revocation or the new proxy to Eagle at the address on page 58. Third, an Eagle shareholder can attend the special meeting and vote in person.

Q: IF EAGLE SHARES ARE HELD IN "STREET NAME" BY A SHAREHOLDER'S BROKER, WILL THE BROKER VOTE THESE SHARES ON THE MERGER AGREEMENT ON BEHALF OF THE SHAREHOLDER?

A: A broker will vote Eagle shares on the merger agreement only if the holder of such shares provides the broker with instructions on how to vote. Eagle shareholders should follow the directions provided by their brokers regarding how to instruct brokers to vote the shares.

Q: SHOULD EAGLE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Lowe's will send written instructions to Eagle shareholders for exchanging their stock certificates. Eagle shareholders should not send in their stock certificates with their proxies.

Q: WHO CAN HELP ANSWER QUESTIONS?

A: If Eagle shareholders have any questions about the merger or if they need additional copies of this proxy statement/prospectus or the enclosed proxy, they should contact:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                                 1-800-714-3306

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to Eagle shareholders. To understand the merger fully and for a more complete description of the legal terms of the merger, Eagle shareholders should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus. See "Where Eagle Shareholders Can Find More Information."

                          THE COMPANIES (SEE PAGE 13)

LOWE'S COMPANIES, INC.
P.O. Box 1111
Highway 268 East
North Wilkesboro, North Carolina 28656
(336) 658-4000

     Lowe's is a specialty retailer of building materials and related products for do-it-yourself home improvement, home decor, home construction, repair and remodeling. As of February 15, 1999, Lowe's operated 484 retail stores with more than 43 million square feet of sales floor located principally in the South Atlantic and South Central regions of the United States. Lowe's is the second largest home center retailer in the United States. Lowe's general offices are located in North Wilkesboro, North Carolina.

EAGLE HARDWARE & GARDEN, INC.
981 Powell Avenue SW
Renton, Washington 98055
(425) 227-5740

     Eagle is a leading operator of home improvement centers in the western United States. Eagle opened its first store in November 1990 and as of February 15, 1999, operated 37 home improvement centers with more than 4.8 million square feet of retail selling space. Eagle's home improvement centers are located in Washington, Colorado, Utah, Hawaii, Alaska, California, Idaho, Montana, Nevada and Oregon. Eagle's corporate offices are located in Renton, Washington.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY
STATEMENT/PROSPECTUS AND IS INCORPORATED BY THIS REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. EAGLE ENCOURAGES ITS SHAREHOLDERS TO READ THE MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT EAGLE SHAREHOLDERS WILL RECEIVE
(SEE PAGE 17)

     Under the terms of the merger agreement, Eagle shareholders will receive that whole number of shares of Lowe's common stock for each share of Eagle common stock they own determined by dividing $29.00 by the average of the daily closing price of Lowe's common stock on the New York Stock Exchange for the 10-day trading period ending on the fifth trading day before the closing of the merger. This exchange ratio is subject to the following two adjustments:

     - if the average closing price of Lowe's common stock as calculated above exceeds $45.31, the exchange ratio described above will be fixed at .6400

     - if the average closing price falls below $33.49, the exchange ratio described above will be fixed at .8659

     This means that the number of shares of Lowe's common stock received for each share of Eagle common stock will never be less than .6400 or more than
 .8659 regardless of what happens to Lowe's stock price shortly before the merger. Therefore, it is possible that each share of Eagle common stock will be valued in the merger at more or less than $29.00.

     Eagle shareholders will receive a check in payment for any fractional shares based on the closing market price of Lowe's common stock on the last trading day before the merger.

     On February 16, 1999, the latest practicable date prior to the date of this proxy statement/prospectus, Lowe's common stock closed at $54.44 per share on the New York
Stock Exchange. If this were the average closing price of Lowe's common stock shortly before the merger, then, because the price is greater than $45.31, the exchange ratio would become fixed and Eagle shareholders would receive .6400 shares of Lowe's common stock for each share of Eagle common stock they own. This would result in a value of $34.84 per share of Eagle common stock. The actual number of shares issued by Lowe's may differ from this example because of the time lapse between the date of the proxy statement/ prospectus and the date the merger consideration is finalized.

     Eagle has the option not to complete the merger if the average of the closing prices of Lowe's common stock shortly before the merger, as calculated above, is less than $27.58. See "The Merger -- Eagle's "Walk-Away" Right."

     Set forth below is a table showing a range of prices of Lowe's common stock, along with entries showing the corresponding exchange ratios and corresponding valuations of a share of Eagle common stock. The table also highlights the minimum and maximum exchange ratios and the point at which Eagle's walk-away right would be effective:

                          AVERAGE
                       CLOSING PRICE                VALUE OF A
                         OF LOWE'S     EXCHANGE   SHARE OF EAGLE
                       COMMON STOCK     RATIO      COMMON STOCK
                       -------------   --------   --------------
                          $58.00        .6400         $37.12
                           56.00        .6400         $35.84
                           54.00        .6400          34.56
                           52.00        .6400          33.28
                           50.00        .6400          32.00
                           48.00        .6400          30.72
Exchange                   46.00        .6400          29.44
Ratio  W                   45.31        .6400          29.00
Limitation                 44.00        .6591          29.00
                           42.00        .6905          29.00
                           40.00        .7250          29.00
                           38.00        .7632          29.00
                           36.00        .8056          29.00
Exchange                   34.00        .8529          29.00
Ratio  W                   33.49        .8659          29.00
Limitation                 32.00        .8659          27.70
                           30.00        .8659          25.98
Walk-                      28.00        .8659          24.25
Away  W                    27.58        .8659          23.88
Right                      26.00        .8659          22.51

     For an Eagle shareholder who owns 100 shares of Eagle common stock, if the exchange ratio was .6905, for example, this would translate into 69.05 shares of Lowe's common stock. Since cash will be paid instead of fractional shares, that Eagle shareholder would receive 69 shares of Lowe's common stock and a check in an amount equal to the fractional share multiplied by Lowe's closing market price on the trading day before completion of the merger.

     Lowe's and Eagle anticipate that the effective date of the merger will occur within 15 days after the Eagle shareholder vote. Lowe's and Eagle anticipate that Eagle shareholders will own approximately 6.2% of Lowe's common stock after the merger, although this number will depend on the price of Lowe's common stock shortly before the time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 39)

     The merger is structured to qualify as a reorganization so that Eagle shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for cash received by Eagle shareholders instead of fractional shares or because of the exercise of dissenters' rights. The merger is conditioned on the receipt of legal opinions that the merger will qualify as a reorganization for federal income tax purposes.

RIGHTS OF DISSENTING SHAREHOLDERS
(SEE PAGE 41)

     Eagle shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Eagle common stock. To preserve their rights, shareholders who wish to dissent must follow specific procedures. These procedures are described in this proxy statement/prospectus, and the Washington law that grants dissenters' rights and governs such procedures is attached as Annex D.

REASONS FOR THE MERGER (SEE PAGE 21)

     The Eagle Board of Directors believes that the terms of the merger and the merger agreement are in the best interests of Eagle and its shareholders. The Boards of Directors of both Lowe's and Eagle have identified various benefits that are likely to result from the merger. The Boards of Directors believe the merger will:

     - provide Eagle with the opportunity to enhance its competitive position by becoming a part of the nation's second largest retailer of building materials and related products for do-it-yourself home improvement, home decor and home construction, repair and remodeling

     - enable Lowe's to accelerate its West Coast expansion and give Lowe's an immediate presence in a number of key metropolitan markets in the West

     - combine two strong management teams in a home improvement center retailer that is regarded as one of the best employers in the country

RECOMMENDATION OF THE EAGLE BOARD OF
DIRECTORS (SEE PAGE 23)

     The Eagle Board of Directors has unanimously approved and adopted the merger agreement and recommends a vote FOR approval of the merger agreement. In reaching this decision, the Eagle Board of Directors took into account the potential conflict of interest of Richard T. Takata, Chief Executive Officer, President and a director of Eagle, resulting from his new employment agreement described below.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE MERGER (SEE PAGE 31)

     The Eagle Board of Directors considered the following interests in approving the merger agreement:

     - if the merger takes place, Mr. Takata will be named President and Chief Operating Officer of Eagle. Eagle and Lowe's have entered into an employment agreement with Mr. Takata, which would become effective only if the merger takes place. Under the terms of this employment agreement, Mr. Takata would receive a base salary of $325,000 per year and would be eligible for annual bonuses of up to 150% of his base salary. Mr. Takata would also receive a bonus of $100,000 immediately before completion of the merger and Lowe's would grant to Mr. Takata an option to purchase 70,000 shares of Lowe's common stock under Lowe's 1997 Incentive Plan upon completion of the merger.

     - David J. Heerensperger will resign as Chairman of the Board of Eagle if the merger takes place, and he will receive certain payments and other benefits in connection with his separation

     - indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Eagle will be continued by Lowe's and Eagle after the merger

     - at the effective time of the merger, each outstanding and unexercised option to purchase shares of Eagle common stock granted under the Eagle stock option plans, including those held by Eagle's officers and directors, will be converted into an option to purchase Lowe's common stock, with the number of shares and exercise price adjusted for the exchange ratio. Completion of the merger will result in a "change in control" under the Eagle stock option plans and, as a result, Eagle options granted under the Eagle stock option plans prior to the date of the merger agreement, will be immediately vested and exercisable for the remainder of their full ten-year term. The number of unvested Eagle stock options held by Mr. Takata that will become vested and fully exercisable as a result of the merger is 33,333. The number of Eagle stock options held by Eagle directors and executive officers as a group that will become vested and fully exercisable as a result of the merger is 119,333

CONDITIONS TO THE MERGER (SEE PAGE 34)

     The completion of the merger is subject to the satisfaction of a number of conditions, including:

     - approval of the merger agreement by Eagle shareholders

     - receipt of listing approval from the New York Stock Exchange for the Lowe's common stock to be issued in the merger

     - expiration or termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act

     - effectiveness of Lowe's registration statement relating to the shares of Lowe's common stock to be issued to Eagle shareholders in the merger, of which this proxy statement/prospectus forms a part

     - receipt at the closing of the merger of letters from Deloitte & Touche LLP and Ernst & Young LLP regarding the appropriateness of pooling of interests accounting treatment for the merger

     - receipt of opinions of Lowe's and Eagle's counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986

     Unless prohibited by law, either Lowe's or Eagle could elect to waive a condition that has not been satisfied and complete the merger anyway.

TERMINATION RIGHTS (SEE PAGE 35)

     Either Lowe's or Eagle may terminate the merger agreement and prevent completion of the merger under certain circumstances, including if:

     - both parties consent in writing

     - the merger is not completed on or before May 31, 1999

     - Eagle shareholders do not approve the merger agreement

     - the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has under the merger agreement and the breach is not cured within 30 business days of notice to the breaching party

     - any condition to its obligations under the merger agreement has not been met or waived at a time when the condition could no longer be satisfied

     In addition, Lowe's may terminate the merger agreement and prevent completion of the merger if the Eagle Board of Directors withdraws its recommendation to Eagle shareholders that they approve the merger agreement.

TERMINATION FEE (SEE PAGE 37)

     Eagle has agreed to pay Lowe's a termination fee of $35 million if either of the two following scenarios occurs:

1. the merger agreement is terminated because

     - the Eagle Board of Directors withdraws its recommendation to Eagle shareholders that they approve the merger agreement, or

     - Eagle shareholders do not approve the merger agreement at the special meeting, or

     - the merger has not been completed on or before May 31, 1999 and, in each case,

     - the termination happens at a time when Eagle or Eagle shareholders have received an alternative offer from a third party, and

     - Eagle completes a business combination transaction with a third party within 12 months after the merger agreement is terminated

2. the merger agreement is terminated by Eagle because Eagle or Eagle shareholders have received a higher offer from a third party which Lowe's does not agree to match

REGULATORY APPROVALS (SEE PAGE 40)

     Under the provisions of the Hart-Scott-Rodino Act, the merger may not be completed until the applicable waiting period has expired or been terminated. The applicable waiting period expired on January 30, 1999.

ACCOUNTING TREATMENT (SEE PAGE 40)

     Lowe's and Eagle expect the merger to qualify as a pooling of interests, which means that Lowe's and Eagle will be treated as if they had always been combined for accounting and financial reporting purposes.

                              THE SPECIAL MEETING

     The special meeting will be held at The SeaTac Marriott Hotel, 3201 South 176th Street, SeaTac, Washington 98188, at 9:00 a.m. local time on March [ ], 1999. At the special meeting, Eagle shareholders will be asked to consider and vote on a proposal to approve the merger agreement.

RECORD DATE; VOTING RIGHTS AND REQUIREMENTS (SEE PAGE 15)

     Eagle shareholders are entitled to vote at the special meeting if they owned shares on February 19, 1999, the record date for the special meeting. On
that date, there were [             ] shares of Eagle common stock issued and
outstanding held by [     ] holders of record. Eagle shareholders are entitled
to one vote per share on any matter that properly comes before the special meeting.

VOTE REQUIRED (SEE PAGE 15)

     The affirmative vote of two-thirds of the shares of Eagle common stock outstanding on the record date is required to approve the merger agreement.

VOTING BY EAGLE DIRECTORS AND EXECUTIVE OFFICERS (SEE PAGE 15)

     On the record date, the directors and executive officers of Eagle, including their affiliates, had voting power with respect to a total of
[          ] shares of Eagle common stock, or approximately [     ] of the
shares of Eagle common stock outstanding at that date.

     Eagle currently expects that its directors and executive officers will vote their shares of Eagle common stock FOR the proposal to approve the merger agreement. In addition, each of the Eagle directors executed a voting agreement with Lowe's and Eagle in which he agreed to vote all of the shares of Eagle common stock owned by him as to which he has exclusive voting power for approval of the merger agreement.

                         CERTAIN FINANCIAL INFORMATION

MARKET PRICE AND DIVIDEND INFORMATION
(SEE PAGE 46)

     Shares of Lowe's common stock are listed on the New York Stock Exchange and certain other stock exchanges. Shares of Eagle common stock are listed on The Nasdaq Stock Market. The following table sets forth, in each case as of:

     (1) November 20, 1998, the last full trading day prior to the public announcement of the proposed merger and

     (2) February 16, 1999, the last practicable day for which such information could be calculated prior to the date of this proxy statement/prospectus,

the following information:

     - the market value of one share of Lowe's common stock, as reported on the New York Stock Exchange

     - the market value of one share of Eagle common stock, as reported on The Nasdaq Stock Market, and

     - the market value of one share of Eagle common stock on an equivalent per share basis determined as if the completion of the merger occurred on such date

     The equivalent price per share of Eagle common stock calculated as of November 20, 1998 was determined by multiplying the market value of one share of Lowe's common stock on

November 20, 1998 by an exchange ratio of .7330. This exchange ratio was determined by dividing $29.00 by $39.5625, which was the price of Lowe's common stock on November 20, 1998. The equivalent price per share of Eagle common stock calculated as of February 16, 1999, was determined on an equivalent price per share basis by multiplying the closing price of one share of Lowe's common stock on February 16, 1999 by an exchange ratio of .6400. Because the price of Lowe's common stock was greater than $45.31 on February 16, 1999, the exchange ratio was fixed at .6400. The equivalent price per share of Eagle common stock illustrates the valuation that will be given to Eagle common stock in the merger. See "-- Comparative Per Share Information."

                                             EQUIVALENT
                                             PRICE PER
                                              SHARE OF
                        LOWE'S     EAGLE       EAGLE
                        COMMON     COMMON      COMMON
        DATE            STOCK      STOCK       STOCK
        ----           --------   --------   ----------
November 20, 1998....  $39.563    $27.50      $29.00
February 16, 1999....  $54.4375   $34.3125    $34.840
                       --------   --------    -------

     Lowe's has historically paid a regular quarterly dividend to its shareholders. The Lowe's dividend is currently $0.03 per share per quarter. There are currently no restrictions on Lowe's ability to pay dividends, however Lowe's decision whether to pay dividends in the future will depend on business conditions, its financial position and earnings and other factors. Eagle has never paid dividends to its shareholders.

COMPARATIVE PER SHARE INFORMATION

     The following tables show summary historical financial data for Lowe's and Eagle and also show similar information reflecting the combination of the two companies, which is referred to as "pro forma" information. In presenting the comparative pro forma information, it is assumed the companies had been combined for accounting and financial reporting purposes for all periods presented. This is known as "pooling of interests" accounting.

     The unaudited comparative per share data is derived from the historical financial statements of Lowe's and Eagle. All per share amounts for Lowe's have been adjusted to reflect a two-for-one stock split declared May 29, 1998. The fiscal year end for Lowe's in 1996 was January 31, while Eagle's fiscal year actually ended on January 26, 1996. The fiscal year ended January 31, 1997 was a 53-week year for Eagle and a 52-week year for Lowe's.

     The Eagle "equivalent pro forma" data was calculated by multiplying the corresponding pro forma combined data by the applicable exchange ratio. The exchange ratio will be determined by dividing $29.00 by the average closing price of Lowe's common stock shortly before the merger, subject to certain exchange ratio limitations, as more fully described above under "What Eagle Shareholders Will Receive."

     The "current" exchange ratio equivalent pro forma data was calculated as if the average stock price of Lowe's common stock shortly before the merger was $54.44, which was Lowe's closing stock price on February 16, 1999. Because this price was greater than $45.31, the exchange ratio was fixed at .6400, which is the minimum exchange ratio. This exchange ratio will not necessarily be the exchange ratio applicable to the merger. In addition, equivalent pro forma data based on the maximum exchange ratio of .8659 has been included for comparative purposes.

     The following information shows how each share of Eagle common stock would have participated in net earnings, cash dividends and book value of Lowe's if the companies had always been combined for accounting and financial reporting purposes for all periods presented. However, these amounts do not necessarily reflect future per share levels of net earnings, cash dividends and book value of Lowe's.

                                                 FOR THE FISCAL YEAR ENDED               39 WEEKS ENDED
                                          ---------------------------------------   -------------------------
                                          JANUARY 31,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 30,
                                             1996          1997          1998          1997          1998
                                          -----------   -----------   -----------   -----------   -----------
LOWE'S -- HISTORICAL
  Basic earnings per share..............     $0.71        $ 0.87        $ 1.03        $ 0.82        $ 1.07
  Diluted earnings per share............      0.68          0.86          1.03          0.82          1.06
  Cash dividends declared per share.....      0.10          0.10          0.11          0.08          0.09
  Book value per share..................     $5.15        $ 6.40        $ 7.42        $ 7.25        $ 8.59

EAGLE -- HISTORICAL
  Basic earnings per share..............     $0.50        $ 0.87        $ 1.03        $ 0.91        $ 1.11
  Diluted earnings per share............      0.50          0.84          0.98          0.85          1.02
  Book value per share..................     $6.79        $10.55        $11.58        $11.46        $12.69

CURRENT AND MINIMUM EXCHANGE
  RATIO (.6400):
PRO FORMA -- COMBINED
  Basic earnings per share..............     $0.70        $ 0.89        $ 1.05        $ 0.85        $ 1.10
  Diluted earnings per share............      0.68          0.87          1.05          0.85          1.10
  Cash dividends declared per share.....      0.10          0.10          0.11          0.08          0.09
  Book value per share..................     $5.32        $ 6.90        $ 7.95        $ 7.79        $ 9.15

                                                 FOR THE FISCAL YEAR ENDED               39 WEEKS ENDED
                                          ---------------------------------------   -------------------------
                                          JANUARY 31,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 30,
                                             1996          1997          1998          1997          1998
                                          -----------   -----------   -----------   -----------   -----------
EQUIVALENT PRO FORMA -- EAGLE
  Basic earnings per share..............     $0.45        $ 0.57        $ 0.68        $ 0.54        $ 0.70
  Diluted earnings per share............      0.44          0.55          0.68          0.54          0.70
  Cash dividends declared per share.....      0.06          0.06          0.07          0.05          0.06
  Book value per share..................     $3.40        $ 4.42        $ 5.09        $ 4.99        $ 5.86

MAXIMUM EXCHANGE RATIO (.8659):
PRO FORMA -- COMBINED
  Basic earnings per share..............     $0.69        $ 0.87        $ 1.04        $ 0.83        $ 1.08
  Diluted earnings per share............      0.67          0.86          1.03          0.83          1.07
  Cash dividends declared per share.....      0.10          0.10          0.11          0.08          0.09
  Book value per share..................     $5.22        $ 6.78        $ 7.81        $ 7.65        $ 8.99

EQUIVALENT PRO FORMA -- EAGLE
  Basic earnings per share..............     $0.60        $ 0.75        $ 0.90        $ 0.72        $ 0.94
  Diluted earnings per share............      0.58          0.74          0.89          0.72          0.94
  Cash dividends declared per share.....      0.09          0.09          0.10          0.07          0.08
  Book value per share..................     $4.52        $ 5.87        $ 6.76        $ 6.62        $ 7.78

                SELECTED PRO FORMA AND HISTORICAL FINANCIAL DATA

     The following tables show summary pro forma and historical financial data for Lowe's and Eagle. The pro forma financial data assumes that the merger was accounted for as a pooling of interests and that the companies had always been combined for accounting and financial reporting purposes for all periods presented. It is expected that Lowe's will incur certain reorganization expenses as a result of combining the companies; however, the unaudited pro forma earnings per share data does not reflect any anticipated reorganization expenses.

     The companies anticipate that the merger will provide the combined company with certain financial benefits that include improved operating efficiencies and opportunities to earn more revenue. However, these anticipated cost savings or benefits are not reflected in the pro forma information. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. The pro forma results of operations data does not include $10 million of estimated merger-related expenses which are non-recurring in nature. The pro forma balance sheet data reflects the tax-affected impact of the estimated merger-related expenses. All adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results of the unaudited historical interim periods, have been included.

     The information in the following tables is based on the historical financial information of the companies that was presented in prior filings with the Securities and Exchange Commission. When Eagle shareholders read the summary financial information that is provided in the following tables, they should also read the historical financial information in the other documents referred to in this proxy statement/prospectus. See "Where Eagle Shareholders Can Find More Information." Lowe's audited historical financial statements were audited by Deloitte & Touche LLP, independent auditors. Eagle's audited historical financial statements were audited by Ernst & Young LLP, independent auditors.

         SELECTED PRO FORMA FINANCIAL DATA OF LOWE'S AND EAGLE COMBINED (IN THOUSANDS, EXCEPT PER SHARE DATA AND SELECTED OPERATING DATA)

     The following table sets forth selected unaudited pro forma combined financial data for Lowe's and Eagle for the fiscal years 1995, 1996 and 1997 and the 39-week periods ended October 31, 1997 and October 30, 1998. The results of operations data assume that the companies had always been combined for accounting and financial reporting purposes, and the balance sheet data assumes that the merger was completed on October 30, 1998. The fiscal year end for Lowe's in 1996 was January 31, while Eagle's fiscal year ended on January 26, 1996. The fiscal year ended January 31, 1997 was a 53-week year for Eagle and a 52-week year for Lowe's. The shareholders' equity figure has been adjusted for estimated merger-related expenses of $10 million.

                                              FISCAL YEAR ENDED                   39 WEEKS ENDED
                                   ---------------------------------------   -------------------------
                                   JANUARY 31,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 30,
                                      1996          1997          1998          1997          1998
                                   -----------   -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS DATA:
  Net sales......................  $7,691,116    $9,361,204    $11,108,378   $8,488,356    $10,161,719
  Gross margin...................   1,929,056     2,435,339      2,963,125    2,237,164      2,709,981
  Net earnings...................  $  237,362    $  313,887    $   387,400   $  311,404    $   408,531
  Basic earnings per share.......  $     0.70    $     0.89    $      1.05   $     0.85    $      1.10
  Diluted earnings per share.....  $     0.68    $     0.87    $      1.05   $     0.85    $      1.10
  Cash dividends per share.......  $     0.10    $     0.10    $      0.11   $     0.08    $      0.09
SELECTED OPERATING DATA:
  Number of stores open at end of
     period......................         389           429            477          455            497
  Selling square footage at end
     of period (in thousands)....      26,761        33,748         40,430       37,456         44,295
BALANCE SHEET DATA
  (AS OF OCTOBER 30, 1998):
  Total assets...................                                                          $ 7,067,227
  Long-term debt, excluding
     current maturities..........                                                          $ 1,471,922
  Shareholders' equity...........                                                          $ 3,391,550

                   LOWE'S SELECTED HISTORICAL FINANCIAL DATA
          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

     The following results of operations and balance sheet data for and as of the end of fiscal years 1993, 1994, 1995, 1996 and 1997 have been derived from Lowe's audited consolidated financial statements. The selected financial data for the 39 weeks ended October 31, 1997 and October 30, 1998 have been derived from unaudited consolidated financial statements of Lowe's. In the opinion of Lowe's, the unaudited financial information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results for the 39 weeks ended October 30, 1998 may not be indicative of the results to be achieved for the entire fiscal year. All per share amounts have been adjusted to reflect a two-for-one stock split declared by Lowe's on May 29, 1998. The information set forth below should be read in conjunction with Lowe's consolidated financial statements and related notes and other financial information incorporated by reference in this proxy statement/prospectus. See "Where Eagle Shareholders Can Find More Information."

                                                        FISCAL YEAR ENDED                                 39 WEEKS ENDED
                               -------------------------------------------------------------------   -------------------------
                               JANUARY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 30,
                                  1994          1995          1996          1997          1998          1997          1998
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS DATA:
  Net sales..................  $4,538,001    $6,110,521    $7,075,442    $8,600,241    $10,136,890   $7,739,321    $9,329,218
  Gross margin...............   1,081,284     1,512,344     1,763,247     2,223,759      2,689,773    2,025,682     2,475,393
  Net earnings...............     131,786       223,560       226,027       292,150        357,484      284,977       376,210
  Basic earnings per share...  $     0.45    $     0.72    $     0.71    $     0.87    $      1.03   $     0.82    $     1.07
  Diluted earnings per
    share....................  $     0.45    $     0.70    $     0.68    $     0.86    $      1.03   $     0.82    $     1.06
  Cash dividends per share...  $     0.08    $     0.09    $     0.10    $     0.10    $      0.11   $     0.08    $     0.09
SELECTED OPERATING DATA:
  Number of stores open at
    end of period............         311           336           365           402            446          425           465
  Selling square footage at
    end of period (in
    thousands)...............      14,200        18,600        23,900        30,400         36,500       33,700        40,200
  Same store sales
    increase.................          10%           15%           --             7%             4%           4%            5%
BALANCE SHEET DATA:
  Total assets...............  $2,201,648    $3,105,992    $3,556,386    $4,434,954    $ 5,219,277   $5,173,452    $6,373,709
  Long-term debt, excluding
    current portion..........     592,333       681,184       866,183       767,338      1,045,570    1,049,898     1,302,343
  Shareholders' equity.......  $  873,669    $1,419,890    $1,656,715    $2,217,476    $ 2,600,609   $2,535,799    $3,028,177

                    EAGLE SELECTED HISTORICAL FINANCIAL DATA

          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

     The following results of operations and balance sheet data for and as of the end of and for fiscal years 1993, 1994, 1995, 1996 and 1997 have been derived from Eagle's audited consolidated financial statements. The selected financial data for the 39 weeks ended October 31, 1997 and October 30, 1998 have been derived from unaudited consolidated financial statements of Eagle. In the opinion of Eagle, the unaudited financial information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results for the 39 weeks ended October 30, 1998 may not be indicative of the results to be achieved for the entire fiscal year. Eagle recorded a $12.7 million pre-tax loss on the sale of its Canadian subsidiary in the fiscal year ended January 27, 1995, which was charged to operations. The fiscal year ended January 31, 1997 was a 53-week year and all other fiscal years presented were 52-week years. The information set forth below should be read in conjunction with Eagle's consolidated financial statements and related notes and other financial information incorporated by reference in this proxy statement/prospectus. See "Where Eagle Shareholders Can Find More Information."

                                                           FISCAL YEAR ENDED                                 39 WEEKS ENDED
                                  -------------------------------------------------------------------   -------------------------
                                  JANUARY 28,   JANUARY 27,   JANUARY 26,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 30,
                                     1994          1995          1996          1997          1998          1997          1998
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS DATA:
  Net sales.....................   $322,938      $518,755      $615,674      $760,963      $971,488      $749,035      $832,501
  Gross margin..................     93,940       139,282       165,809       211,580       273,352       211,482       234,588
  Net earnings (loss)...........     10,759        (6,284)       11,335        21,737        29,916        26,427        32,321
  Basic earnings (loss) per
    share.......................   $   0.51      $  (0.28)     $   0.50      $   0.87      $   1.03      $   0.91      $   1.11
  Diluted earnings (loss) per
    share.......................   $   0.51      $  (0.28)     $   0.50      $   0.84      $   0.98      $   0.85      $   1.02
SELECTED OPERATING DATA:
  Number of stores open at end
    of period...................         13            19            24            27            31            30            32
  Selling square footage at end
    of period (in thousands)....      1,520         2,248         2,861         3,348         3,930         3,756         4,095
  Same store sales increase
    (decrease)..................         12%           (2)%          (7)%          11%           11%           12%            5%
BALANCE SHEET DATA:
  Total assets..................   $211,860      $321,865      $366,567      $519,385      $601,655      $602,001      $693,518
  Long-term debt, excluding
    current portion.............      4,915       103,807       101,542       108,416       145,836       146,426       169,579
  Shareholders' equity..........   $149,309      $143,849      $155,601      $304,843      $336,537      $332,813      $369,748

                      RISK FACTORS RELATING TO THE MERGER

     In addition to the other information included in this proxy statement/prospectus, Eagle shareholders should consider carefully the matters described below in determining whether to approve the merger agreement.

     - Fixed Exchange Ratio May Result in Lower Valuation of Eagle Common Stock in the Merger. If the average price of Lowe's common stock before completion of the merger is less than $33.49, then the exchange ratio becomes fixed at .8659 and the initial value of the shares of Lowe's stock received for a share of Eagle stock in the merger will be less than $29.00. See "The Merger -- What Eagle Shareholders Will Receive."

     - Possible Challenges to Integration of Lowe's and Eagle May Adversely Impact Financial Condition of Combined Company. As retailers, Lowe's and Eagle both developed distinct store formats and brand images in their respective markets. Consequently, there will be significant challenges in integrating the operation of stores under the Eagle name with stores under the Lowe's name. These challenges include maintaining customer loyalty, consolidating private label brands, streamlining vendor and distribution channels and integrating internal operations. Such challenges, if not adequately addressed, could have an adverse impact on the financial condition of the combined company.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

     Each company makes forward-looking statements in this proxy statement/prospectus and in its public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations or the performance of Lowe's and Eagle after the merger. Also, when Eagle uses any of the words "believes," "expects," "anticipates" or similar expressions, it is making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of the companies and the combined company after the merger, including the risks described above under "Risk Factors Relating to the Merger." These risks could cause results or performance to differ materially from those expressed in the forward-looking statements. Eagle shareholders should consider these risks when they vote on the merger agreement.

                                 THE COMPANIES

LOWE'S

     Lowe's is the second largest retailer of home improvement products in the United States, with specific emphasis on do-it-yourself retail and commercial business customers. Lowe's specializes in offering products and services for home improvement, home decor, home construction, repair and remodeling. Lowe's principal customer groups are do-it-yourself retail customers, repair and remodeling contractors, and new home builders. As of February 15, 1999, Lowe's operated 484 stores in 27 states. Lowe's has more than 65,000 employees and its retail sales space totals more than 43 million square feet.

     Since 1989, Lowe's has been implementing an aggressive store expansion strategy, which has transformed Lowe's from a chain of small stores into a chain of destination home improvement warehouses. Lowe's current prototype store has a 115,000 square foot sales floor with a lawn and garden center comprising approximately 35,000 additional square feet. In fiscal 1998 Lowe's opened 76 stores, including the relocation of 31 older, smaller format stores.

     In April 1998, Lowe's announced plans for a major expansion into the western United States, with plans to build over 100 new stores in the western markets over the next three to four years. The acquisition of Eagle will enable Lowe's to accelerate its west coast expansion and give it an immediate presence in a number of key metropolitan markets in the west. It is intended that the Eagle stores will be in addition to Lowe's previously announced western market expansion plans.

     Lowe's was incorporated in North Carolina in 1952 and has been a publicly held company since 1961. Lowe's common stock is listed on the New York Stock Exchange, the Pacific Stock Exchange, and the London Stock Exchange, with shares trading under the ticker symbol "LOW." Lowe's general offices are located at Highway 268 East, North Wilkesboro, North Carolina, 28659, and its telephone number is (336) 658-4000. See "Where Eagle Shareholders Can Find More Information."

EAGLE

     Eagle is a leading operator of home improvement centers in the western United States. Since opening its first store in Spokane, Washington in November 1990, Eagle has grown to 37 stores at February 15, 1999, with over 4.8 million square feet of retail selling space. Eagle has stores in Washington, Colorado, Utah, Hawaii, Alaska, California, Idaho, Montana, Nevada and Oregon. Eagle stores average approximately 130,000 square feet of retail selling space and feature a product assortment of over 70,000 items. Since its inception, Eagle has focused on creating the best home improvement shopping experience for its customers by combining the selection and value associated with traditional warehouse-format home centers with the comfortable shopping atmosphere and service orientation of specialty retailers.

     Eagle has differentiated its stores from those of other warehouse home improvement retailers by providing a bright, clean and well-organized shopping environment and by offering "More of Everything(R)," with one of the broadest and deepest selections of brand name home improvement products available in the United States. Through its highly trained associates, Eagle Experts(TM) and Eagle Service Specialists(TM), Eagle provides exceptional customer service to its target do-it-yourself customers, as well as professional contractors.

     Eagle was incorporated in Washington in 1989 and has been a publicly held company since 1992. Eagle's common stock is listed on The Nasdaq Stock Market, with shares trading under the ticker symbol "EAGL." Eagle's principal executive offices are located at 981 Powell Avenue SW, Renton, Washington 98055, and its telephone number is (425) 227-5740. See "Where Eagle Shareholders Can Find More Information."

                              THE SPECIAL MEETING

     Eagle is furnishing this proxy statement/prospectus to Eagle shareholders as part of the solicitation of proxies by the Eagle Board of Directors for use at a special meeting of Eagle shareholders. Eagle is mailing this proxy statement/prospectus and the enclosed proxy to Eagle shareholders on or about February [ ], 1999.

THE SPECIAL MEETING

     The special meeting will be held at 9:00 a.m. local time on [insert day of week], March [ ], 1999 at The SeaTac Marriott Hotel, 3201 South 176th Street, SeaTac, Washington 98188.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     The purpose of the special meeting is to consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of November 22, 1998 among Eagle, Mariner Merger

Corporation, a subsidiary of Lowe's, and Lowe's. According to the merger agreement, the Lowe's subsidiary will merge with Eagle, becoming a subsidiary of Lowe's, and all outstanding shares of Eagle common stock, excluding any shares held by Eagle or Lowe's, in each case other than in a fiduciary capacity, and excluding shares held by shareholders who perfect their statutory dissenters' rights under Washington law, will be converted into shares of Lowe's common stock. Eagle shareholders may also be asked to consider any other business that properly comes before the special meeting. Finally, Eagle shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for the soliciting of additional votes to approve the merger agreement. Each copy of this proxy statement/prospectus mailed to Eagle shareholders is accompanied by a proxy for use at the special meeting.

RECORD DATE AND VOTING RIGHTS AND REQUIREMENTS

     Record Date. The Eagle Board of Directors has fixed February 19, 1999, as the record date for determination of Eagle shareholders entitled to receive notice of, and to vote at, the special meeting. Accordingly, only Eagle shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of
business on the record date, there were [          ] shares of Eagle common
stock entitled to vote at the special meeting, held by [     ] holders of
record.

     Voting Rights. Each share of Eagle common stock outstanding on the record date entitles its holder to one vote on the proposal to approve the merger agreement and on any other proposal that properly comes before the special meeting.

     Quorum Requirement. The presence, in person or by proxy, of shares of Eagle common stock representing a majority of the total voting power of the shares entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

     Vote Required. Under Washington law, the affirmative vote of two-thirds of the votes entitled to vote on the record date is required to approve the merger agreement.

     Abstentions and Broker Non-Votes. Eagle intends to count shares of Eagle common stock present in person at the special meeting but not voting, and shares of Eagle common stock for which it has received proxies but where holders of these shares have abstained, as present at the special meeting for purposes of determining whether a quorum is present for the transaction of business. Under applicable Nasdaq rules, brokers who hold shares of Eagle common stock in "street name" for customers who are the beneficial owners of the shares are prohibited from giving a proxy to vote shares held for these customers on the matters to be voted on at the special meeting without specific instructions from these customers. Shares of Eagle common stock represented by proxies returned by a broker holding those shares in nominee or "street name" will be counted for purposes of determining whether a quorum exists, even if the shares are broker non-votes. Abstentions from voting and broker non-votes will be counted as votes against the approval of the merger agreement. ACCORDINGLY, THE EAGLE BOARD OF DIRECTORS URGES EACH EAGLE SHAREHOLDER TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     Voting by Eagle's Directors and Executive Officers.  As of the record date,
[          ] shares of Eagle common stock, or approximately [     ] of the
shares entitled to vote at the special meeting, were owned by directors and executive officers of Eagle. It is currently expected that each director and executive officer of Eagle will vote the shares of Eagle common stock owned by him for approval of the merger agreement. Moreover, at the same time the merger agreement was signed, each of Eagle's directors entered into an agreement under which he agreed to vote the shares of Eagle common stock owned by him as to which he has exclusive voting power for approval of the merger agreement. A form of this agreement is filed as an exhibit to the registration statement, of which this proxy statement/prospectus is a part.

     Additional information about the beneficial ownership of Eagle common stock by shareholders owning more than 5% of the outstanding shares of Eagle common stock and more detailed information about the beneficial ownership of Eagle common stock by Eagle's directors and executive officers is incorporated by reference to the Eagle Annual Report on Form 10-K for the fiscal year ended January 30, 1998. See "Where Eagle Shareholders Can Find More Information."

VOTING OF PROXIES

     Eagle shareholders may use the proxy that came with this proxy statement/prospectus if they are unable to attend the special meeting in person or wish to have their shares voted by proxy even if they do attend the special meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner that they specify. IF EAGLE SHAREHOLDERS DO NOT SPECIFY HOW THEIR PROXIES ARE TO BE VOTED, THEIR PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. There are no matters other than voting on the merger agreement that are scheduled to be brought before the special meeting. If any other business is properly brought before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the merger agreement or to permit dissemination of information regarding material developments relating to the merger or otherwise relevant to the special meeting, the persons named in the proxy will vote the shares represented by proxies as determined in their discretion.

     If the special meeting is adjourned for any reason prior to the approval of the merger agreement, then the approval of the merger agreement may be considered and voted on by shareholders at any subsequently reconvened meeting.

REVOCATION OF PROXIES

     An Eagle shareholder may revoke his or her proxy at any time before it is exercised either by submitting to the Vice President-Controller of Eagle, before or at the special meeting, a written notice of revocation or a properly executed proxy of a later date or by attending the special meeting and voting in person. However, attendance by an Eagle shareholder at the special meeting will not in and of itself constitute a revocation of his or her proxy. Eagle shareholders should address any written notice of revocation and other communications about the revocation of Eagle proxies to Eagle Hardware & Garden, Inc., 981 Powell Avenue SW, Renton, WA 98055, Attention: Steve Stenberg, Vice President-Controller.

SOLICITATION OF PROXIES

     This solicitation of proxies is made on behalf of the Eagle Board of Directors. Eagle will pay all of the costs of soliciting the proxies, other than the costs of filing the registration statement, of which this proxy statement/prospectus is a part, with the Securities and Exchange Commission and the costs of printing and mailing the proxy statement/prospectus, which filing fees and printing costs will be shared equally between Lowe's and Eagle. Proxies may be solicited by officers, directors and employees of Eagle, none of whom will receive any additional compensation for their services, but who may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, Eagle has engaged the outside proxy solicitation firm of D. F. King & Co., Inc. to solicit proxies and will pay D. F. King an estimated fee of approximately $15,000, including expenses, for those services. Solicitations of proxies may be made personally, or by mail, telephone, facsimile or messenger. Moreover, Eagle may pay persons holding shares of Eagle common stock in their names or in the names of nominees, but not owning the shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.

                                   THE MERGER

     The following information relating to the merger is not intended to be a complete description of all the information relating to the merger but is believed to include all material terms of the merger. This description is qualified in its entirety by reference to more detailed information contained elsewhere in this proxy statement/prospectus, including the Annexes. A copy of the merger agreement is set forth in Annex A and is incorporated by this reference into this proxy statement/prospectus. Eagle shareholders are urged to read the merger agreement carefully for a complete description of the terms of the merger.

GENERAL

     Subject to the satisfaction or waiver of certain conditions described in the merger agreement and discussed more fully in "-- Conditions to the Completion of the Merger," the merger will become effective upon the filing of articles of merger with the Office of the Secretary of State of Washington, in accordance with the relevant provisions of Washington law. Immediately following completion of the merger:

     - Eagle will become a subsidiary of Lowe's

     - the articles of incorporation of Eagle, as in effect immediately before the merger, will be the Eagle articles of incorporation

     - the bylaws of Eagle, as in effect immediately before the merger, will be the Eagle bylaws

     - the directors of the Lowe's subsidiary immediately before the merger will be the directors of Eagle

     - the officers of Eagle immediately before the merger will be the officers of Eagle

     - David J. Heerensperger will resign as Chairman of the Board

WHAT EAGLE SHAREHOLDERS WILL RECEIVE

     Conversion of Stock; Exchange Ratio. Each outstanding share of Eagle common stock, excluding shares held by shareholders exercising dissenters' rights, will be converted into that whole number of shares of Lowe's common stock determined by dividing $29.00 by the average of the closing price of Lowe's common stock on the New York Stock Exchange in the ten-day trading period ending on the fifth trading day prior to the day of the effective time, rounded to the nearest 1/10,000th. However, if the average closing price is greater than $45.31, then the exchange ratio will be fixed at .6400, and if the average closing price is less than $33.49, then the exchange ratio will be fixed at
 .8659. Therefore, if the average closing price is less than $33.49, then each share of Eagle common stock will be valued in the merger at less than $29.00, and if the average closing price is more than $45.31, then each share of Eagle common stock will be valued in the merger at more than $29.00. The exchange ratio was arrived at through arms-length negotiations between Lowe's and Eagle. The actual number of shares of Lowe's common stock Eagle shareholders will receive will not be determined until after Eagle shareholders vote on the merger. See "-- Background of the Merger."

     Fractional Shares. Each Eagle shareholder who would otherwise be entitled to receive a fraction of a share of Lowe's common stock will instead receive cash, without interest, in an amount equal to the fractional part of a share of Lowe's common stock multiplied by the market value of one share of Lowe's common stock. In making this calculation, the market value of a share of Lowe's common stock will be its closing price on the New York Stock Exchange on the last trading day before the date of the effective time. No Eagle shareholder will be entitled to dividends, voting rights or any other rights as a shareholder for any fractional shares.

EAGLE'S "WALK-AWAY" RIGHT

     Eagle has the option not to complete the merger if the ten-day average closing price of Lowe's common stock shortly before completion of the merger is less than $27.58, which is 30% lower than the five-day average closing price of Lowe's common stock immediately before execution of the merger agreement.

     Eagle cannot at this point determine whether it would resolicit the proxies in the event that the average closing price of Lowe's common stock shortly before completion of the merger is less than $27.58 and Eagle chooses to complete the merger nonetheless. This decision would depend upon the facts and circumstances leading to Eagle's decision to complete the merger, and whether Eagle believes there has been a material change in the terms of the merger and its effect on Eagle's shareholders. In making its determination, Eagle would consider, among other factors, the reasons for the decreased price, the effect of such price on the terms of the merger, whether the resulting exchange ratio was fair to the shareholders from a financial point of view, the availability of alternative transactions and the prospects of Eagle as an independent entity.

BACKGROUND OF THE MERGER

     Over the last several years, the retail home improvement industry has become increasingly competitive. A number of factors underlie this trend, including the national expansion of large-store warehouse format retailers such as The Home Depot, Inc. Large chains enjoy economies of scale from improved vendor purchasing power, more efficient marketing programs and improved access to capital markets. Recognizing this trend, the Eagle Board of Directors has throughout the past few years periodically considered various strategic alternatives, including potential business combinations, as well as various strategies for maximizing its performance as an independent company, with a view towards remaining competitive with larger home improvement chains.

     In early 1997, members of Eagle senior management and the Eagle Board of Directors began to discuss internally the possibility of seeking a suitable candidate for a business combination in order to enhance Eagle's competitive position. In June 1997, in response to an expression of interest by representatives of Eagle in discussing a possible business combination with Lowe's, members of Lowe's management suggested that representatives of Eagle meet with representatives of Lowe's. Members of management from Lowe's and Eagle met later in June 1997 in Seattle, Washington. These discussions were general in nature and included visits to various Eagle stores in the Seattle area and to Eagle's distribution center. These discussions did not progress beyond the preliminary stage.

     In late April 1998, a representative of NationsBanc contacted Lowe's on an informal basis to inquire as to whether Lowe's would be interested in pursuing a possible business combination with Eagle. In August 1998, at the request of Lowe's management, Merrill Lynch & Co., Lowe's financial advisor, advised Lowe's management as to the potential financial impact of a business combination between Eagle and Lowe's, assuming various exchange ratios. Later in August 1998, representatives of Lowe's contacted Eagle and indicated that Lowe's was interested in meeting again to discuss the possibility of a business combination. On August 26, 1998, the Eagle Board of Directors met at a regularly scheduled meeting. At this meeting, members of Eagle management updated the Eagle Board of Directors on Lowe's interest and the Eagle Board of Directors authorized Eagle's officers to enter into discussions with Lowe's and to engage NationsBanc to assist Eagle in these discussions. Representatives of the two companies met in Seattle on September 11 and 12, 1998. Although these talks were preliminary and general in nature, a Lowe's representative indicated that Lowe's had an interest in pursuing discussions regarding a business combination with Eagle, subject to authorization from the Lowe's Board of Directors to proceed. The Eagle Board of Directors was not, and is not, aware of any other company with an interest in completing a business combination with Eagle that is comparable to the interest expressed by Lowe's at this meeting. Nevertheless, the Eagle Board of Directors remained interested in and open to any alternative proposals from other companies.

     On September 17, 1998, at a regularly scheduled meeting of Lowe's Board of Directors, the Lowe's Board of Directors was apprised of the status of the discussions with Eagle and the results of Merrill Lynch's preliminary analysis of a combination of Lowe's and Eagle. The Lowe's Board of Directors authorized Lowe's management to continue the discussions with the Eagle representatives. On October 13, 1998, representatives of the two companies met in Denver, Colorado. This meeting included representatives from Merrill Lynch and NationsBanc. The parties exchanged certain financial information and entered into detailed discussions regarding a business combination. After the Denver meeting, representatives of Lowe's, Eagle, Merrill Lynch and NationsBanc engaged in a series of discussions regarding various terms of a potential business combination involving Lowe's and Eagle.

     On October 22, 1998, the Lowe's Board of Directors met to consider whether to proceed with a formal proposal to Eagle regarding a business combination. At this meeting, Merrill Lynch presented its valuation analysis and its analysis of the financial impact of a business combination with Eagle assuming a range of exchange ratios. The Lowe's Board of Directors authorized Lowe's management to negotiate with Eagle a purchase price per share within a specified range. Lowe's management presented an offer to Eagle of $28.00 in Lowe's common stock per share of Eagle common stock, subject to certain exchange ratio limitations, in a stock-for-stock tax-free merger that would be accounted for as a pooling of interests.

     On October 26, 1998, the Eagle Board of Directors met to consider Lowe's offer. The Lowe's proposal was discussed at length, and Eagle's officers were directed to continue negotiations with Lowe's. The Eagle Board of Directors met again the next day, October 27, with representatives of NationsBanc and Eagle's legal counsel participating. Eagle's legal counsel advised the Eagle Board of Directors members regarding their fiduciary duties. Eagle's officers and representatives of NationsBanc participated in a detailed presentation and discussion of the terms of Lowe's proposal with the members of the Eagle Board of Directors. After considerable discussion, the Eagle Board of Directors directed NationsBanc to approach Merrill Lynch to discuss increasing the per share price of the offer, as well as a "walk-away" provision in the event that the price of Lowe's common stock decreased significantly in value between the signing of a definitive merger agreement and the closing. The Eagle Board of Directors did not direct NationsBanc to make a specific counter-offer regarding the per share purchase price.

     NationsBanc then contacted Merrill Lynch to discuss various possible improvements to the Lowe's offer, and representatives from NationsBanc and Merrill Lynch engaged in a series of discussions suggesting possible compromise proposals. The most material issues that NationsBanc raised at the direction of the Eagle Board of Directors were purchase price and a "walk-away" right for Eagle in the event of a significant decline in the market price of Lowe's common stock before completion of the merger. Merrill Lynch advised Lowe's management of the status of the negotiations and of Eagle's concerns regarding the original offer. Lowe's management responded with a revised proposal including a purchase price of $29.00 in Lowe's common stock per share of Eagle common stock, subject to possible adjustment if the average price of Lowe's common stock before the merger were to increase or decrease by more than 15%, and a "walk-away" provision allowing either party to elect not to complete the merger if the price of Lowe's common stock decreased by

25% in value between the signing of a definitive merger agreement and the closing. In subsequent negotiations, the "walk-away" right was granted to Eagle only and, consequently, the trigger was set at 30% rather than 25%.

     On November 2, 1998, the Eagle Board of Directors met and considered the revised Lowe's proposal as described above. Representatives of NationsBanc were present at this meeting to assist the Eagle Board of Directors in its consideration of the revised proposal and to provide any necessary details or clarifications regarding its understanding of the proposal. The Eagle Board of Directors concluded that the revised Lowe's proposal was responsive to the earlier concerns of the Eagle Board of Directors and authorized Eagle's officers, NationsBanc and Eagle's legal counsel to commence negotiation of definitive agreements.

     From November 3 to November 21, 1998, representatives of both companies and their financial and legal advisors performed due diligence and negotiated the terms of the definitive agreements in connection with the merger. As part of the due diligence process, Eagle's legal counsel performed a due diligence review of certain legal matters at Lowe's corporate offices and the parties exchanged business, financial and other information. The Eagle Board of Directors held a brief meeting on November 16, 1998, at which management, NationsBanc and Eagle's legal counsel updated the directors on the status of the negotiations.

     The Eagle Board of Directors and the Lowe's Board of Directors each met again on November 21, 1998. At the meeting of the Eagle Board of Directors, NationsBanc and Eagle's legal advisors updated the directors on the status of the negotiations and informed them that all substantive issues had been resolved. Eagle's legal counsel reviewed in detail the terms of the merger agreement and the other definitive agreements. NationsBanc presented its financial analysis of the terms of the proposed merger and rendered its opinion to the members of the Eagle Board of Directors to the effect that, as of the date of the meeting and subject to the conditions, limitations, qualifications, assumptions and other matters contained in its opinion, the aggregate consideration to be received by Eagle shareholders in the merger was fair to Eagle shareholders from a financial point of view. The Eagle Board of Directors, by unanimous vote, determined that the merger was in the best interests of Eagle and its shareholders, and approved and adopted the terms of the merger agreement and the other definitive agreements contemplated by that agreement and authorized their execution. The merger agreement approved by the Eagle Board of Directors does not preclude Eagle from considering and approving a better business combination proposal from a third party if one were presented to Eagle following announcement of the proposed business combination with Lowe's.

     At the meeting of Lowe's Board of Directors on November 21, 1998, Merrill Lynch and Lowe's legal advisors updated the directors on the status of the negotiations and informed them that all substantive issues had been resolved. Lowe's legal counsel described in detail the terms of the merger agreement and the other definitive agreements. The Lowe's Board of Directors, by unanimous vote, determined that the merger was in the best interests of Lowe's and its shareholders, and approved and adopted the terms of the merger agreement and the other definitive agreements contemplated by that agreement and authorized their execution.

     On November 22, 1998, Eagle and Lowe's executed and delivered the merger agreement and the other definitive agreements. Also on November 22, Eagle and Lowe's publicly announced the signing of the merger agreement.

EAGLE PROJECTIONS

     In October 1998, during the course of discussions between Eagle and Lowe's prior to the execution of the merger agreement, Eagle provided Lowe's with certain financial projections. These projections included the following financial information:

                                                                FOR THE FISCAL YEAR ENDING
                                                         -----------------------------------------
                                                         JANUARY 29,    JANUARY 28,    JANUARY 26,
                                                            1999           2000           2001
                                                         -----------    -----------    -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales..................................................   $1,101,072     $1,546,033     $2,220,601
Gross margin...........................................      308,176        432,332        621,759
Net income.............................................       34,435         47,551         76,986
Diluted earnings per share.............................         1.11           1.48           2.30

     The projections were not prepared for public disclosure or compliance with guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections. These projections were internal operating projections prepared for capital budgeting and other management decisions, are subjective in many respects, and are thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Because these projections are subject to significant economic and competitive uncertainties and contingencies beyond Eagle's control, there can be no assurance that these projections would have been realized and actual results may have been either higher or lower than those projected. Neither Eagle's auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to these projections. In addition, they have not expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Except to the extent required under the federal securities laws, Eagle disclaims any duty to update these projections.

EAGLE'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger, the Eagle Board of Directors consulted with Eagle senior management about strategic and operational matters. Eagle also sought the advice of its legal counsel regarding the legal duties of the Eagle Board of Directors, regulatory matters, tax matters and the terms of the merger agreement, the other definitive agreements contemplated by that agreement and other relevant matters. The Eagle Board of Directors also consulted with NationsBanc with respect to the financial aspects and fairness from a financial point of view, as of November 21, 1998, of the aggregate consideration to be received by Eagle shareholders under the merger agreement and with Eagle's independent auditors regarding the appropriate accounting treatment of the merger. Some of the more important factors taken into account by the Eagle Board of Directors in approving the merger are described below:

     - Strategic Combination. The Eagle Board of Directors considered that the merger would provide Eagle with the opportunity to enhance its competitive position by combining with the nation's second largest retailer of building materials and related products for do-it-yourself home improvement, home decor, home construction, repair and remodeling. In this regard, the Eagle Board of Directors considered that the merger would afford Eagle shareholders the chance, as equity holders of Lowe's, to participate in the growth of a larger and more geographically diverse retailer having greater financial resources, competitive strengths and business opportunities than would be possible for Eagle as an independent company. In this context, the Eagle Board of Directors also considered Eagle's prospects as an independent company. While the Eagle Board of Directors believed such prospects were favorable, it determined that the proposed strategic combination with Lowe's was a better alternative.

     - Complementary Nature of Businesses. The Eagle Board of Directors considered the complementary nature of Eagle's business and management teams with that of Lowe's and the creation of significant opportunities for development of the companies on a combined basis without the need for substantial restructuring or redirection. The Eagle Board of Directors believes that the two companies share many similarities in their approach to providing strong customer service and a broad array of product and service offerings in their stores.

     - Consideration to be Received by Eagle Shareholders. The Eagle Board of Directors considered the amount and form of the consideration to be received by Eagle shareholders in the merger and reviewed information on the historical trading ranges of Lowe's common stock and Eagle common stock. The Eagle Board of Directors also considered the financial performance and condition, business and prospects of each of the companies, including their respective earnings history and performance, as well as the results of Eagle's due diligence review of Lowe's. The Eagle Board of Directors also took into account the financial analyses and pro forma and other information about the merger presented to it by NationsBanc. The Eagle Board of Directors also considered that if the average closing price of Lowe's common stock shortly before the merger is less than $33.49, then each share of Eagle common stock will be valued at less than $29.00 and if the average closing price is more than $45.31, then each share of Eagle common stock will be valued at more than $29.00. The Eagle Board of Directors also considered that it could terminate the merger agreement and not complete the merger if the average closing price is less than $27.58.

     - Premium Price Offered. The Eagle Board of Directors considered the fact that the $29.00 base consideration value offered by Lowe's for each share of Eagle common stock represented a substantial premium over historical trading prices of Eagle common stock and the closing price of $27.50 per share of Eagle common stock on November 20, 1998, the business day before the Eagle Board of Directors approved the proposed merger. Additionally, the $29.00 base consideration per share represented a multiple of more than 25 times consensus earnings per share estimates for Eagle for 1998, which the Eagle Board of Directors believed to be a favorable multiple given the risks and growth prospects for Eagle as an independent entity.

     - Advice of Financial Advisor and Fairness Opinion. The Eagle Board of Directors considered the financial advice of NationsBanc and that firm's opinion that, as of November 21, 1998, the aggregate consideration to be received by Eagle shareholders under the merger agreement was fair to such shareholders from a financial point of view. A copy of that opinion, which sets forth certain important qualifications, assumptions made, matters considered, areas of reliance on others and limitations, is attached hereto as Annex C, and a summary description is included in "-- Opinion of Eagle's Financial Advisor." As further discussed below in the summary description of NationsBanc's financial opinion, the Eagle Board of Directors was informed that one of the six financial analyses conducted by NationsBanc indicated that Eagle's contribution to the combined operations of Lowe's in certain respects may be greater on a percentage basis than the aggregate ownership interest that Eagle's current shareholders would receive in Lowe's pursuant to the merger. In determining whether to approve and recommend the proposed merger, the Eagle Board of Directors concluded that the five other analyses and factors supporting the desirability and fairness of the proposed merger with Lowe's were more material and persuasive.

     - Regulatory Approvals; Likelihood of Completion. The Eagle Board of Directors took into account the likelihood that the merger would be completed, including the likelihood of obtaining the regulatory approvals required pursuant to, and the other conditions to completion of, the merger, the experience, reputation and financial condition of Lowe's and the risks to Eagle if the merger is not completed.

     - Tax-Free Treatment. The Eagle Board of Directors considered the expectation that the merger will be a tax-free transaction to Eagle and its shareholders for federal income tax purposes, except for cash received for fractional shares.

     - Accounting Treatment. The Eagle Board of Directors considered the expectation that the merger will be accounted for as a pooling of interests under generally accepted accounting principles.

     - Dissenters' Rights. The Eagle Board of Directors took into account that Eagle shareholders have the right to exercise dissenters' rights under Washington law.

     - Competing Offers. The Eagle Board of Directors considered that, under the merger agreement, Eagle shareholders may accept a higher or better offer if one is presented, and the Eagle Board of Directors may withdraw its recommendation of the proposed merger with Lowe's and recommend a better offer if one is received. However, the Eagle Board of Directors also took into account that under the merger agreement Eagle is prohibited from soliciting, as opposed to responding to, other competing offers for Eagle and that under certain circumstances Eagle may be required to pay Lowe's a termination fee of $35 million if an alternative offer is completed.

     - More Effective Competitor. The Eagle Board of Directors considered that the merger would likely make the combined company a more effective competitor through more effective advertising strategies, greater access to capital resources, improved distribution efficiencies, increased number of private label brands available to customers and a more refined site-selection process.

     The foregoing discussion of the information and factors considered by the Eagle Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Eagle Board of Directors. In reaching its determination to approve the merger agreement and the transactions contemplated by that agreement, the Eagle Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE EAGLE BOARD OF DIRECTORS

     THE EAGLE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT. THE EAGLE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF EAGLE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT EAGLE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. In making that determination, the Eagle Board of Directors took into account, among other things, the opinion dated November 21, 1998 of NationsBanc Montgomery Securities LLC, financial advisor to Eagle, that was addressed to the members of the Eagle Board of Directors. A copy of that opinion, which sets forth certain important qualifications, assumptions made, matters considered, areas of reliance on others and limitations, is attached to this proxy statement/prospectus as Annex C, and a summary description is included in the "-- Opinion of Eagle's Financial Advisor" section. In approving the merger agreement and recommending shareholder approval, the Eagle Board of Directors also took into account the potential conflict of interest of Mr. Takata resulting from his new employment agreement described below. See "-- Interests of Management and Directors in the Merger."

LOWE'S REASONS FOR THE MERGER

     The Lowe's Board of Directors announced in April 1998 its plan to pursue an aggressive West Coast expansion strategy. It was and continues to be Lowe's intention to implement this strategy by acquiring well-located sites in certain desirable West Coast metropolitan markets and build new Lowe's stores at those sites. After engaging in extensive real estate due diligence, some of which resulted in executed purchase contracts for new store sites, Lowe's management determined that a strategic business combination with a strong regional home improvement retailer such as Eagle would complement its West Coast expansion plans if the transaction could be effected at a reasonable price.

     Lowe's recognized Eagle as a high quality operator of warehouse-format retail home improvement stores in the West Coast region. Eagle's customer-oriented business philosophy, strong management, desirable locations and prominent position in several West Coast metropolitan markets led the Lowe's Board of Directors and Lowe's management to conclude that a business combination with Eagle would contribute significantly to Lowe's West Coast expansion strategy.

OPINION OF EAGLE'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated November 2, 1998, the Eagle Board of Directors retained NationsBanc to advise Eagle regarding the financial aspects of various potential merger or sale opportunities and to render an opinion as investment bankers to the Eagle Board of Directors as to whether the aggregate consideration to be received by Eagle shareholders pursuant to any such merger or acquisition proposal considered by the Eagle Board of Directors is fair to Eagle shareholders from a financial point of view. Eagle selected NationsBanc on the basis of NationsBanc's experience and expertise in transactions similar to the merger and its reputation in the retail and investment communities. NationsBanc is a nationally recognized investment banking and financial advisory firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with the consideration by the Eagle Board of Directors of the merits of the merger, NationsBanc was asked to perform various financial analyses and deliver to the Eagle Board of Directors its opinion based on such analyses, which opinion is more fully described below. At the November 21, 1998 meeting of the Eagle Board of Directors, NationsBanc delivered an oral opinion described below to the Eagle Board of Directors, which was subsequently confirmed in writing as of such date. THE OPINION OF NATIONSBANC WAS DIRECTED SOLELY TO THE EAGLE BOARD OF DIRECTORS FOR ITS CONSIDERATION IN CONNECTION WITH THE MERGER, AND IS NOT A RECOMMENDATION TO ANY EAGLE SHAREHOLDER AS TO WHETHER THE MERGER IS IN SUCH SHAREHOLDER'S BEST INTERESTS OR AS TO WHETHER EAGLE SHAREHOLDERS SHOULD VOTE FOR OR AGAINST THE MERGER. ADDITIONALLY, THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY EAGLE SHAREHOLDERS PURSUANT TO THE MERGER AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE EAGLE BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. THE FULL TEXT OF SUCH OPINION IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C, AND SETS FORTH CERTAIN IMPORTANT QUALIFICATIONS, ASSUMPTIONS MADE, MATTERS CONSIDERED, AREAS OF RELIANCE ON OTHERS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION.

     The summary description of NationsBanc's opinion set forth below is qualified in its entirety by the full text of the opinion attached to this proxy statement/prospectus as Annex C.

     In connection with its opinion, NationsBanc among other things:

     - reviewed certain publicly available financial and other data with respect to Eagle and Lowe's, including the consolidated financial statements of Eagle and Lowe's for recent years and interim periods to October 30, 1998, and reviewed certain other relevant financial and operating data relating to Eagle and Lowe's made available to it from published sources and from the internal records of Eagle and Lowe's

     - reviewed the financial terms and conditions of the most recent draft of the merger agreement

     - reviewed certain publicly available information concerning the trading of, and the trading market for, Eagle common stock and Lowe's common stock

     - compared Eagle and Lowe's from a financial point of view with certain other companies in the retail industry which NationsBanc deemed to be relevant

     - considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the retail industry which NationsBanc deemed to be comparable, in whole or in part, to the merger

     - reviewed and discussed with representatives of the management of Eagle and Lowe's certain information of a business and financial nature regarding Eagle and Lowe's furnished to NationsBanc by them

     - made inquiries regarding and discussed the merger and the merger agreement and other related matters with Eagle's counsel, and

     - performed such other analyses and examinations as NationsBanc deemed appropriate

     Based upon its review of the foregoing, but subject to the limitations set forth below and in reliance upon the assumptions set forth below, NationsBanc provided the Eagle Board of Directors with its opinion as investment bankers that as of November 21, 1998, the date of its opinion, the aggregate consideration to be received by Eagle shareholders pursuant to the merger was fair to Eagle shareholders from a financial point of view. The terms of the merger and the amount of the consideration to be received by Eagle shareholders under the merger agreement were determined pursuant to negotiations between Eagle and Lowe's and not pursuant to recommendations of NationsBanc. No limitations were imposed by Eagle on NationsBanc with respect to the investigations made or procedures followed in rendering its opinion.

     In connection with its review, NationsBanc did not assume any obligation to independently verify the information reviewed by NationsBanc, and NationsBanc relied on the information being accurate and complete in all material respects. With the consent of the Eagle Board of Directors, NationsBanc assumed for purposes of its opinion that:

     - the financial forecasts provided by Eagle management reflected the best currently available estimates by Eagle management as to the future financial performance of Eagle

     - the projections provided a reasonable basis upon which NationsBanc could form its opinion

     - there were no material changes in Eagle's or Lowe's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc, and

     - the merger would be completed in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations

The Eagle Board of Directors informed NationsBanc, and NationsBanc assumed without verification and with the consent of the Eagle Board of Directors, that:

     - the merger would be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, and

     - the merger would be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code

NationsBanc did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of Eagle or Lowe's, nor was NationsBanc furnished with any appraisals. Finally, NationsBanc's opinion was based on the economic, monetary and market and other conditions as in effect on, and the information made available to it as of, November 21, 1998, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, NationsBanc did not assume any obligation to update, revise or reaffirm its opinion.

     NationsBanc further assumed with the consent of the Eagle Board of Directors that the merger would be completed in accordance with the terms described in the merger agreement, without any amendments and without waiver by Eagle of any of the conditions to its obligations under the merger agreement. The full text of the merger agreement is attached as Annex A and the terms described in the merger agreement and the conditions to Eagle's obligations under the merger agreement should be reviewed and understood by Eagle shareholders in connection with their consideration of the merger.

     Finally, NationsBanc did not and could not express any opinion regarding the price at which Lowe's common stock may trade at any future time. The aggregate consideration to be received by Eagle shareholders pursuant to the merger is based upon an exchange ratio which becomes fixed if the ten-day average closing price of Lowe's common stock shortly before completion of the merger has risen more than 15% above, or fallen more than 15% below, $39.40, the five-day average closing price of Lowe's common stock immediately prior to the execution of the merger agreement. Accordingly, if the price fluctuation in the average closing price exceeds 15%, and the exchange ratio limitations described above become operative, the market value of the aggregate consideration received by shareholders could vary significantly from what such shareholders would have received when the opinion of NationsBanc was presented to the Eagle Board of Directors.

     Set forth below is a brief summary of the report presented by NationsBanc to the Eagle Board of Directors on November 21, 1998 in connection with its opinion described above.

     Comparable Merger and Acquisition Transaction Analysis. NationsBanc reviewed the consideration paid in 59 merger and acquisition transactions in the retail industry that have been announced since January 1995. A total of 45 of these transactions were announced since January 1996, and NationsBanc considered this pool of more recent transactions to be sufficient in size and a more reliable measure of current values. NationsBanc identified 11 of these transactions announced since 1996 as "high growth retail transactions." NationsBanc believes that the acquired companies in these 11 transactions, because they were potentially more comparable to a business combination transaction involving Eagle, are viewed more similarly by securities analysts and market participants, given Eagle's similar historic and projected growth rate. The 11 high growth retail transactions considered, with the acquiring company underlined, were:

     - Saks Holding Inc./Proffitt's Inc.
     - Viking Office Products Inc./Office Depot, Inc.
     - Quill Corporation/Staples Inc.
     - MacFrugal's Bargains/Consolidated Stores Corp.
     - Carson Pirie Scott & Co./Proffitt's Inc.
     - J Crew Group/Texas Pacific Group
     - Amrion Inc./Whole Foods Market Inc.
     - Maintenance Warehouse/Home Depot
     - Eastbay/Woolworth
     - Office Depot/Staples
     - Orchard Supply Hardware/Sears, Roebuck & Co.

     The following table presents the consideration paid in (1) all merger and acquisition retail transactions announced since January 1996, including the high growth retail transactions, and (2) the 11 high growth retail transactions announced since January 1996, in each case expressed as a multiple of aggregate value to the target companies' last twelve months' revenues (LTM Revenues), last twelve months' earnings before interest, taxes, depreciation and amortization (LTM EBITDA), and last twelve months' earnings before interest and taxes (LTM
EBIT).

                                                 LTM REVENUES    LTM EBITDA  LTM EBIT
                                                 ------------    ----------  --------
All retail transactions since January 1996.....      0.8x          10.4x      15.0x
11 high growth transactions since January
  1996.........................................      1.3x          12.5x      16.5x

     NationsBanc then applied the foregoing multiples to Eagle's LTM Revenues, LTM EBITDA and LTM EBIT, and subtracted $57 million from the results to adjust for Eagle's net debt to determine the resulting equity value of Eagle. For purposes of the foregoing, net debt was assumed to be the same as the net debt reflected in Eagle's October 30, 1998 balance sheet, calculated as long-term debt, including the current portion of long-term debt, minus cash and assuming the conversion of all convertible debt at $18 per share. The range of values produced from these calculations indicated an implied equity value of Eagle of between approximately $21.60 and $38.74 per share, assuming a total of 34.32 million fully-diluted shares of Eagle common stock to be outstanding after giving effect to the conversion of the above-mentioned convertible debt. This range of values was then weighted and narrowed by NationsBanc to reflect its assessment of the appropriate reasonable range for the implied equity value of Eagle, which was between $24.00 and $29.00 per share based on this analysis.

     Comparable Public Company Analysis. Using public and other available information, NationsBanc calculated a range of implied values for Eagle common stock based on a comparison of the LTM Revenues, LTM EBITDA, LTM EBIT, estimated 1998 earnings per share ("1998 EPS") and estimated 1999 earnings per share ("1999 EPS") of twelve publicly traded large-format retail companies and five publicly traded comparable building materials retail companies. The building materials companies used in this analysis were:

     - Building Materials Holding Corporation

     - HomeBase, Inc.

     - The Home Depot, Inc.

     - Lowe's

     - White Cap Industries, Inc.

     The large-format retail companies used in this analysis, which were not weighted as heavily by NationsBanc, were:

     - Barnes & Noble, Inc.

     - Bed, Bath & Beyond Inc.

     - Best Buy Co., Inc.

     - Borders Group, Inc.

     - Circuit City Stores, Inc.

     - CSK Auto Corporation

     - Guitar Center, Inc.

     - Just For Feet, Inc.

     - Linens 'N Things, Inc.

     - Office Depot

     - Staples, Inc.

     - Toys "R" Us, Inc.

     The November 19, 1998 stock prices of the building materials companies reflected the following average multiples of:

     - equity value plus net debt: 1.0x LTM Revenues, 11.9x LTM EBITDA, and 15.3x LTM EBIT; and

     - equity value: 23.0x estimated 1998 EPS, and 18.9x estimated 1999 EPS

     The November 19, 1998 stock prices of all the building materials companies and the large-format retail companies identified by NationsBanc, when considered together, reflected the following average multiples of:

     - equity value plus net debt: 1.1x LTM Revenues, 13.4x LTM EBITDA, and 17.3x LTM EBIT; and

     - equity value: 27.1x estimated 1998 EPS, and 20.9x estimated 1999 EPS

     NationsBanc applied the average multiples for the building materials companies to the applicable results and forecasts for Eagle, and, where applicable, made adjustments by subtracting $57 million, Eagle's net debt as of October 30, 1998, to determine the implied equity value of Eagle. The range of values produced from these calculations for the implied equity value of Eagle based on the comparable multiples for the building materials companies was between $25.83 and $29.62 per share of Eagle common stock. NationsBanc then weighted the results, including the results obtained if the broader class of building materials companies and warehouse-format retail companies were considered together, to reflect its assessment of the appropriate reasonable range for the implied equity value of Eagle, which was between $26.00 and $30.00 per share based on this analysis.

     Premiums Paid Analysis. NationsBanc also reviewed the consideration paid in the 272 U.S. merger and acquisition transactions announced since January 1996 involving consideration of between $500 million and $1 billion. NationsBanc reviewed these transactions because of the comparable sizes of the consideration to that in the proposed merger between Eagle and Lowe's. Of those 272 transactions, NationsBanc considered the pool of 191 transactions announced since January 1997 to be sufficient in size and a more reliable measure of current values. NationsBanc calculated and weighted the premiums paid in these transactions announced since January 1997, over the applicable stock prices of the target companies one day, one week and 30 days prior to the announcement of the proposed transaction, and then calculated the average of those premiums, which were 24.2%, 28.5% and 32.0%, respectively. NationsBanc also calculated the premiums paid in 82 stock-for-stock transactions announced since January 1997 over the applicable stock prices of the target companies one day, one week and 30 days prior to the announcement of the proposed merger, and then calculated the average of those premiums, which were 17.3%, 21.0% and 25.5%, respectively. NationsBanc then applied the average premiums so derived to Eagle's closing stock price on the corresponding trading days prior to the announcement of the merger, which were $26.25, $23.50 and $22.31, respectively, and applied a heavier weighting to the data from the stock-for-stock transactions when calculating its assessment of the appropriate reasonable range for the implied equity value of Eagle based on this analysis. Based on this analysis, the application of these average premiums, as so weighted by NationsBanc, to the closing stock price of Eagle common stock on the trading day prior to the announcement of the merger indicated an implied equity valuation range for Eagle of $960.9 million to $1,063.8 million, or approximately $28.00 to $31.00 per share.

     No company or transaction used in the comparable company analysis, the comparable transactions analysis or the premiums paid analysis as a comparison is identical to Eagle or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Eagle and the merger are being compared.

     Discounted Cash Flow Analysis. NationsBanc conducted a discounted cash flow analysis based on financial forecasts for 1999 through 2003 provided by Eagle's management. In conducting this discounted cash flow analysis, NationsBanc first calculated the estimated future streams of free cash flows that Eagle would produce through 2003 and then applied a range of exit multiples from 7.0x to 9.0x to Eagle's estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") in 2003 to calculate the terminal value of future streams of cash flow after 2003. These cash flow streams and terminal values were discounted to present values using discount rates ranging from 14.0% to 16.0%, chosen to reflect assumptions regarding Eagle's cost of capital. The range of values produced these calculations was approximately $772.6 million to $1,233.3 million, which corresponds to a range of implied equity values of approximately $22.51 to $35.94 per share of Eagle common stock. This range of values was then weighted and narrowed by NationsBanc to reflect its assessment of the appropriate reasonable range for the implied equity value of Eagle, which was between $25.00 and $32.00 per share based on this analysis.

     Pro Forma Merger Analysis. Eagle shareholders will receive Lowe's common stock in the merger. NationsBanc reviewed and analyzed the pro forma financial impact of the merger on Lowe's projected earnings per share for Lowe's 1999 and 2000 fiscal years, assuming no adjustment to an assumed exchange ratio of 0.74 shares of Lowe's common stock for each share of Eagle common stock. Assuming the accuracy of the financial forecasts used for Eagle and Lowe's, and without giving effect to any operating synergies that might be realized following the merger, this analysis indicated that the merger should be modestly accretive without synergies to Lowe's projected 1999 and 2000 earnings per share.

     Pro Forma Contribution Analysis. Again assuming no adjustment to an assumed exchange ratio of 0.74 shares of Lowe's common stock for each share of Eagle common stock, Eagle's current shareholders will have an aggregate ownership interest in Lowe's of approximately 6.7% after the completion of the merger. On a pro forma basis, after giving effect to the merger and assuming the accuracy of the 1998 financial forecasts used for Eagle and Lowe's, Eagle would contribute the following to the combined operations of Lowe's: 7.1% of the LTM EBITDA, 6.9% of 1998 estimated EBITDA, 8.1% of the last twelve months' net income, and 7.8% of 1998 estimated net income. On the basis of this analysis, applying the foregoing assumptions, Eagle's contribution to the combined operations of Lowe's with respect to pro forma EBITDA and net income would be greater on a percentage basis than the aggregate ownership interest that Eagle's current shareholders would receive in Lowe's pursuant to the merger.

     While the foregoing summary describes all analyses and examinations that NationsBanc deemed material to the preparation of its opinion to the Eagle Board of Directors, it is not a comprehensive description of all analyses and examinations actually conducted by NationsBanc. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NationsBanc believes that its analysis and the summary set forth above must be considered as a whole, and that selecting portions of the analyses and of the factors considered by NationsBanc, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation of NationsBanc to the Eagle Board of Directors on November 21, 1998. In addition, NationsBanc may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc's view of the actual value of Eagle or Eagle common stock. To the contrary, NationsBanc expressed no opinion on the actual value of Eagle or Eagle common stock, and its opinion, which is addressed and limited to the Eagle Board of Directors, extends only to the belief expressed by NationsBanc that the immediate value to Eagle shareholders, from a financial point of view under the merger, is within the range of values that might fairly be given to Eagle common stock as of November 21, 1998, the date of the opinion of NationsBanc.

     In performing its analyses, NationsBanc made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Eagle and Lowe's. The analyses performed by NationsBanc are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of NationsBanc's analysis of the fairness of the aggregate consideration to be received by Eagle shareholders pursuant to the merger from a financial point of view, and were provided solely to the Eagle Board of Directors in connection with the delivery of NationsBanc's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any company might actually be sold or the prices at which any securities may trade at any time in the future. NationsBanc used in its analyses various projections of future performance prepared or adopted by the managements of Eagle and Lowe's. The projections are based on numerous variables and assumptions which are inherently unpredictable and in large part are beyond the control of Eagle and its advisors. Accordingly, actual results could vary significantly from those set forth in the projections used by NationsBanc in its analyses, and none of Eagle, NationsBanc or any other person assumes any responsibility if future results are later found to be materially different from the results contained in these projections.

     As described above, the opinion of NationsBanc and the presentation to the Eagle Board of Directors summarized above were among the many factors taken into consideration by the Eagle Board of Directors in making its determination to approve, and to recommend that its shareholders approve, the merger agreement. NationsBanc, however, does not make any recommendation to Eagle shareholders or any other person or entity as to whether the merger is in a shareholder's best interests.

     In accordance with its engagement letter, the opinion of NationsBanc is addressed solely to the Eagle Board of Directors for the use of the directors in their capacity as members of the Eagle Board of Directors in connection with their review and evaluation of the merger. Neither the opinion nor NationsBanc's underlying financial analysis may be relied upon by any person other than the directors in their capacity as members of the Eagle Board of Directors without the prior written consent of NationsBanc. Accordingly, under the terms of the engagement letter and the NationsBanc opinion letter prepared pursuant to the engagement letter, no Eagle shareholder may rely or allege any reliance on NationsBanc's opinion or analysis in connection with the shareholder's consideration of the merits of the merger or otherwise. It is NationsBanc's position that its duties in connection with its fairness opinion are solely to the Eagle Board of Directors, and that it has no legal responsibility to any other persons, including Eagle shareholders, under New York state law, the governing law of the engagement letter. NationsBanc would likely assert the substance of this disclaimer as a defense to claims, if any, that might be brought against it by Eagle shareholders with respect to its fairness opinion. However, since no New York court has definitely ruled on the availability to a financial advisor of this defense to shareholder liability with respect to its fairness opinion, this issue necessarily would have to be resolved by a court of competent jurisdiction. Furthermore, there can be no assurance that a court of competent jurisdiction would apply New York state law to the resolution of this issue if it were ever to be presented. In any event, the availability or non-availability of this defense will have no effect on NationsBanc's rights and responsibilities under the federal securities laws, or the rights and responsibilities of the Eagle Board of Directors under governing state law or under the federal securities laws.

     As set forth in NationsBanc's opinion attached to this proxy statement/prospectus as Annex C, NationsBanc consented to the reproduction of its opinion letter in this proxy statement/prospectus for the limited purpose of allowing Eagle to comply with its disclosure obligations under the Exchange Act of 1934. NationsBanc has also consented to the summary description of the opinion letter that is included in this section of the proxy statement/prospectus. In furnishing its consent to the inclusion of its opinion letter and a summary in this proxy statement/prospectus, NationsBanc did not admit that it is an expert for the purposes of, and within the meaning of the term "expert" as used in, the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to this effect are included in the NationsBanc opinion.

     Pursuant to the terms of the engagement letter, NationsBanc will earn a $2.65 million fee upon the consummation of the merger. Payment of NationsBanc's consummation fee is not and was not conditioned on the outcome of the NationsBanc opinion described above or whether the opinion was deemed favorable or unfavorable by Eagle or the Eagle Board of Directors; however, Eagle will be obligated to pay this fee only if the merger or an alternative transaction within the scope of the transactions covered by the engagement letter is completed. Accordingly, the payment of substantially all of NationsBanc's total compensation under the engagement letter is dependent on the completion of the merger. The Eagle Board of Directors was aware of this fee structure and took it into account in considering NationsBanc's opinion and in approving the merger agreement and the transactions contemplated by the merger agreement. Pursuant to a separate letter agreement, Eagle has agreed to indemnify NationsBanc, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of NationsBanc's engagement.

     In the past, NationsBanc has provided financial advisory and investment banking services to Eagle and Lowe's and has received customary fees for the rendering of these services totalling $100,000 during the past two years from Eagle. In the ordinary course of its business, NationsBanc trades the equity securities of Eagle and Lowe's for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBanc has also acted as an underwriter in connection with offerings of securities of Eagle and Lowe's. Additionally, NationsBanc may participate directly or indirectly in arranging, underwriting or providing debt or equity financing or other financial services to Lowe's in connection with the merger or in connection with subsequent financing, or refinancing, or other transactions involving Lowe's, although none of these possible relationships are currently contemplated.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE MERGER

     In connection with their approval of the merger agreement and the transactions contemplated by that agreement, the Lowe's Board of Directors and the Eagle Board of Directors considered the interests of Eagle management and directors described below.

     Takata Employment Agreement. Lowe's and Eagle entered into an employment agreement with Mr. Takata on the same date as the merger agreement. Prior to that time, Mr. Takata had not been subject to an employment agreement with Eagle. This employment agreement, which would become effective only upon completion of the merger, provides that Eagle would employ Mr. Takata as President and Chief Operating Officer of Eagle for a period of two years following completion of the merger. Mr. Takata would receive a base salary of $325,000 per year during the term of the agreement and would be eligible to receive annual bonuses of up to 150% of his base salary, subject to achieving certain objectives based on the performance of Eagle and Lowe's. In addition, Lowe's would grant to Mr. Takata an option to purchase 70,000 shares of Lowe's common stock under Lowe's 1997 Incentive Plan, and Eagle would pay Mr. Takata an additional bonus of $100,000 immediately before the completion of the merger. Moreover, the employment agreement also contains a severance package for Mr. Takata if his employment is terminated without cause or he resigns with good reason before the expiration of the two-year employment term. The agreement also contains restrictive covenants that, during his employment and for two years after the termination of his employment, would prevent Mr. Takata from competing in certain respects with Lowe's and Eagle and from hiring certain key employees. In fiscal 1998, Mr. Takata earned $367,170 in base compensation and $181,445 in bonus compensation.

     Heerensperger Separation Agreement. In light of the change in ownership of Eagle that will result from the merger, Mr. Heerensperger, Chairman of the Board of Eagle, has elected to resign as Chairman upon completion of the merger. In recognition of Mr. Heerensperger's significant contributions to the growth and success of Eagle and his many years of valuable service, Eagle entered into a separation agreement, waiver and release with Mr. Heerensperger providing for certain severance benefits that would be payable upon completion of the merger. Prior to execution of the separation agreement, Mr. Heerensperger had not been subject to any employment or separation agreement with Eagle. The benefits provided by the separation agreement include:

     - payment to Mr. Heerensperger of $315,000 per year during the two years following the merger

     - for two years following the merger, reimbursement of up to $3,000 per month of expenses incurred by Mr. Heerensperger in maintaining an office for his use

     - providing administrative and secretarial support to Mr. Heerensperger for two years following the merger

     - paying the cost of his continued health care coverage under Eagle's group health care plan for up to 18 months following the merger

This agreement contains restrictive covenants that would prevent Mr. Heerensperger from competing in certain respects with Lowe's and Eagle and from hiring certain key employees of Lowe's and Eagle for two years after termination of his employment.

     Retention and Severance Arrangements. The merger agreement provides that Eagle may enter into retention and/or severance agreements with approximately 30 employees. With the exception of three employees who have severance arrangements ranging from approximately $106,000 to $147,000, these employees had not previously been subject to any retention and/or severance agreements with Eagle. Under the proposed agreements, certain of these employees would be eligible to receive a retention payment equal to between six months' and one year's base pay. Depending on the terms of the individual retention agreement, the proposed payments will be in a range of approximately $44,000 to $175,000 based on the employees' respective current salaries. In addition, all these employees whose employment is terminated without cause, as defined in the individual contract, will receive salary continuation for between six months and one year after their date of termination. Depending on the terms of the individual severance agreement, the proposed payments will be in a range of approximately $44,000 to $175,000 based on the employees' respective current salaries. No retention payment or severance benefits would be paid to an employee whose employment is terminated as a result of a failure by the employee to perform adequately his or her essential job functions.

     Indemnification, Exculpation and Insurance. The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions of current or former officers and directors of Eagle occurring before the effective time, as provided in Eagle articles of incorporation or bylaws, will survive the merger and continue in accordance with their terms. In addition, anyone who becomes a director or officer of Eagle after completion of the merger will be entitled to the same indemnity rights and protections as are currently afforded to other directors and officers of Eagle.

     Lowe's also agreed in the merger agreement that, for six years after the effective time, it will maintain Eagle's current directors' and officers' liability insurance, or a policy providing comparable coverage, covering acts or omissions occurring before the effective time with respect to those persons who are currently covered by Eagle's directors' and officers' liability insurance policy; provided, that in no event will Eagle or Lowe's be required to pay aggregate premiums for this insurance in excess of 200% of the aggregate premiums paid by Eagle in 1998 on an annualized basis for such purpose.

     Stock-Based Rights. At the effective time of the merger, each outstanding and unexercised option to purchase shares of Eagle common stock granted under Eagle's stock option plans, including those held by Eagle's executive officers and directors, will be converted into an option to purchase Lowe's common stock, with the number of shares and exercise price adjusted for the exchange ratio. Completion of the merger will result in a "change in control" under the Eagle stock option plans and, as a result, Eagle options granted prior to the date of the merger agreement will be immediately vested at the effective time and exercisable for the remainder of their full 10-year term. The number of unvested Eagle options held by Mr. Takata that will become vested and fully exercisable as a result of the merger is 33,333. The number of Eagle options held by Eagle directors and executive officers as a group that will become vested and fully exercisable as a result of the merger is 119,333. See "-- Effect on Awards Outstanding Under Eagle Stock Plans."

     Other than as set forth above, no Eagle director has entered into a revised agreement or will receive benefits from the merger based upon his current arrangements. Except for the benefits given to Mr. Takata and Mr. Heerensperger, as described above, all directors will receive identical payments and benefits for their continued service to the Eagle Board of Directors pending completion of the merger.

EFFECTIVE TIME

     The closing of the merger will take place at 9:00 a.m. Pacific Standard Time on the first business day following the date on which certain conditions set forth in the merger agreement are satisfied or waived, or at such other time as Lowe's and Eagle may mutually agree. The closing will be held at any location agreed on by Lowe's and Eagle. On the date of the closing, Lowe's and Eagle will file the articles of merger in accordance with Washington law and will make all other filings or recordings required under Washington law. The merger will become effective at the effective time when the articles of merger become effective with the Office of the Secretary of State of the State of Washington, or when mutually agreed upon by Lowe's and Eagle.

     At the effective time, Eagle shareholders will cease to be Eagle shareholders, and will have no rights as Eagle shareholders, other than the right to receive shares of Lowe's common stock and cash instead of fractional shares to which they may be entitled. After the effective time, there will be no transfers on the stock transfer books of Eagle or of shares of Eagle common stock.

EXCHANGE OF EAGLE COMMON STOCK FOR LOWE'S COMMON STOCK

     At or before the effective time, Lowe's will deposit with Wachovia Shareholder Services, the exchange agent, certificates representing the shares of Lowe's common stock and an estimated amount of cash to be paid instead of fractional shares, based on the exchange ratio.

     As soon as practicable after the effective time, Lowe's will send to each person who was an Eagle shareholder on the record date transmittal materials for use in exchanging their Eagle stock certificates for the consideration due to the Eagle shareholder. After the effective time, an Eagle shareholder's shares of Eagle common stock will become the right to receive Lowe's stock certificates representing the shares of Lowe's common stock into which the Eagle shareholder's shares of Eagle common stock are converted and a check for any fractional share interests and any dividends, as described below, the Eagle shareholder will be entitled to receive. The Lowe's stock certificates and any checks will be delivered to the Eagle shareholder upon receipt by the exchange agent of Eagle stock certificates, or indemnity reasonably satisfactory to Lowe's and the exchange agent, if any of the

Eagle stock certificates are lost, stolen or destroyed, owned by the Eagle shareholder. No interest will be paid on any cash to be paid instead of fractional shares.

     EAGLE SHAREHOLDERS SHOULD NOT SEND IN THEIR EAGLE STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     Neither the exchange agent nor any party to the merger agreement will be liable to any Eagle shareholder, or, if after the effective time, any former Eagle shareholder, for any shares or cash delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Until outstanding Eagle stock certificates are surrendered, no dividend payable to Lowe's shareholders for any period after the effective time will be paid to holders of the outstanding Eagle stock certificates. When Eagle shareholders surrender their Eagle stock certificates, the Eagle stock certificates will be canceled and exchanged for Lowe's stock certificates and cash representing fractional shares, as described above. In addition, when the Lowe's stock certificates are issued to Eagle shareholders, any dividend declared by Lowe's with a record date on or after the effective time, and a payment date prior to the date the Eagle stock certificates are surrendered, will be paid promptly to those Eagle shareholders. No interest will be paid on these dividends upon surrender of outstanding certificates.

     At the effective time, Lowe's will also assume the obligations of Eagle under Eagle's stock option plans. See "-- Effect on Awards Outstanding Under Eagle Stock Plans."

CONDITIONS TO THE COMPLETION OF THE MERGER

     Completion of the merger is subject, among other things, to:

     - approval of the merger agreement by Eagle shareholders

     - expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Act

     - no action by a court, governmental or regulatory authority of competent jurisdiction prohibiting or making completion of the merger illegal

     - the registration statement, of which this proxy statement/prospectus forms a part, becoming effective

     - the receipt of letters from Deloitte & Touche LLP and Ernst & Young LLP regarding the appropriateness of pooling of interests accounting treatment for the merger

     - the shares of Lowe's common stock to be issued in the merger being approved for listing on the New York Stock Exchange, subject to official notice of issuance

     The respective obligations of Lowe's and Eagle to complete the merger are also subject to the satisfaction or waiver of various other conditions specified in the merger agreement. The conditions include, among others:

     (1) each party's representations and warranties set forth in the merger agreement as to its capitalization being true and correct

     (2) each party's other representations and warranties set forth in the merger agreement, without giving effect to qualifications as to materiality that appear in these representations and warranties, being true and correct, except where the failure of these representations and warranties to be true and correct is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the party making such representations and warranties

     (3) the performance by each party in all material respects of its agreements and covenants under the merger agreement

     (4) the delivery by Eagle and Lowe's to the other of certificates executed by their respective chief executive officers and chief financial officers as to the accuracy of representations and warranties and performance of agreements and covenants as described in items (1), (2) and (3) above; and

     (5) the receipt by Eagle and Lowe's of opinions from their respective counsel that the merger will generally be tax-free to Eagle shareholders. Executed copies of these opinions were filed with the Securities and Exchange Commission as exhibits to the registration statement, of which this proxy statement/prospectus constitutes a part

     Eagle can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Eagle cannot at this point determine whether it would resolicit the proxies in the event that it decides to waive any of the items listed above, including among other things, the requirement that it receive letters that the merger will qualify for pooling of interests accounting treatment. This decision would depend upon the facts and circumstances leading to Eagle's decision to complete the merger and whether Eagle believes there has been a material change in the terms of the merger and its effect on Eagle's shareholders. In making its determination, Eagle would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived, including the requirement that the merger be treated as a pooling for accounting purposes, was necessary in order to make the deal fair to the shareholders from a financial point of view, the availability of alternative transactions and the prospects of Eagle as an independent entity. If Eagle determines that a waiver of a condition would materially change the terms of the merger, including the tax consequences of the merger, it will resolicit the proxies.

TERMINATION

     The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time, notwithstanding approval of the merger agreement by Eagle shareholders, in any of the following ways:

     a) By the mutual written consent of Lowe's and Eagle

     b) By Lowe's or Eagle, if the effective time has not occurred on or before May 31, 1999; provided, that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or has resulted in the failure of the effective time to occur on or before that date

     c) By Eagle if

       (1) the holders of fewer than two-thirds of the outstanding shares of Eagle common stock vote to approve the merger agreement at a meeting duly convened to vote on the merger agreement

       (2) Lowe's representations and warranties set forth in the merger agreement, without giving effect to materiality qualifications that appear in these representations and warranties, are not true and correct, except where the failure of these representations and warranties to be true and correct does not and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Lowe's, unless the failure to be true and correct is cured by Lowe's within 30 business days following receipt of notice of the failure or by May 31, 1999, whichever comes first; or

       (3) Lowe's has failed to perform or comply in all material respects with its other covenants and agreements in the merger agreement, unless the failure to perform or comply is cured by Lowe's within 30 business days following receipt of notice of the failure or by May 31, 1999, whichever comes first

     d) By Lowe's if

       (1) the holders of fewer than two-thirds of the outstanding shares of Eagle common stock vote to approve the merger agreement at a meeting duly convened to vote on the merger agreement

       (2) Eagle's representations and warranties set forth in the merger agreement, without giving effect to materiality qualifications that appear in these representations and warranties, are not true and correct, except where the failure of these representations and warranties to be true and correct does not and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Eagle, unless the failure to be true and correct is cured by Eagle within 30 business days following receipt of notice of the failure or by May 31, 1999, whichever comes first

       (3) Eagle has failed to perform or comply in all material respects with its other covenants and agreements in the merger agreement, unless the failure to perform or comply is cured by Eagle within 30 business days following receipt of notice of the failure or by May 31, 1999, whichever comes first

       (4) the Eagle Board of Directors fails to recommend to Eagle shareholders approval of the merger agreement or its recommendation was made and subsequently withdrawn

     e) By Eagle if, prior to the effective time, Eagle has received any offer from a third party relating to a merger, reorganization, share exchange, consolidation or sale of all or substantially all of the assets of Eagle or a tender or exchange offer for more than 50% of the equity securities of Eagle, which the Eagle Board of Directors determines in good faith, after consultation with its financial advisor, to be more favorable to Eagle shareholders than the merger; provided, that Lowe's does not make, within five business days of receiving notice of the more favorable proposal, an offer that the Eagle Board of Directors determines, in good faith after consultation with its financial advisor, is at least as favorable to Eagle shareholders as the more favorable proposal

     f) By Lowe's or Eagle in the event that any of the conditions to the obligations of the terminating party to complete the merger cannot be satisfied or fulfilled by May 31, 1999; provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement that would give the non-terminating party the right to terminate the merger agreement as described in paragraph (c)(2) or (3) above, in the case of Eagle, or as described in paragraph (d)(2) or (3) above, in the case of Lowe's, or

     g) By Lowe's or Eagle, if any court of competent jurisdiction in the United States or other regulatory authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and non-appealable

EFFECT OF TERMINATION

     If the merger agreement is terminated and the merger is not completed, the merger agreement will become void and have no effect, without any liability on the part of either party or their directors, officers or shareholders, except that termination of the merger agreement will not

     - terminate the obligations of the parties in the merger agreement regarding confidentiality

     - terminate the obligations of the parties in the merger agreement regarding the payment of fees and expenses associated with the merger and the termination of the merger agreement; or

     - relieve a breaching party from liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the merger agreement giving rise to such termination

TERMINATION FEE

     If the merger agreement is terminated

     (a) by Lowe's as described under "-- Termination" in paragraph (b) above at a time when any acquisition proposal, which is defined in the merger agreement to mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving Eagle or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Eagle, has previously been made known to Eagle or has previously been made directly to Eagle shareholders generally or any person has previously publicly announced an intention, whether or not conditional, to make an acquisition proposal and

     - the failure of the effective time to occur has been caused by or is attributable to any failure of Eagle to fulfill any of its obligations under the merger agreement,

     - Eagle is not otherwise entitled to terminate the merger agreement as described under "-- Termination" in paragraph (c) above and

     - Eagle completes any acquisition proposal within 12 months following May 31, 1999 then Eagle is required under the merger agreement on the date that the acquisition proposal is completed, to pay Lowe's a termination fee equal to $35 million;

     (b) by Lowe's as described in paragraph (d)(1) or (4) under "-- Termination" above or by Eagle as described under "-- Termination" in paragraph (c)(1) above, in each case at a time when

     - an acquisition proposal has previously been made known to Eagle or has previously been made directly to Eagle shareholders generally or any person has previously publicly announced an intention, whether or not conditional, to make an acquisition proposal and

     - Eagle subsequently completes any acquisition proposal within 12 months following the date of termination of the merger agreement then Eagle is required under the merger agreement to pay Lowe's the termination fee on the date that the acquisition proposal is completed; or

     (c) by Eagle as described under "-- Termination" in paragraph (e) above, then Eagle is required under the merger agreement to pay Lowe's the termination fee promptly, but in no event later than the date of termination.

These provisions constitute the sole remedy available to the parties if the merger agreement is terminated pursuant to any of these provisions.

NO SOLICITATION

     The merger agreement provides that Eagle will not, and Eagle will use its reasonable efforts to cause any of its officers, directors, employees or any investment banker, financial advisor, attorney, accountant, consultant or other representative not to, directly or indirectly, solicit an acquisition proposal; provided, however, that Eagle may, in response to a more favorable proposal which it did not solicit, subject to providing prior written notice to Lowe's, furnish any non-public information in connection with, negotiate with respect to, or enter into an agreement with respect to, the more favorable proposal.

     The merger agreement further provides that the Eagle Board of Directors will recommend approval of the merger agreement to Eagle shareholders unless the Eagle Board of Directors, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the making of this recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of the fiduciary duties or other legal obligations of the Eagle Board of Directors.

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the merger agreement, pending completion of the merger, Eagle has agreed to operate its business only in the usual, regular and ordinary course and to use its reasonable efforts to preserve and maintain its business and assets. In addition, pending completion of the merger, Eagle has agreed not to take certain actions without the prior approval of Lowe's, which approval will not be unreasonably withheld. These actions include, without limitation:

     - repurchasing, redeeming or otherwise acquiring or exchanging, other than exchanges in the ordinary course of business under existing benefits plans, any shares of Eagle common stock or declaring or paying any dividends

     - selling, leasing, mortgaging or otherwise disposing of any of Eagle's assets other than in the ordinary course of business

     - granting any increase in compensation or benefits to its employees, except as described under "-- Interests of Management and Directors in the Merger," and other than in accordance with past practice or contractual obligations

     - amending the Eagle article of incorporation or the Eagle bylaws

     - incurring any additional debt obligation in excess of an aggregate of $500,000 except in the ordinary course of business and consistent with past practice; or

     - entering into, amending or waiving or releasing any material rights under any material contract, except in the ordinary course of business

WAIVER; AMENDMENT

     Before the effective time, any provision of the merger agreement may either be waived by the party benefiting from the provisions, unless the waiver would result in the violation of any law, or amended or modified at any time to the extent permitted by law by a written agreement among the parties which is approved by their respective Boards of Directors. However, after approval of the merger by Eagle shareholders, amendments of the merger agreement that pursuant to Washington law would require further approval by Eagle shareholders may not be made without the approval of Eagle shareholders.

EXPENSES

     All expenses incurred by or on behalf of the parties in connection with the merger agreement and the transactions contemplated by the merger agreement will be borne by the party incurring such expenses, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; however, the registration statement filing fees and printing and mailing expenses for this proxy statement/ prospectus will be shared equally between Eagle and Lowe's.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes the material federal income tax consequences of the merger to Eagle shareholders. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the merger and, in particular, does not address all of the federal income tax consequences applicable to the personal circumstances of Eagle shareholders or to taxpayers that are subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. EACH EAGLE SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN LAW.

     In the opinion of Cravath, Swaine & Moore, special counsel to Eagle, and in the opinion of Hunton & Williams, counsel to Lowe's, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and Eagle, Lowe's and Lowe's subsidiary each will be a party to the reorganization within the meaning of Section 368(b) of the Code. Based on those opinions, Eagle believes that:

     - no gain or loss will be recognized by Eagle, Lowe's subsidiary or Lowe's upon completion of the merger

     - no gain or loss will be recognized by an Eagle shareholder upon the exchange of his or her stock for Lowe's common stock in the merger, except with respect to the receipt of cash instead of a fractional share

     - the aggregate tax basis of the shares of Lowe's common stock received in the merger by an Eagle shareholder, including any fractional share interest, will be the same as the aggregate tax basis of the shares of Eagle common stock surrendered in the merger

     - the holding period of the shares of Lowe's common stock received in the merger by an Eagle shareholder, including any fractional share interest, will include the holding period of the shares of Eagle common stock surrendered in the merger, if the shares of Eagle common stock are held as capital assets at the effective time

     - an Eagle shareholder who receives cash instead of a fractional share of Lowe's common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Lowe's common stock that is allocable to the fractional share; that gain or loss generally will constitute capital gain or loss if the Eagle common stock was held as a capital asset at the effective time

     Receipt by Eagle of a tax opinion of Cravath, Swaine & Moore as of the date of closing, and receipt by Lowe's of a tax opinion of Hunton & Williams as of the date of closing, are conditions to completion of the merger. The opinions of Cravath, Swaine & Moore and Hunton & Williams are based on, and the opinions to be given as of the date of the closing will be based on, customary assumptions and representations made by Lowe's and Eagle. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court, and no rulings will be sought from the Internal Revenue Service concerning the merger. If the merger does not qualify as a reorganization, the exchange of stock in the merger would be taxable to Eagle shareholders as if they had received cash in the amount of the fair market value of the merger consideration.

     The receipt of cash pursuant to the exercise of dissenters' rights by an Eagle shareholder will be a taxable transaction. Any Eagle shareholder considering the exercise of dissenters' rights should consult a tax advisor to determine the tax consequences of exercising such rights.

ACCOUNTING TREATMENT

     Completion of the merger is conditioned upon the merger being accounted for on a pooling of interests accounting basis and the receipt at the closing of the merger by Lowe's and Eagle of letters from Deloitte & Touche LLP and Ernst & Young LLP regarding the appropriateness of pooling of interests accounting treatment for the merger. See "-- Conditions to the Completion of the Merger" and "-- Termination." Under this accounting treatment, as of the effective time, the assets and liabilities of Eagle would be added to those of Lowe's at their recorded book values and the shareholders' equity accounts of Lowe's and Eagle would be combined on Lowe's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of Lowe's issued after completion of the merger will be restated retroactively to reflect the consolidated combined financial position and results of operations of Lowe's and Eagle as if the merger had taken place prior to the periods covered by such financial statements.

HART-SCOTT-RODINO

     Under the provisions of the Hart-Scott-Rodino Act, the merger may not be completed until the applicable waiting period has expired or been terminated. The applicable waiting period expired on January 30, 1999.

RESALES OF LOWE'S COMMON STOCK

     The shares of Lowe's common stock issuable to Eagle shareholders upon completion of the merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates," as defined in the rules under the Securities Act, of Lowe's or Eagle.

     Shares of Lowe's common stock received by those Eagle shareholders who are deemed to be "affiliates" of Eagle at the time of the special meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Shares of Lowe's common stock received by persons who are deemed to be "affiliates" of Lowe's after the merger may be sold by them only in transactions permitted under the provisions of Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act.

     Guidelines issued by the Securities and Exchange Commission regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Securities and Exchange Commission guidelines also indicate that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning four weeks before the merger is completed and ending when financial results covering at least four weeks of post-merger operations of the combined companies have been published.

     Each of Lowe's and Eagle has agreed to use its reasonable efforts to cause each person who is one of its "affiliates," for purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for "pooling of interests" accounting treatment, to deliver to the other party a written agreement intended, in the case of Eagle affiliates, to ensure compliance with the Securities Act and, in the case of Lowe's and Eagle affiliates, to preserve the ability of the merger to be accounted for as a "pooling of interests."

RIGHTS OF DISSENTING SHAREHOLDERS

     Under Washington law, Eagle shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Eagle common stock. To preserve their rights, Eagle shareholders who wish to exercise their statutory dissenters' rights must deliver to Eagle before the special meeting written notice of their intent to demand payment for their shares of Eagle common stock if the merger is effected and not vote their shares in favor of approval of the merger agreement.

     CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATION ACT IS REPRINTED IN ITS ENTIRETY IN ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MATERIAL TERMS OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX D. EAGLE SHAREHOLDERS SHOULD REVIEW THIS DISCUSSION AND ANNEX D CAREFULLY IF THEY WISH TO EXERCISE STATUTORY DISSENTERS' RIGHTS, OR PRESERVE THEIR RIGHT TO DISSENT BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH IN THIS DISCUSSION AND IN THE STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

     An Eagle shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares he or she owns or over which he or she has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record shareholder may dissent with respect to all the shares beneficially owned by any one person by notifying Eagle in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Eagle the record shareholder's written consent to the dissent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

     A shareholder who does not deliver to Eagle prior to the vote being taken at the special meeting a written notice of the shareholder's intent to demand payment for the fair value of the shares will lose the right to exercise dissenters' rights. Notice must be sent to Eagle Hardware & Garden, Inc., 981 Powell Avenue SW, Renton, Washington, 98055, Attention: Steve Stenberg, Vice President- Controller. In addition, any shareholder electing to exercise dissenters' rights must not vote in favor of approval of the merger agreement.

     If the merger is effected, Eagle will, within 10 days after the effective time, deliver a written notice to all shareholders who properly perfected their dissenters' rights. This notice will, among other things,

     - state where the payment demand must be sent and where and when certificates must be deposited

     - supply a form for demanding payment, which requires shareholders to certify that they acquired beneficial ownership of the shares before the date on which the merger was first announced

     - set a date by which Eagle must receive the payment demand, which date will be between 30 and 60 days after Eagle delivers the notice to dissenting shareholders

     - include another copy of Chapter 13 of the Washington Business Corporation Act

     A shareholder wishing to exercise dissenters' rights must file the payment demand, certify as to whether beneficial ownership of the shares was acquired before the merger was announced, and deliver share certificates, in the manner and by the time set forth in the notice. Failure to do so will cause this shareholder to lose his or her dissenters' rights.

     Within 30 days after the later of the effective time and the date the payment demand is received by Eagle, Eagle will pay each dissenter with properly perfected dissenters' rights Eagle's estimate of the fair value of the shareholder's shares, plus accrued interest from the effective time. If dissenters' rights are exercised and perfected with respect to more than five percent of the outstanding shares of Eagle common stock, then Lowe's will pay the applicable amounts. Eagle will provide, along with this payment,

     - certain financial information relating to Eagle, including Eagle's balance sheet, income statement and statement of changes in shareholders' equity for or as of a fiscal year ending not more than 16 months before the date of payment and its latest available interim financial statements, if any

     - an explanation of how Eagle estimated the fair value of the shares

     - an explanation of how the accrued interest was calculated, a statement of a dissenter's right to demand further payment if he or she is dissatisfied with the tendered payment

     - another copy of Chapter 13 of the Washington Business Corporation Act

     - certain other information

With respect to a dissenter who did not beneficially own Eagle shares prior to the public announcement of the merger, Eagle is required to send an offer to make payment to the dissenter, conditioned upon the dissenter's agreement to accept the payment in full satisfaction of the dissenter's demands.

     A dissenter dissatisfied with Eagle's estimate of the fair value may, within 30 days of payment or offer for payment by Eagle or Lowe's of Eagle's estimate of the fair value of the shareholder's shares, notify Eagle in writing of the shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate of fair value of his or her shares. If Eagle does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, Washington law requires that, within 60 days of the dissenter's demand for further payment, Eagle start a proceeding in King County Superior Court, and petition the court to determine the fair value of the shares and accrued interest, naming all the Eagle dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the Eagle shares. The dissenters will be entitled to the same discovery rights as parties in the other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount, if any, previously paid to the dissenter by Eagle or Lowe's. If Eagle fails to institute a court action within the specified time period, it or Lowe's must pay the amount specified in the dissenter's demand.

     Court costs and appraisers' fees will be assessed against Eagle, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable against Eagle, if the court finds that Eagle did not substantially comply with certain provisions of Washington law concerning dissenters' rights, against either the dissenter or Eagle, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against Eagle, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to all dissenters who benefited from the proceedings.

     A shareholder entitled to dissent and obtain payment for his or her shares of Eagle common stock under Washington law may not challenge the merger unless Eagle fails to comply with the procedural requirements imposed by the Washington law, the Eagle articles of incorporation or the Eagle bylaws or is fraudulent with respect to the Eagle shareholder.

     Eagle shareholders who dissent from the merger will generally recognize taxable gain or loss for federal income tax purposes. See "-- Material Federal Income Tax Consequences."

     In view of the complexity of Chapter 13 of the Washington Business Corporation Act, Eagle shareholders who may wish to dissent from the merger and pursue dissenters' rights should consult their legal advisors.

ASSUMPTION OF EAGLE BENEFIT PLANS

     Lowe's has agreed in the merger agreement to maintain the Eagle employee benefits plans at least through January 31, 2000, except that Lowe's may amend the Eagle employee benefit plans prior to January 31, 2000 in order to comply with any applicable law. Lowe's will not, however, maintain Eagle plans providing stock options, which will be assumed by Lowe's, or providing Eagle common stock to employees, which will be terminated by Eagle, all as described in "-- Effect on Awards Outstanding Under Eagle Stock Plans." Following January 31, 2000, Lowe's has agreed to provide Eagle employees with employee benefits under the Lowe's employee benefits plans, the Eagle employees benefits plans or a combination of the two as determined by Lowe's in its discretion, except that, for one year after January 31, 2000, Lowe's may not modify the employee benefits offered to Eagle employees in a way that would be materially adverse to the Eagle employees without the consent of Mr. Takata. The merger agreement further provides that, to the extent Eagle employees participate in Lowe's employee benefits plans, the employees will be given past service credit for purposes of eligibility and vesting to the extent their past service is recognized under the Eagle employee benefits plans.

EFFECT ON AWARDS OUTSTANDING UNDER EAGLE STOCK PLANS

     At the effective time, each outstanding Eagle stock option will be converted into a Lowe's stock option. The exercise price per share of Lowe's common stock under the resulting Lowe's stock option will be equal to the exercise price per share of Eagle common stock under the Eagle stock option divided by the exchange ratio, rounded up to the nearest cent. The number of shares of Lowe's common stock subject to the resulting Lowe's stock option will be equal to the number of shares of Eagle common stock subject to the Eagle stock option multiplied by the exchange ratio, rounded down to the nearest whole share. Completion of the merger will result in a "change in control" under the Eagle stock option plans and, as a result, at the effective time, each Eagle stock option granted prior to the date of the merger agreement will be immediately vested and fully exercisable for the remainder of its full ten-year term. Except as provided in the preceding sentences, the terms of the Lowe's stock options will be the same as the terms of the Eagle stock options.

     The merger agreement provides that the Eagle employee stock purchase plan was to continue in effect until December 31, 1998. No further offering periods have been started after that date.

CONVERTIBLE DEBENTURES

     Under an Indenture dated as of March 14, 1994 between Eagle and Bank of America doing business as Seattle-First National Bank, as Trustee, as of November 27, 1998, Eagle had outstanding approximately $86.2 million in 6.25% convertible subordinated debentures. On December 29, 1998, Eagle announced that it would call for redemption on January 29, 1999 all of its outstanding debentures. As a result, all debentures have been converted into shares of Eagle common stock or were redeemed by Eagle, and the Indenture was terminated in its entirety as of that date.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties by Lowe's and Eagle relating to, among other things,

     - their respective organizations and similar corporate matters

     - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters

     - their respective capital structures

     - information about their respective subsidiaries

     - the accuracy of certain reports and financial statements filed with the Securities and Exchange Commission

     - the absence of any undisclosed adverse material liabilities

     - the absence of any material adverse changes to their respective business

     - tax matters

     - their respective assets

     - their respective intellectual property

     - environmental matters

     - compliance with applicable laws

     - labor matters

     - employee benefit plans

     - the absence of undisclosed material litigation

     - the truth and correctness of statements made in or pursuant to the merger agreement

     - the absence of any action that would prevent the merger from qualifying as a tax-free reorganization or for pooling of interests accounting treatment

     The merger agreement also contains additional representations and warranties of Eagle relating to, among other things,

     - insurance matters

     - real property matters

     - material contracts

     - the inapplicability of Chapter 23B.19 of the Washington Business Corporation Act relating to business combinations with interested shareholders to the merger agreement and related agreements and transactions

     - affiliate transactions

     - brokers' and finders' fees

     - business and operation readiness for problems associated with the Year
       2000

     The merger agreement also contains additional representations and warranties of Lowe's relating to, among other things, corporate matters pertaining to the Lowe's subsidiary and its authority to enter into the merger agreement and a Rights Agreement, dated September 8, 1998, between Lowe's and Wachovia Bank, N.A.

     Compliance with representations and warranties is subject to a materiality threshold. An inaccuracy of a representation or warranty, other than those relating to the capital stock, may not be asserted unless the inaccuracy relates to matters that, individually or in the aggregate, have a material adverse effect. The term "material adverse effect" encompasses two independent concepts:

     - events that have a material adverse impact on the financial position, business or results of operations and

     - events that may have a material adverse impact on the ability of either party to complete the merger and the other transactions contemplated by the agreement

     The term "material adverse effect" excludes events relating to the United States economy, the western regional economy or the securities markets in general, and the effect of the merger and other transactions contemplated under the merger agreement or the announcement thereof.

DELISTING AND DEREGISTRATION OF EAGLE COMMON STOCK

     If the merger is completed, the Eagle common stock will be delisted from The Nasdaq Stock Market and will be deregistered under the Exchange Act.

               COMPARATIVE SHARE MARKET PRICES DATA AND DIVIDENDS

     Lowe's common stock is listed on the New York Stock Exchange under the trading symbol "LOW." As of February 16, 1999, Lowe's common stock was held of record by 13,458 persons. The following table sets forth the high and low closing market prices of the Lowe's common stock as reported on the New York Stock Exchange Composite Transactions List for the periods indicated.

     Eagle common stock is listed on The Nasdaq Stock Market under the symbol "EAGL." As of February 16, 1999, Eagle common stock was held of record by 1,002 persons. The following table sets forth the high and low closing market prices of the Eagle common stock as reported on The Nasdaq Stock Market for the periods indicated.

     In addition, the following table sets forth dividends declared per share of Lowe's common stock. Lowe's has historically paid a regular quarterly dividend to its shareholders. There are currently no restrictions on Lowe's ability to pay dividends, however, Lowe's decision whether to pay dividends in the future will depend on business conditions, its financial position and earnings and other factors. Eagle has never paid dividends on Eagle common stock. The ability of Eagle to pay dividends to its respective shareholders is subject to certain restrictions.

                                                               LOWE'S                   EAGLE
                                                     MARKET PRICES AND DIVIDENDS    MARKET PRICES
                                                     ---------------------------   ---------------
                                                      HIGH     LOW     DIVIDENDS    HIGH     LOW
                                                      ----    ------   ---------   ------   ------
FISCAL 1995:
  First Quarter....................................  $19.44   $13.75    $.0225     $ 8.63   $ 6.88
  Second Quarter...................................   18.63    13.00     .0225       7.88     6.13
  Third Quarter....................................   18.94   13.13..    .0250       9.88     7.00
  Fourth Quarter...................................   17.44    13.94     .0250       8.88     7.13
FISCAL 1996:
  First Quarter....................................   18.13    14.69     .0250      11.63     8.38
  Second Quarter...................................   19.50    14.31     .0250      18.50     9.38
  Third Quarter....................................   21.66    16.19     .0250      29.50    17.00
  Fourth Quarter                                      21.75    15.81     .0275      29.50    17.50
FISCAL 1997:
  First Quarter....................................   20.13    16.19     .0275      23.00    16.13
  Second Quarter...................................   19.94    16.84     .0275      25.38    18.75
  Third Quarter                                       22.16    16.97     .0275      22.50    17.00
  Fourth Quarter...................................   25.78    20.78     .0275      19.94    16.00
FISCAL 1998:
  First Quarter....................................   36.22    25.88     .0275      19.25    16.13
  Second Quarter...................................   45.13    33.88     .0300      24.44    16.69
  Third Quarter....................................   42.25    24.94     .0300      24.75    16.97
  Fourth Quarter...................................  $58.31   $34.44     .0300     $36.38   $23.31

                      DESCRIPTION OF LOWE'S CAPITAL STOCK

     Although the following summary is believed to contain all material terms of Lowe's capital stock, it does not purport to be complete and is subject in all respects to applicable North Carolina law, Lowe's restated and amended charter and bylaws, and the Lowe's Rights Agreement.

DESCRIPTION OF COMMON STOCK

     Lowe's is authorized by its charter to issue 1,400,000,000 shares of Lowe's common stock and had 352,823,690 shares of Lowe's common stock outstanding at
February   , 1999. Each share of Lowe's common stock is entitled to one vote on all matters submitted to a vote of shareholders. Lowe's shareholders are entitled to receive dividends when and as declared by Lowe's Board of Directors out of legally available funds. Dividends may be paid on the Lowe's common stock only if all dividends on any outstanding preferred stock of Lowe's shareholders have been paid or reserved.

     The issued and outstanding shares of Lowe's common stock are fully paid and nonassessable. Lowe's shareholders have no preemptive or conversion rights and are not subject to further calls or assessments by Lowe's. In the event of the voluntary or involuntary dissolution, liquidation or winding up of Lowe's, Lowe's shareholders are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of Lowe's remaining assets available for distribution.

     Directors are elected by a vote of the Lowe's shareholders. Lowe's shareholders are not entitled to cumulative voting rights.

     Wachovia Bank, N.A. of Winston-Salem, North Carolina, acts as the transfer agent and registrar for Lowe's common stock.

PREFERRED SHARE PURCHASE RIGHTS

     On September 9, 1998, Lowe's distributed as a dividend one "right" for each outstanding share of Lowe's common stock under the Lowe's Rights Agreement. The Lowe's Rights Agreement replaced an earlier rights plan which had expired. Each right entitles the holder to buy one 1/1000th of a share of Participating Cumulative Preferred Stock, Series A, at an exercise price of $152.50, subject to customary anti-dilution adjustments. The rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of the outstanding Lowe's common stock. When the rights are exercisable, Lowe's may issue a share of Lowe's common stock in exchange for each right other than those held by the person or group that has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the rights. If a person or group acquires 15% or more of the outstanding Lowe's common stock, each right will entitle the holder, other than the 15% acquiror, upon payment of the exercise price, to acquire preferred stock or, at the option of Lowe's, common stock, having a value equal to twice the right's exercise price. If Lowe's is acquired in a merger or other business combination, or if 50% of its earnings power is sold, each right will entitle the holder, other than the 15% acquiror, to purchase securities of the surviving company having a market value equal to twice the exercise price of the right. The rights will expire on September 9, 2008, and may be redeemed by Lowe's at a price of $.01 per right at any time prior to the tenth day after an announcement that a 15% position has been acquired.

     Until a person or group acquires or announces a tender offer for 15% or more of the Lowe's common stock, the rights will be evidenced by the Lowe's stock certificates and will be transferred only with such Lowe's stock certificates. Surrender for transfer of any certificate for Lowe's common stock will also constitute the transfer of the rights associated with the Lowe's common stock represented by such certificate. Rights may not be transferred, directly or indirectly:

     - to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the rights

        - to any person in connection with a transaction in which the person becomes a 15% acquiring person; or

     - to any affiliate or associate of any that person

Any right that is the subject of a purported transfer to any such person will be null and void.

     The rights may have anti-takeover effects, as they will cause substantial dilution to a person or group that acquires more than 15% of the outstanding shares of Lowe's common stock if any merger or other business combination occurs subsequently without the rights having been redeemed. The rights should not interfere with any merger or other business combination approved by Lowe's Board of Directors and/or its shareholders, because the rights are redeemable under those circumstances.

     The execution of the merger agreement did not, and the completion of the merger will not, result in the grant of any rights to any person under the Lowe's Rights Agreement, except that each share of Lowe's common stock to be issued in the merger will be issued with a corresponding right.

CHANGE OF CONTROL PROVISIONS

     The rights of Lowe's shareholders are governed by other provisions that are intended to affect any attempted change of control of Lowe's.

     Board of Directors. The Lowe's charter classifies the Lowe's Board of Directors into three separate classes, with the term of one-third of the directors expiring at each annual meeting. A director may be removed only upon the affirmative vote of 70% of outstanding voting shares.

     Fair Price Provisions. Provisions of the Lowe's charter limit the ability of the beneficial owner of 20% of the outstanding voting shares to effect mergers or other business combination transactions involving Lowe's unless these transactions meet certain fair price criteria. Unless the fair price provisions are satisfied, a 20% beneficial owner may not engage in a business combination, which includes a merger, consolidation, share exchange or similar transaction, involving Lowe's unless approved by 70% of Lowe's outstanding voting shares. In general, these fair price provisions require that a 20% beneficial owner pay shareholders the same amount of cash or the same amount and type of consideration paid by the 20% beneficial owner when it initially acquired the shares of Lowe's common stock.

     These fair price provisions are designed to discourage attempts to take over Lowe's in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. Due to the difficulties of complying with the requirements of the fair price provisions, the fair price provisions generally may discourage attempts to obtain control of Lowe's.

     North Carolina Shareholder Protection Act. The North Carolina Shareholder Protection Act requires the affirmative vote of 95% of a corporation's voting shares to approve a business combination with any person that beneficially owns more than 20% of the voting shares of the corporation unless the "fair price" provisions of the North Carolina Shareholder Protection Act are satisfied and appropriate proxy solicitation materials are mailed to the corporation's public shareholders. The statute's intended effect is similar to the fair price provisions of the Lowe's charter.

     North Carolina Control Share Acquisition Act. The North Carolina Control Share Acquisition Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state (where at least 10% of the corporation is owned by shareholders who are residents of North Carolina or at least 10% of the corporation's shareholders are North Carolina residents) against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders. The North Carolina Control Share Acquisition Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding 20%, 33 1/3% or over 50% of the voting power in the election of directors. Under the control share acquisition act, the shares acquired that result in the crossing of any of these thresholds, referred to as control shares, have no voting rights unless the rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of control shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on control shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any control shares.

DESCRIPTION OF PREFERRED STOCK

     Lowe's is authorized by the Lowe's charter to issue 5,000,000 shares of preferred stock. The Lowe's Board of Directors is authorized to designate with respect to each new series of preferred stock the number of shares in each series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which dividends will be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series, and the voting rights, if any. Any preferred stock issued will rank prior to the Lowe's common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of Lowe's. The ability of the Lowe's Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of Lowe's shareholders and, under certain circumstances, may discourage an attempt by others to gain control of Lowe's. Lowe's may amend from time to time the Lowe's charter to increase the number of authorized shares of preferred stock. The type of amendment would require the approval of the holders of a majority of the outstanding shares of Lowe's common stock and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series. As of the date of this proxy statement/prospectus, Lowe's had no shares of preferred stock outstanding.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS
                              OF LOWE'S AND EAGLE

     Lowe's is a North Carolina corporation subject to the provisions of North Carolina law. Eagle is a Washington corporation subject to the provisions of Washington law. Eagle shareholders, whose rights are currently governed by the Eagle articles of incorporation, the Eagle bylaws and Washington law, will, upon completion of the merger, become shareholders of Lowe's, and their rights will be governed by the Lowe's charter, the Lowe's bylaws and North Carolina law.

     Set forth below are the comparisons between the rights of Eagle shareholders under the Eagle articles of incorporation, the Eagle bylaws and Washington law, and the rights of Lowe's shareholders under the Lowe's charter, the Lowe's bylaws and North Carolina law. The description set forth below summarizes the material differences which may affect the rights of shareholders of Eagle and Lowe's but does not purport to be a complete statement of all such differences. Shareholders should read the relevant provisions of the laws and documents discussed below.

AUTHORIZED CAPITAL

     Lowe's. Lowe's authorized capital is described under "Description of Lowe's Capital Stock."

     Eagle. The total number of authorized shares of capital stock of Eagle is 60,000,000 shares, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.

BOARD OF DIRECTORS

     Lowe's. The Lowe's Board of Directors currently consists of 13 members. The Lowe's Board of Directors is classified into three classes, with the term of each class expiring at the third annual shareholders' meeting after election of that class. The number of directors may not be increased or decreased by more than 30% during any 12-month period except by the affirmative vote of the holders of at least 70% of the outstanding Lowe's common stock.

     Under the Lowe's charter, a director may be removed with or without cause by the affirmative vote of the holders of 70% of the outstanding Lowe's common stock. In addition, North Carolina law provides that an appropriate court can remove a director upon petition of the corporation or the holders of at least 10% of the outstanding shares of any class of stock of that corporation upon certain findings by such court.

     Eagle. The Eagle Board of Directors currently consists of six directors. Under the Eagle articles of incorporation and the Eagle bylaws, the Eagle Board of Directors is to consist of that many directors as is determined by resolution from time to time of the Eagle Board of Directors, but in no event will the number of directors on the Eagle Board of Directors be less than three. The Eagle Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

     Under the Eagle bylaws, a director of Eagle can be removed prior to the expiration of his or her term, with or without cause, by a vote of the holders of a majority of shares then entitled to vote at an election of such directors at a meeting called expressly for that purpose. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. Vacancies on the Eagle Board of Directors may be filled by the affirmative vote of a majority of the remaining directors in office even though less than a quorum of the Eagle Board of Directors.

SPECIAL MEETINGS OF SHAREHOLDERS

     Lowe's. Under North Carolina law, unless provided in the articles of incorporation or bylaws of a corporation, shareholders of a public corporation do not have the right to call a special meeting of shareholders. The Lowe's bylaws provide that a special meeting of Lowe's shareholders may be called for any purpose by the Chairman of Lowe's Board of Directors or by a majority of Lowe's Board of Directors.

     Eagle. The Eagle bylaws provide that a special meeting of the shareholders may be called for any purpose at any time by Eagle's President, the Eagle Board of Directors or the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting.

SHAREHOLDER MEETINGS

     Lowe's. On any issue to be determined at any meeting of shareholders, each Lowe's shareholder is entitled to one vote for each share of stock owned by him or her. Cumulative voting is not permitted under the Lowe's charter. In all elections of directors, directors are elected by an affirmative vote of the holders of the plurality of the shares entitled to vote in the election of directors. Except as specifically provided in the Lowe's charter or North Carolina law, the vote of a majority of shares represented at a meeting and entitled to vote is generally required to approve other actions requiring shareholder approval.

     Eagle. Eagle shareholders are entitled to one vote per share on all matters to be voted on by shareholders. Cumulative voting is not permitted under the Eagle articles of incorporation. If a quorum exists, action on a matter, other than the election of directors, is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the question is one which by express provision of law, of the Eagle articles of incorporation or bylaws, requires a greater number of affirmative votes. In any election of directors, the candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected by such shares.

SHAREHOLDER VOTE FOR CERTAIN ACTIONS

     Lowe's. North Carolina law generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. Lowe's is also subject to certain statutory anti-takeover provisions. See "-- Anti-takeover Statutes."

     Eagle. Under Washington law, a merger, share exchange, dissolution or sale of all or substantially all of the assets of a corporation must be approved by two-thirds of all the votes entitled to vote, unless otherwise provided in the articles of incorporation. Under Washington law, a corporation may provide for a lesser vote, so long as the vote required is not less than a majority of all the votes to be cast. The Eagle articles of incorporation do not contain any provision requiring less than the statutory requirement of an affirmative vote by holders of two-thirds of all votes entitled to vote.

ANTI-TAKEOVER STATUTES

     Lowe's. North Carolina has two anti-takeover statutes, the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, which restrict business combinations with, and the accumulation of shares of voting stock of, North Carolina corporations. For a discussion of these statutes, see "Description of Lowe's Capital Stock -- Change of Control Provisions."

     Eagle. Washington law contains certain provisions which may have the effect of delaying or discouraging a hostile takeover of Eagle. Chapter 19 of the Washington Business Corporation Act generally prohibits a corporation that is covered by the act from engaging in significant business transactions with a person who beneficially owns 10% or more of the corporation's voting securities for a period of five years after the 10% beneficial owner achieved this level of ownership. The prohibited transactions include, among others, a merger, share exchange or consolidation with, disposition of assets to, or issuance, transfer or redemption of securities to, the 10% beneficial owner, or a reclassification of securities that has the effect of increasing the proportionate share of the outstanding securities held by the 10% beneficial owner. After the five-year period, a "significant business transaction" may take place as long as it complies with certain "fair price" provisions of the statute. Eagle has not "opted out" of this statute, however this statute will not be applicable to the merger.

ANTI-TAKEOVER EFFECT OF ARTICLES OF INCORPORATION AND BYLAWS

     Lowe's. The Lowe's charter and bylaws include a number of provisions which may have the effect of discouraging hostile takeover attempts or delaying or preventing changes in control or management of Lowe's. These provisions include authorization for the issuance of preferred stock having superior rights and preferences to those of the Lowe's common stock and a classified board of directors. The Lowe's charter also contains the fair price provisions. For a description of the fair price provisions, see "Description of Lowe's Capital Stock -- Change of Control Provisions." Lowe's has also adopted a shareholder rights plan. See "Description of Lowe's Capital Stock -- Preferred Share Purchase Rights."

     Eagle. The Eagle articles of incorporation and bylaws include a number of provisions which may have the effect of discouraging hostile takeover attempts or delaying or preventing changes in control or management of Eagle. These provisions include authorization for the issuance of preferred stock having superior rights and preferences to those of the Eagle common stock and a classified board of directors. However, Eagle has not adopted any other anti-takeover provisions, such as a fair-price or anti-greenmail provision in the Eagle articles of incorporation or a rights plan.

AMENDMENT OF GOVERNING DOCUMENTS

     Lowe's. North Carolina law provides that a corporation's board of directors may adopt certain minor amendments to a corporation's articles of incorporation without a shareholder vote. Other proposed amendments to the articles of incorporation must be submitted to the shareholders by the board of directors and such amendments must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights and, for shares entitled to vote as a separate voting group, a majority of those shares, provided that a quorum of the voting group is present. The Lowe's charter also requires that amendments to the Lowe's charter amending, altering or repealing the portions of the Lowe's charter relating to removal of directors or the fair price provisions must be approved by the affirmative vote of more than 70% of the outstanding shares entitled to vote or the approval of a majority of certain directors of Lowe's and the approval of shareholders required under the North Carolina law.

     The Lowe's bylaws may be amended or altered at any meeting of the Lowe's Board of Directors by the affirmative vote of the majority of directors. However, Lowe's shareholders may rescind, amend, alter or repeal any bylaws and enact bylaws which, if expressly provided, may not be amended, altered or repealed by the Lowe's Board of Directors.

     Eagle. Washington law authorizes a corporation's board of directors to make various changes to the corporation's articles of incorporation, including changes of corporate name, and, in the case of a corporation having only one class of shares outstanding, changes in the number of authorized shares in order to effectuate a stock split or stock dividend in the corporation's own shares and changes to or elimination of provisions with respect to the par value of its stock. In general, other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, and approved by a majority of all votes entitled to vote on such amendment, unless a higher percentage is specified under Washington law, the corporation's articles of incorporation or by the corporation's board of directors. The Eagle articles of incorporation state that the Eagle Board of Directors may amend the Eagle articles of incorporation in accordance with the terms of any applicable statute.

     The Eagle articles of incorporation and bylaws provide generally that the Eagle bylaws may be amended, repealed or replaced by the approval of the Eagle Board of Directors; provided, however, that any such bylaws or any amendment or repeal may be subsequently changed or repealed by the holders of a majority of the stock entitled to vote at any shareholders' meeting. In addition, the shareholders may amend or repeal the Eagle bylaws at any regular or special meeting if the votes cast favoring the action exceed the votes cast opposing the action.

REMOVAL OF OFFICERS

     Lowe's. Under the Lowe's bylaws, any officer may be removed at any time by the Lowe's Board of Directors, with or without cause.

     Eagle. Under the Eagle bylaws, any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the entire Eagle Board of Directors.

RIGHTS PLAN

     Lowe's. Lowe's has a rights plan. See "Description of Lowe's Capital Stock -- Description of Common Stock."

     Eagle.  Eagle does not have a rights plan.

PREEMPTIVE RIGHTS

     Lowe's. The Lowe's shareholders do not have preemptive rights. Thus, if additional shares of Lowe's common stock were issued, holders of such stock, to the extent that they did not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

     Eagle. Eagle shareholders do not have preemptive rights. Thus, if additional shares of Eagle common stock were issued, holders of such stock, to the extent that they did not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Lowe's. Under North Carolina law, distributions may be paid by a corporation at the discretion of its board of directors only if, after giving effect to the distribution, the corporation will be able to pay its debts as they become due in the usual course of business, and the corporation's total assets will not be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Lowe's charter and bylaws provide that Lowe's shareholders are entitled to dividends to the extent funds are legally available if and when the Lowe's Board of Directors declares payment by resolution.

     Eagle. In accordance with Washington law and the Eagle bylaws, dividends may be paid by Eagle at the discretion of the Eagle Board of Directors only if, after giving effect to the dividend, Eagle will be able to pay its debts as they become due in the usual course of business and Eagle's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Eagle were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

DIRECTOR'S LIABILITY AND INDEMNIFICATION

     Lowe's. Under North Carolina law, a corporation, through its articles of incorporation or bylaws or by contract or resolution, may eliminate or limit a director's personal liability to the corporation or its shareholders for any monetary damages for breach of duty, except for

     - acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation

     - unlawful distributions

     - any transaction from which the director derived an improper personal benefit

     - a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation

The Lowe's charter provides that to the fullest extent permitted by North Carolina law, a director of Lowe's shall not be personally liable to Lowe's, its shareholders or otherwise for monetary damages for breach of his or her duty as a director.

     The Lowe's bylaws provide that Lowe's will indemnify any person as an officer or director of Lowe's or serving in this capacity at the request of Lowe's for another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by law, against any liability incurred in connection with any proceeding arising out of such service. This indemnification extends to expenses reasonably incurred in defending these liabilities and payments made in satisfactions of judgments or reasonable settlements of these actions. No indemnification is available if

     - at the time of the activities that are the subject of the proceeding, the person knew or believed that the activities were clearly in conflict with the best interests of Lowe's

     - the person derived an improper personal benefit

     - the liability arose with respect to voting for unlawful distributions

     Eagle. Under Washington law, a corporation's articles of incorporation may eliminate or limit the personal liability of directors, except for

     - acts or omissions involving intentional misconduct or a knowing violation of law

     - approval of certain distributions contrary to law or the articles of incorporation

     - any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled

The Eagle articles of incorporation provide for the limitation or elimination of liability of Eagle directors to fullest extent permitted by law.

     Under the Eagle articles of incorporation and bylaws, directors, officers, employees and agents of Eagle are also entitled to indemnification by Eagle to the fullest extent permitted by applicable law. Under Washington law, the Eagle articles of incorporation and bylaws, Eagle may indemnify, and/or advance expenses to, a director made a party to a proceeding because of being a director of Eagle. However, Eagle may not indemnify any director from or on account of

     - acts or omissions involving intentional misconduct or a knowing violation of law

     - approval of certain distributions contrary to law or the articles of incorporation

     - any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled

In addition, under Washington law, the Eagle articles of incorporation and bylaws, a director is entitled to mandatory indemnification if he or she is wholly successful, on the merits or otherwise, in an entire proceeding to which the director was a party because of being a director of Eagle.

DISSENTERS' RIGHTS

     Lowe's. North Carolina law generally provides dissenters' rights for mergers and share exchanges that require shareholder approval, sales of substantially all the assets, other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales, and certain types of amendments to the articles of incorporation of a North Carolina corporation. However, unless otherwise provided in the articles of incorporation, dissenters' rights are not generally available in connection with a plan of merger, share exchange, or sale or exchange of property, to holders of shares of any class or series that is either listed on a national securities exchange or held of record by more than 2,000 shareholders. The Lowe's charter has no provisions regarding dissenters' rights.

     Eagle. Under Washington law, Eagle shareholders generally have dissenters' rights in connection with

     - a plan of merger to which Eagle is a party

     - a plan of share exchange to which Eagle is a party as the corporation whose shares will be acquired

     - certain sales or exchanges of all, or substantially all, of Eagle's property other than in the regular course of business

     - amendments to the Eagle articles of incorporation effecting a material reverse stock split

However, shareholders generally will not have dissenters' rights if shareholder approval is not required for the corporate action. Eagle shareholders are entitled to dissenters' rights in connection with the merger. See "The
Merger -- Rights of Dissenting Shareholders."

SHAREHOLDER PROPOSAL AND NOMINATION PROCEDURES

     Lowe's. The Lowe's bylaws provide that shareholder proposals may only be brought before shareholders' meetings if a shareholder has given written notice of business he or she expects to bring before the meeting to the secretary of Lowe's not less than 15 days prior to the meeting. The Lowe's bylaws also provide that any nomination for a director made by a shareholder must be made in writing to the secretary of Lowe's not less than 15 days prior to the meeting of shareholders at which directors are to be elected.

     Eagle. Neither Washington law, the Eagle articles of incorporation nor bylaws contain any specific provisions regarding notice of Eagle shareholders' proposals or nominations for directors.

                                 LEGAL OPINIONS

     The legality of the Lowe's common stock to be issued in connection with the merger will be passed upon by Hunton & Williams. Hunton & Williams, counsel for Lowe's, and Cravath, Swaine & Moore, special counsel for Eagle, will deliver opinions to Lowe's and Eagle, respectively, concerning certain federal income tax consequences of the merger. See "The Merger -- Material Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements of Lowe's at January 30, 1998 and January 31, 1997 and for each of the three years in the period ended January 30, 1998 incorporated in this proxy statement/prospectus from Lowe's Annual Report on Form 10-K for the year ended January 30, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated in this proxy statement/prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Lowe's for the periods ended May 1, 1998, May 2, 1997, July 31, 1998, August 1, 1997, October 30, 1998 and October 31, 1997, which is incorporated in this proxy statement/prospectus by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Lowe's Quarterly Reports on Form 10-Q for the quarters ended May 1, 1998, July 31, 1998 and October 30, 1998, and incorporated by reference in this proxy statement/prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements which are incorporated by reference in the Eagle Annual Report on Form 10-K for the year ended January 30, 1998 as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and registration statement. Eagle's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing. Representatives of Ernst & Young LLP are expected to be present at the special meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Eagle will hold a 1999 annual meeting of Eagle shareholders only if the merger is not completed before the time of such meeting. In the event that such a meeting is held, any proposals of Eagle shareholders intended to be presented at the 1999 annual meeting of Eagle shareholders must have been received by the Vice President-Controller of Eagle no later than February 26, 1999 in order to be considered for inclusion in the 1999 proxy materials of Eagle.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Eagle Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before the special meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Eagle.

               WHERE EAGLE SHAREHOLDERS CAN FIND MORE INFORMATION

     Lowe's and Eagle file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Eagle shareholders may read and copy any reports, statements or other information that the companies file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Eagle shareholders should call the Securities and

Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Lowe's may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information pertaining to Eagle are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

     Lowe's filed a registration statement on Form S-4 on February   , 1999, to
register with the Securities and Exchange Commission the Lowe's common stock to be issued to Eagle shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Lowe's. As allowed by Commission rules, this proxy statement/prospectus does not contain all the information that Eagle shareholders can find in Lowe's registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Lowe's and Eagle to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to Eagle shareholders by referring Eagle shareholders to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later-filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Lowe's and Eagle have previously filed with the Securities and Exchange Commission. These documents contain important information about Lowe's and Eagle and their finances. Some of these filings have been amended by later filings, which are also listed.

         LOWE'S COMMISSION FILINGS
              FILE NO. 1-7898                            PERIOD/AS OF DATE
         -------------------------                       -----------------
Annual Report on Form 10-K                    Year ended January 30, 1998

Quarterly Reports on Form 10-Q                Quarters ended May 1, 1998, July 31,
                                                1998 and October 30, 1998

Current Reports on Form 8-K                   Filed on February 20, 1998, October 9,
                                                1998 and November 25, 1998
          EAGLE COMMISSION FILINGS
              FILE NO. 0-19830                           PERIOD/AS OF DATE
--------------------------------------------  ----------------------------------------
Annual Report on Form 10-K                    Year ended January 30, 1998

Quarterly Reports on Form 10-Q                Quarters ended May 1, 1998, July 31,
                                                1998 and October 30, 1998

Current Reports on Form 8-K                   Filed on November 25, 1998, December 31,
                                                1998, and January 4, 1999

     Lowe's and Eagle also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Specifically, Lowe's incorporates by reference the description of Lowe's common stock in Lowe's registration statement on Form 8-A filed under the Exchange Act with respect to Lowe's common stock, including all amendments and reports filed for the purpose of updating such description.

     Lowe's has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Lowe's, and Eagle has supplied all such information relating to Eagle.

     As noted in the "The Merger -- Exchange of Eagle Common Stock for Lowe's Common Stock" section of this proxy statement/prospectus, Eagle shareholders should not send in their Eagle stock certificates until they receive the transmittal materials from the exchange agent. Eagle shareholders who have further questions about their share certificates or the exchange of their Eagle common stock for Lowe's common stock should call the exchange agent.

     Eagle shareholders may have received some of the documents incorporated by reference. However, Eagle shareholders can also obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be available without charge. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

               Lowe's Companies, Inc                          Eagle Hardware & Garden, Inc.
                   P.O. Box 1111                                   981 Powell Avenue SW
                 Highway 268 East                                Renton, Washington 98055
      North Wilkesboro, North Carolina 28656         Attn.: Steve Stenberg, Vice President-Controller
   Attn.: Robert Niblock, Senior Vice President-                Telephone: (425) 227-5740
                      Finance
           Telephone: (336) 658-4860 or
                   (888) 34LOWES

     Eagle shareholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Eagle has not authorized anyone to provide its shareholders with information that is different from what is contained in this proxy statement/prospectus. This proxy
statement/prospectus is dated February   , 1999. Eagle shareholders should not
assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Lowe's common stock in the merger creates any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         EAGLE HARDWARE & GARDEN, INC.,

                           MARINER MERGER CORPORATION

                                      AND

                             LOWE'S COMPANIES, INC.

                         DATED AS OF NOVEMBER 22, 1998

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
AGREEMENT AND PLAN OF MERGER.........................................   A-6
PARTIES..............................................................   A-6
         Preamble....................................................   A-6
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER...........................   A-6
   1.1   Merger......................................................   A-6
   1.2   Time and Place of Closing...................................   A-6
   1.3   Effective Time..............................................   A-6
ARTICLE 2 TERMS OF MERGER............................................   A-7
   2.1   Charter.....................................................   A-7
   2.2   Bylaws......................................................   A-7
   2.3   Directors and Officers......................................   A-7
ARTICLE 3 MANNER OF CONVERTING SHARES................................   A-7
   3.1   Conversion of Shares........................................   A-7
   3.2   Anti-Dilution Provisions....................................   A-8
   3.3   Shares Held by Eagle or Lowe's..............................   A-8
   3.4   Dissenting Shareholders.....................................   A-8
   3.5   Fractional Shares...........................................   A-8
   3.6   Conversion of Stock Options; Restricted Stock...............   A-8
ARTICLE 4 EXCHANGE OF SHARES.........................................  A-10
   4.1   Exchange Procedures.........................................  A-10
   4.2   Rights of Former Eagle Shareholders.........................  A-10
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF EAGLE....................  A-11
   5.1   Organization, Standing, and Power...........................  A-11
   5.2   Authority; No Breach By Agreement...........................  A-11
   5.3   Capital Stock...............................................  A-12
   5.4   Eagle Subsidiaries..........................................  A-12
   5.5   SEC Filings; Financial Statements...........................  A-13
   5.6   Absence of Undisclosed Liabilities..........................  A-13
   5.7   Absence of Certain Changes or Events........................  A-14
   5.8   Insurance...................................................  A-14
   5.9   Tax Matters.................................................  A-15
   5.10  Real Property...............................................  A-16
   5.11  Assets......................................................  A-17
   5.12  Intellectual Property.......................................  A-18
   5.13  Environmental Matters.......................................  A-18
   5.14  Compliance with Laws........................................  A-19
   5.15  Labor Relations.............................................  A-20
   5.16  Employee Benefit Plans......................................  A-20
   5.17  Material Contracts..........................................  A-21
   5.18  Legal Proceedings...........................................  A-21
   5.20  Statements True and Correct.................................  A-22
   5.21  Accounting and Tax Matters..................................  A-22
   5.22  State Takeover Laws.........................................  A-22
   5.23  Transactions and Affiliates.................................  A-22
   5.24  Shareholder Agreements......................................  A-23
   5.25  Fees and Expenses of Brokers and Others.....................  A-23
   5.26  Year 2000 Compliance........................................  A-23

                                                                       PAGE
                                                                       ----
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF LOWE'S...................  A-23
   6.1   Organization, Standing, and Power...........................  A-23
   6.2   Authority; No Breach By Agreement...........................  A-23
   6.3   Capital Stock...............................................  A-24
   6.4   Lowe's Subsidiaries.........................................  A-24
   6.5   SEC Filings; Financial Statements...........................  A-25
   6.6   Absence of Undisclosed Liabilities..........................  A-25
   6.7   Absence of Certain Changes or Events........................  A-25
   6.8   Tax Matters.................................................  A-26
   6.9   Assets......................................................  A-26
   6.10  Intellectual Property.......................................  A-26
   6.11  Environmental Matters.......................................  A-27
   6.12  Compliance with Laws........................................  A-28
   6.13  Labor Relations.............................................  A-28
   6.14  Employee Benefit Plans......................................  A-28
   6.15  Legal Proceedings...........................................  A-29
   6.16  Statements True and Correct.................................  A-29
   6.17  Authority of Merger Corporation.............................  A-30
   6.18  Accounting and Tax Matters..................................  A-30
   6.19  Rights Agreement............................................  A-30
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION...................  A-30
   7.1   Affirmative Covenants of Eagle..............................  A-30
   7.2   Negative Covenants of Eagle.................................  A-31
   7.3   Covenants of Lowe's.........................................  A-32
   7.4   Adverse Changes in Condition................................  A-33
ARTICLE 8 ADDITIONAL AGREEMENTS......................................  A-33
   8.1   Registration Statement; Proxy Statement; Shareholder
         Approval....................................................  A-33
   8.2   Exchange Listing............................................  A-33
   8.3   Applications; Antitrust Notification........................  A-33
   8.4   Filings with State Offices..................................  A-34
   8.5   Agreement as to Efforts to Consummate.......................  A-34
   8.6   Investigation and Confidentiality...........................  A-34
   8.7   Press Releases..............................................  A-34
   8.8   Certain Actions; Fiduciary Obligations......................  A-35
   8.9   Accounting and Tax Treatment; Tax Representation Letters....  A-35
   8.10  State Takeover Laws.........................................  A-35
   8.11  Agreement of Affiliates.....................................  A-35
   8.12  Employee Benefits and Contracts.............................  A-36
   8.13  Indemnification, Exculpation and Insurance..................  A-36
   8.14  Convertible Debentures......................................  A-37
   8.15  Accountants' Letters........................................  A-37
   8.16  Consents and Approvals......................................  A-37
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..........  A-37
   9.1   Conditions to Obligations of Each Party.....................  A-37
   9.2   Conditions to Obligations of Lowe's.........................  A-38
   9.3   Conditions to Obligations of Eagle..........................  A-39
ARTICLE 10 TERMINATION; AMENDMENT; WAIVER............................  A-40
  10.1   Termination.................................................  A-40
  10.2   Effect of Termination.......................................  A-41

                                                                       PAGE
                                                                       ----
  10.3   Termination Fee.............................................  A-41
ARTICLE 11 MISCELLANEOUS.............................................  A-42
  11.1   Definitions.................................................  A-42
  11.2   Expenses....................................................  A-48
  11.3   Entire Agreement............................................  A-48
  11.4   Amendments..................................................  A-48
  11.5   Waivers.....................................................  A-48
  11.6   Assignment..................................................  A-48
  11.7   Notices.....................................................  A-49
  11.8   Governing Law...............................................  A-49
  11.9   Counterparts................................................  A-49
  11.10  Captions; Articles and Sections.............................  A-49
  11.11  Interpretations.............................................  A-49
  11.12  Enforcement of Agreement....................................  A-50
  11.13  Severability................................................  A-50
SIGNATURES...........................................................  A-51

                                LIST OF EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
  1.      Plan of Merger (Preamble, sec. 1.1, sec. 11.1).
  2.      Form of Shareholder Agreement (sec. 5.24).
  3.      Form of agreement of affiliates of Eagle (sec. 8.11).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 22, 1998, by and among EAGLE HARDWARE & GARDEN, INC., a Washington corporation ("Eagle"); MARINER MERGER CORPORATION, a Washington corporation ("Merger Corporation"); and LOWE'S COMPANIES, INC., a North Carolina corporation ("Lowe's").

                                    Preamble

     The Boards of Directors of Eagle, Merger Corporation and Lowe's each have adopted this Agreement, approved the Merger (as defined herein) and the other transactions contemplated herein and determined that the Merger and such other transactions are in the best interests of their respective companies and shareholders. This Agreement provides for the Merger of Merger Corporation with and into Eagle upon the terms and conditions set forth herein and in the Plan of Merger, which is incorporated herein and made a part of this Agreement by reference. At the effective time of the Merger, the outstanding shares of the capital stock of Eagle shall be converted into the right to receive shares of the common stock of Lowe's (except as provided herein). As a result, shareholders of Eagle shall become shareholders of Lowe's and Eagle shall continue to conduct its business and operations as a wholly-owned subsidiary of Lowe's. The consummation of the Merger is subject to the approval of this Agreement by the shareholders of Eagle, expiration of the required waiting period under the HSR Act and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions set forth in this Agreement, which incorporates by reference the Plan of Merger included as
Exhibit 1 hereto, and the terms and conditions set forth therein, at the Effective Time (as defined in Section 1.3), Merger Corporation shall be merged with and into Eagle in accordance with the provisions of, and with the effect provided in, Chapter 23B.11 of the WBCA (the "Merger"). Eagle shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of Lowe's and shall continue to be governed by the Laws of the State of Washington.

     1.2 Time and Place of Closing. The closing of the Merger (the "Closing") will take place at 9:00 A.M. Pacific Time on the first business day following the date on which the conditions set forth in Article 9 shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file the Articles of Merger executed in accordance with the relevant provisions of the WBCA and shall make all other filings or recordings required under the WBCA. The Merger shall become effective on the date and at the time the Articles of Merger shall become effective with the Secretary of State of the State of Washington, or such other date and time as mutually agreed upon in writing by the authorized officers of each Party (the "Effective Time").

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Charter. The Articles of Incorporation of Eagle in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article IV of Eagle's Articles of Incorporation will be amended by deleting it in its entirety and replacing it with the following: "Article IV -- Authorized Capital Stock -- the Corporation shall be authorized to issue 1,000 shares of common stock, without par value."

     2.2 Bylaws. The Bylaws of Eagle in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Merger Corporation in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, until such time as new directors are duly elected by Lowe's, as the sole shareholder of the Surviving Corporation, after the Effective Time. The officers of Eagle in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until the directors of the Surviving Corporation shall elect in their sole discretion to remove any such officers from office and/or appoint additional officers.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Lowe's, Eagle, Merger Corporation or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Merger Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.

          (b) Each share of Eagle Common Stock (excluding shares held by Eagle or Lowe's, in each case other than in a fiduciary capacity, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that multiple (rounded to the nearest 1/10,000) of a share of Lowe's Common Stock (the "Exchange Ratio") obtained by dividing $29.00 (the "Per Share Purchase Price") by the Base Period Trading Price (defined to mean the average of the daily closing prices for the shares of Lowe's Common Stock for the ten (10) consecutive trading days on which such shares are actually traded on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Lowe's) ending at the close of trading on the fifth trading day immediately preceding the Closing Date); provided, that for purposes of this calculation, the Base Period Trading Price shall be deemed to equal (i) $45.31 in the event the Base Period Trading Price is greater than $45.31 or (ii) $33.49 in the event the Base Period Trading Price is less than $33.49 (collectively, $45.31 and $33.49 are referred to as the "Base Period Trading Price Limitations"). Pursuant to the Lowe's Rights Agreement, each share of Lowe's Common Stock issued in connection with the Merger upon conversion of Eagle Common Stock shall be accompanied by a Lowe's Right, and all references to Lowe's Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding Lowe's Right, unless the context otherwise requires.

     3.2 Anti-Dilution Provisions. In the event Eagle or Lowe's changes the number of shares of Eagle Common Stock or Lowe's Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Per Share Purchase Price and the Base Period Trading Price, as applicable, and thus the Exchange Ratio, shall be appropriately adjusted to eliminate the effect of such event. In the event Lowe's changes the number of shares of Lowe's Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, (i) the Base Period Trading Price Limitations shall be adjusted appropriately to eliminate the effect of such event, and (ii) if necessary, the anticipated Closing Date shall be postponed for an appropriate period of time agreed upon by the Parties in order for the Base Period Trading Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

     3.3 Shares Held by Eagle or Lowe's. Each of the shares of Eagle Common Stock held by Eagle or Lowe's, in each case other than in a fiduciary capacity, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Any holder of shares of Eagle Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Chapter 23B.13 of the WBCA shall be entitled to receive the fair value of such shares (plus accrued interest) in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the WBCA and surrendered to Eagle the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Eagle fails to perfect, or effectively withdraws or loses, his right to receive payment for his shares pursuant to Chapter 23B.13 of the WBCA, Lowe's shall issue and deliver the consideration to which such holder of shares of Eagle Common Stock would have received under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Eagle Common Stock held by him.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Eagle Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Lowe's Common Stock (after taking into account all shares of Lowe's Common Stock that would otherwise be issuable to such holder upon conversion pursuant to Section 3.1(b)) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Lowe's Common Stock multiplied by the market value of one share of Lowe's Common Stock at the Effective Time. The market value of one share of Lowe's Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Lowe's) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.6  Conversion of Stock Options; Restricted Stock.

     (a) At the Effective Time, each option or other right to purchase shares of Eagle Common Stock pursuant to stock options or stock appreciation rights ("Eagle Options") granted by Eagle under the Eagle Stock Plans, which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Lowe's Common Stock, and Lowe's shall assume each Eagle Option, in accordance with the terms of the Eagle Stock Plans and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Lowe's and its Compensation Committee shall be substituted for Eagle and the Committee of Eagle's Board of Directors (including, if applicable, the entire Board of Directors of Eagle) administering such Eagle Stock Plans, (ii) each Eagle Option assumed by Lowe's may be exercised solely for shares of Lowe's Common Stock (or cash, if so provided under the terms of such Eagle Option), (iii) the number of shares of Lowe's Common Stock subject to such Eagle Option shall be equal to the number of shares of Eagle Common Stock subject to such Eagle Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Eagle Option shall be adjusted by dividing the per share exercise price under each such Eagle Option by the Exchange Ratio and rounding up any fraction of a cent to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Lowe's shall not be obligated to issue any fraction of a share of Lowe's Common Stock upon exercise of Eagle Options and any fraction of a share of Lowe's Common Stock that otherwise would be subject to a converted Eagle Option shall represent the right to receive a cash payment upon exercise of such converted Eagle Option equal to the product of such fraction and the difference between the market value of one share of Lowe's Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Lowe's Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Lowe's) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6(a), each Eagle Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension or renewal of the option, within the meaning of
Section 424(h) of the Internal Revenue Code. Each of Eagle and Lowe's agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using its reasonable efforts to obtain from each holder of an Eagle Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.6.

     (b) As soon as practicable after the Effective Time, Lowe's shall deliver to the participants in each Eagle Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Eagle Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Lowe's shall comply with the terms of each Eagle Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Eagle Stock Plan, that Eagle Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Lowe's shall take all corporate action necessary to reserve for issuance sufficient shares of Lowe's Common Stock for delivery upon exercise of Eagle Options assumed by it in accordance with this Section 3.6. As of the Effective Time, Lowe's shall file a registration statement on Form S-3, Form S-4/A or Form S-8, as applicable (which shall include a re-offer prospectus, if necessary), as the case may be (or any successor or other appropriate forms), with respect to the shares of Lowe's Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, Lowe's shall administer such Eagle Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such Eagle Stock Plan complied with such rule prior to the Effective Time.

     (c) All contractual restrictions or limitations on transfer with respect to Eagle Common Stock awarded under the Eagle Stock Plans or any other plan, program, Contract or arrangement of any Eagle Company, to the extent that such restrictions or limitations shall not have already lapsed as of the Effective Time (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect following the Effective Time with respect to shares of Lowe's Common Stock into which such restricted stock is converted pursuant to
Section 3.1; provided that any restrictions or limitations related to the performance of any Eagle Company shall be equitably adjusted to reflect the transactions contemplated by this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Lowe's and Eagle shall cause the exchange agent selected by Lowe's and reasonably acceptable to Eagle (the "Exchange Agent") to mail to the former shareholders of Eagle appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Eagle Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Eagle Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of Eagle Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Lowe's Common Stock to which such holder may be otherwise entitled (without interest). Lowe's shall not be obligated to deliver the consideration to which any former holder of Eagle Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Eagle Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Eagle Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Lowe's, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Eagle Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of Eagle shall constitute ratification of the appointment of the Exchange Agent.

     4.2 Rights of Former Eagle Shareholders. At the Effective Time, the stock transfer books of Eagle shall be closed as to holders of Eagle Common Stock immediately prior to the Effective Time and no transfer of Eagle Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each certificate theretofore representing shares of Eagle Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 and this Section 4.2 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Eagle in respect of such shares of Eagle Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Eagle shall be entitled to vote after the Effective Time at any meeting of Lowe's shareholders the number of whole shares of Lowe's Common Stock into which their respective shares of Eagle Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Eagle Common Stock for certificates representing Lowe's Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Lowe's on the Lowe's Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Lowe's Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Lowe's Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Eagle Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1. However, upon surrender of such Eagle Common Stock certificate, both the Lowe's Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF EAGLE

     Except as disclosed in Eagle's SEC Documents filed since January 30, 1998 and prior to the date of this Agreement, Eagle hereby represents and warrants to Lowe's as follows:

     5.1 Organization, Standing, and Power. Eagle is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Washington, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Eagle is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

     5.2  Authority; No Breach By Agreement.

     (a) Eagle has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject to the approval of this Agreement by two-thirds of all of the votes entitled to be cast at the Shareholders' Meeting on the approval of this Agreement by the holders of the outstanding shares of Eagle Common Stock (the "Eagle Shareholder Approval"), which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Eagle, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Eagle, subject to the Eagle Shareholder Approval. This Agreement represents a legal, valid, and binding obligation of Eagle, enforceable against Eagle in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Eagle, nor the consummation by Eagle of the transactions contemplated hereby, nor compliance by Eagle with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Eagle's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2 of the Eagle Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Eagle Company under, any Contract or Permit of any Eagle Company or, (iii) subject to satisfaction of the condition referred to in Section 9.1(b), violate any Law or Order applicable to any Eagle Company or any of their respective material Assets other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, Defaults or other occurrences of the type referred to above which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

     (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Eagle of the Merger and the other transactions contemplated in this Agreement, other than (i) the filing of a premerger notification and report form by Eagle under the HSR Act; (ii) the filing with the SEC of (x) the Registration Statement, (y) the Proxy Statement,
(z) such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) the filing of the Articles of Merger with the Washington Secretary of State and appropriate documents with relevant authorities of other states in which Eagle is qualified to do business and such filings with governmental entities to satisfy the applicable requirements of state securities or "blue sky" laws and (iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

     5.3  Capital Stock.

     (a) The authorized capital stock of Eagle consists of (i) 50,000,000 shares of Eagle Common Stock, of which 29,143,756 shares are issued and outstanding as of November 20, 1998 and, except to the extent additional shares are issued in accordance with Section 7.2, pursuant to the Convertible Debentures or pursuant to the Eagle Employee Stock Purchase Plan, not more than 30,659,106 shares will be issued and outstanding as of the Effective Time, and (ii) 10,000,000 shares of preferred stock, without par value, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Eagle are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Eagle has been issued in violation of any preemptive rights of the current or past shareholders of Eagle. Eagle has reserved 2,344,500 shares of Eagle Common Stock for issuance under the Eagle Stock Plans (except the Eagle Employee Stock Purchase Plan), pursuant to which options to purchase not more than 1,515,350 shares of Eagle Common Stock are outstanding as of November 20, 1998.

     (b) Except as set forth in Section 5.3(a) or under the Eagle Employee Stock Purchase Plan or disclosed in Section 5.3 of the Eagle Disclosure Memorandum, there are no shares of capital stock or other equity securities of Eagle outstanding and no outstanding Rights relating to the capital stock of Eagle.

     5.4 Eagle Subsidiaries. Eagle has disclosed in Section 5.4 of the Eagle Disclosure Memorandum all of the Eagle Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Eagle Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Eagle Disclosure Memorandum, Eagle or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Eagle Subsidiary. No capital stock (or other equity interest) of any Eagle Subsidiary is or may become required to be issued (other than to another Eagle Company) by reason of any Rights, and there are no Contracts by which any Eagle Subsidiary is bound to issue (other than to another Eagle Company) additional shares of its capital stock (or other equity interests) or Rights or by which any Eagle Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Eagle Subsidiary (other than to another Eagle Company). There are no Contracts relating to the rights of any Eagle Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Eagle Subsidiary. All of the shares of capital stock (or other equity interests) of each Eagle Subsidiary held by a Eagle Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Eagle Company free and clear of any Lien. Except as disclosed in
Section 5.4 of the Eagle Disclosure Memorandum, each Eagle Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Eagle Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. The minute book and other organizational documents for each Eagle Subsidiary have been made available to Lowe's for its review, and, except as disclosed in Section 5.4 of the Eagle Disclosure Memorandum, are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     5.5  SEC Filings; Financial Statements.

     (a) Eagle has timely filed all SEC Documents required to be filed by Eagle since January 31, 1995 (the "Eagle SEC Reports"). The Eagle SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Eagle SEC Reports (as so amended) or necessary in order to make the statements in such Eagle SEC Reports (as so amended), in light of the circumstances under which they were made, not misleading. No Eagle Subsidiary is required to file any SEC Documents.

     (b) Each of the Eagle Financial Statements (including, in each case, any related notes) contained in the Eagle SEC Reports, including any Eagle SEC Reports filed after the date of this Agreement until the Effective Time, complied (or, if filed after the date of this Agreement, will comply when filed) as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared (or, if prepared after the date of this Agreement, will be prepared) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented (or, if prepared and filed after the date of this Agreement, will fairly present when prepared and filed) in all material respects the consolidated financial position of Eagle and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6 Absence of Undisclosed Liabilities. No Eagle Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Eagle as of January 30, 1998 and July 31, 1998, included in the Eagle Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Eagle Company has incurred or paid any Liability since July 31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section
5.6 of the Eagle Disclosure Memorandum or as would otherwise not violate the first two sentences of this Section 5.6, no Eagle Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of, any Person for any amount in excess of $500,000.

     5.7 Absence of Certain Changes or Events. Since July 31, 1998, except as disclosed in the Eagle Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Eagle Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, and (ii) the Eagle Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of Eagle provided in Article 7, except where such breach or violation has not had, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. As of the date hereof, Section 5.7 of the Eagle Disclosure Memorandum lists (a) all increases in wages, salaries and other compensation and/or benefits instituted, approved or offered across the board to all or substantially all of the Eagle employees since January 30, 1998, and (b) all increases in wages, salaries and other compensation and/or benefits of 10% or more instituted, approved or offered to any employee (whose salary exceeds $50,000) or officer of Eagle since January 30, 1998.

     5.8 Insurance. As of the date hereof, Section 5.8 of the Eagle Disclosure Memorandum accurately sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which any of the Eagle Companies is a party or under which any Eagle Company has any continuing rights or obligations:

          (a) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

          (b) the policy number and the period of coverage.

     With respect to each such insurance policy, except such as would not have, individually or in the aggregate, a Material Adverse Effect on Eagle: (a) the policy is legal, valid, binding, enforceable and in full force and effect (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before any proceeding may be brought); (b) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (except as described in clause (a)); (c) neither any of the Eagle Companies nor, to the Knowledge of the Eagle Companies, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (d) no party to the policy has repudiated any provision thereof. Each of the Eagle Companies has been covered during the past six years by insurance in scope and amount, in its good faith judgment, customary and reasonable for the businesses in which it has been engaged during the aforementioned period. As of the date hereof,

Section 5.8 of the Eagle Disclosure Memorandum also describes any self-insurance arrangements affecting any of the Eagle Companies.

     5.9  Tax Matters.

     (a) Except as set forth in Section 5.9 of the Eagle Disclosure Memorandum:

          (i) Eagle and each of its Subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Internal Revenue Code, of which Eagle is the common parent, such affiliated group files a consolidated federal income tax return and neither Eagle nor any of its Subsidiaries has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group;

          (ii) each of the Eagle Companies has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

          (iii) each of the Eagle Companies has paid all Taxes shown as due on such Tax Returns;

          (iv) each of the Eagle Companies is in material compliance with all applicable information reporting and tax withholding requirements under federal, state, local and foreign Laws;

          (v) there are no Liens with respect to Taxes (other than for current Taxes not yet due and payable) upon any of the Assets of the Eagle Companies;

          (vi) each of the Eagle Companies has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due;

          (vii) none of the Eagle Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to any of the Eagle Companies for any open tax period; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to any of the Eagle Companies; there is no currently pending administrative or judicial proceeding, or any deficiency or refund litigation, with respect to Taxes of any of the Eagle Companies, the adverse outcome of which would have a Material Adverse Effect on the Eagle Companies; and any such assertion, assessment, proceeding or litigation disclosed on Section 5.9 of the Eagle Disclosure Memorandum is being contested in good faith through appropriate measures, and its status is described in Section 5.9 of the Eagle Disclosure Memorandum;

          (viii) none of the Eagle Companies has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Internal Revenue Code or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code;

          (ix) none of the Eagle Companies is required to include in income any amount from an adjustment pursuant to Section 481 of the Internal Revenue Code or any similar provision of state or local Law, and Eagle has no Knowledge that any governmental authority has proposed any such adjustment;

          (x) none of the Eagle Companies has made or is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or 280G of the Internal Revenue Code; and

          (xi) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which Eagle is the common parent which would have a Material Adverse Effect on Eagle if taken into account.

     (b) Section 5.9 of the Eagle Disclosure Memorandum lists all types of material Taxes paid and Tax Returns filed by or on behalf of any of the Eagle Companies and expressly indicates each Tax with respect to which any of the Eagle Companies is or has been included in a consolidated, unitary or combined return.

     5.10 Real Property. Section 5.10 of the Eagle Disclosure Memorandum is a true and correct list of all Real Property of the Eagle Companies and all real estate with respect to which any Eagle Company has entered into a written agreement for purchase, sale or lease as of the date hereof and, except as otherwise expressly agreed by the Parties in writing, as of the Effective Time. With respect to the Real Property or such real estate subject to a written agreement for purchase, sale or lease as of the date hereof and, except as otherwise expressly agreed by the Parties in writing or as expressly limited below, as of the Effective Time:

          (a) except as set forth in Section 5.10(a) of the Eagle Disclosure Memorandum, there are no leases or subleases, including amendments or modifications to leases or subleases, in which any Eagle Company is the tenant/lessee or subtenant/sublessee of any Real Property;

          (b) except as set forth in Section 5.10(b) of the Eagle Disclosure Memorandum, there are no leases or subleases, including amendments or modifications to leases or subleases, in which any Eagle Company is the landlord/lessor of any Real Property or any licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel;

          (c) as of the date hereof, Section 5.10(c) of the Eagle Disclosure Memorandum contains a true and correct list of all title policies in the possession or control of any Eagle Company;

          (d) to the Knowledge of Eagle, except as set forth in Section 5.10(d) of the Eagle Disclosure Memorandum, there are no pending or threatened condemnation proceedings, mechanics' or materialman's Liens or claims of Lien, lawsuits or administrative actions relating to the Real Property or any portion thereof or other matters affecting adversely the current use, occupancy or value thereof;

          (e) with respect to the Real Property on which there is an open and operating Eagle store and any other Real Property that any Eagle Company owns or leases, (i) the buildings and improvements are located within the boundary lines of the described parcels of such Real Property, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), (ii) no covenant or other restriction or obligation of any kind is binding on such Real Property owned or leased by any Eagle Company (provided that such representation is qualified to the Knowledge of Eagle insofar as it relates to covenants, restrictions or obligations which any Eagle Company is not responsible for obtaining in its capacity as lessee) and (iii) to the extent consistent with the current development of such Real Property, all approvals of governmental authorities (including licenses and permits) required in connection with the ownership, occupation, operation or construction thereof have been obtained or will be timely obtained in accordance with Law with respect to such Real Property owned or leased by any Eagle Company (provided that such representation is qualified to the Knowledge of Eagle insofar as it relates to approvals that any Eagle Company is not responsible for obtaining in its capacity as lessee), in each case of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, prohibit the intended use of any such Real Property as a retail home improvement warehouse store with a lawn and garden center consistent with Eagle's use of a majority of its existing stores or, with respect to the Eagle warehouse property, the intended use of such property as a warehouse and distribution facility; provided that, notwithstanding the provisions of Section 9.2(a) to the contrary, the breach by Eagle of this Section 5.10(e) with respect to any Eagle store location or the Eagle warehouse property shall be deemed to have a Material Adverse Effect on Eagle under this Agreement;

          (f) except as disclosed in Section 5.10(f) of the Eagle Disclosure Memorandum, there are no outstanding options, rights of first refusal, or rights of first offer to purchase or lease any of the Real Property or any portion thereof or interest therein;

          (g) there are no parties (other than any of the Eagle Companies, except in any case where an Eagle Company has entered into a contract to purchase a parcel but has not yet closed such purchase) in possession of the parcel, other than tenants under any leases or subleases disclosed in
     Section 5.10(g) of the Eagle Disclosure Memorandum who are in possession of space to which they are entitled;

          (h) to the extent that there is an open and operating Eagle store on the Real Property, the Real Property is supplied with utilities and other services necessary for its operation as a Eagle store, including gas, electricity, water, telephone, sanitary sewer and storm sewer, and to the extent there is not an open and operating Eagle store on the Real Property, such utilities and other services are available to serve the Real Property;

          (i) each parcel of Real Property has legal vehicular access to a public road and such access has been properly permitted or otherwise authorized in accordance with Law;

          (j) except as set forth in Section 5.10(j) of the Eagle Disclosure Memorandum, Eagle has not entered into any (i) site development agreements where the sitework has not been completed or entirely paid for or (ii) escrow agreements (other than purchase agreement escrows disclosed in accordance with Section 5.10(l) of the Eagle Disclosure Memorandum) where the funds contemplated by such escrow have not been fully disbursed;

          (k) as of the date hereof, except as set forth in Section 5.10(k) of the Eagle Disclosure Memorandum, Eagle has not entered into any options or agreements to purchase or lease real estate (including any amendments or modifications thereto);

          (l) as of the date hereof, except as set forth in Section 5.10(l) of the Eagle Disclosure Memorandum, Eagle has not (i) incurred brokerage commissions or finders fees which have not been paid, (ii) entered into any brokers or finders agreements, or (iii) has not dealt with any brokers or finders in connection with any prospective real estate subject to options or agreements disclosed in Section 5.10(k) of the Eagle Disclosure Memorandum;

          (m) Eagle has not received a notice of default or similar notice affecting a parcel and has not delivered a notice of default to any third party that has not otherwise been cured and, to the Knowledge of Eagle, Eagle is not in default with respect to any obligations affecting a parcel and no third party is in default with respect to any obligations owing to Eagle; and

          (n) to the Knowledge of Eagle, the legal instruments disclosed in
     Section 5.10 of the Eagle Disclosure Memorandum (regardless of what subsection) are in full force and effect; provided that the foregoing representation and warranty shall not extend to any matters disclosed in
     Section 5.10(l) of the Eagle Disclosure Memorandum.

     5.11 Assets. Except as disclosed in Section 5.11 of the Eagle Disclosure Memorandum, as disclosed or reserved against in the Eagle Financial Statements or with respect to Real Property of Eagle, the Eagle Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to Eagle's business on a consolidated basis. All Assets which are material to Eagle's business on a consolidated basis, held under leases or subleases by any of the Eagle Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.12  Intellectual Property.

     (a) Except as set forth in Section 5.12(a) of the Eagle Disclosure Memorandum or as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle: (i) the Eagle Companies own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property reasonably necessary or desirable for the operation of the businesses of the Eagle Companies as presently conducted; (ii) each item of Intellectual Property owned or used by any of the Eagle Companies immediately prior to the Effective Time will be owned or available for use by the Eagle Companies on identical terms and conditions immediately subsequent to the Effective Time; (iii) each of the Eagle Companies has taken all reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses; and (iv) each owned item of Intellectual Property has not been abandoned.

     (b) Except as set forth in Section 5.12(b) of the Eagle Disclosure Memorandum, to the Knowledge of Eagle, none of the Eagle Companies has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third party, and to the Knowledge of Eagle, none of the Eagle Companies has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any of the Eagle Companies must license or refrain from using any intellectual property rights of any third party), except for infringements, conflicts or other occurrences of the type described above which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. To the Knowledge of Eagle, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any of the Eagle Companies, except such as have not had, or are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

     (c) As of the date hereof, Section 5.12(c) of the Eagle Disclosure Memorandum identifies each patent, trademark, copyright or other registration that has been issued to any of the Eagle Companies with respect to any of its Intellectual Property, identifies each pending application or application for registration that any of the Eagle Companies has made with respect to any of its Intellectual Property and identifies each license, agreement or other permission that any of the Eagle Companies has granted to any third party with respect to any of its Intellectual Property (together with any exceptions thereto). Except as set forth in Section 5.12(c) of the Eagle Disclosure Memorandum, Eagle has made available to Lowe's correct and complete copies of all such patents, registrations, applications, licenses, agreements, permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. As of the date hereof, Section 5.12(c) of the Eagle Disclosure Memorandum also identifies each trade name or unregistered trademark used by any of the Eagle Companies in connection with any of its businesses. Except as set forth in Section 5.12(c) of the Eagle Disclosure Memorandum, with respect to each item of Intellectual Property required to be identified therein:

          (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

          (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Eagle, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

          (iii) none of the Eagle Companies has licensed or, to the Knowledge of Eagle, permitted any third party to use any such item.

     5.13  Environmental Matters.

     (a) To the Knowledge of Eagle, each Eagle Company holds all Permits required under Environmental Laws for it to carry on its business as now conducted ("Environmental Permits"), and each Eagle Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all such Environmental Permits and Environmental Laws, except for failures to hold Environmental Permits and instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

     (b) There is no Litigation pending or, to the Knowledge of Eagle, threatened before any court, governmental agency, or authority or other forum in which any Eagle Company or any of its Operating Properties or Participation Facilities (or Eagle in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, to the Knowledge of Eagle, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Eagle Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or, to the Knowledge of Eagle, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, nor, to the Knowledge of Eagle, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

     (c) During the period of (i) any Eagle Company's ownership or operation of any of their respective current properties, (ii) any Eagle Company's participation in the management of any Participation Facility, or (iii) any Eagle Company's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. Prior to the period of (i) any Eagle Company's ownership or operation of any of their respective current properties, (ii) any Eagle Company's participation in the management of any Participation Facility, or (iii) any Eagle Company's holding of a security interest in an Operating Property, to the Knowledge of Eagle, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting (or potentially affecting) any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

     5.14 Compliance with Laws. Each Eagle Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. Except as disclosed in Section 5.14 of the Eagle Disclosure Memorandum, none of the Eagle
Companies:

          (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

          (b) is in Default under any Laws or Orders applicable to its business or employees conducting its business, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle; or

          (c) since January 27, 1995, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Eagle Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, or

     (iii) requiring any Eagle Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

     5.15 Labor Relations. No Eagle Company is the subject of any Litigation asserting that it or any other Eagle Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Eagle Company to bargain with any labor organization as to wages or conditions of employment, nor is any Eagle Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Eagle Company pending or, to the Knowledge of Eagle, threatened nor, to the Knowledge of Eagle, is there any activity involving any Eagle Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.16  Employee Benefit Plans.

     (a) Eagle has disclosed in Section 5.16(a) of the Eagle Disclosure Memorandum, and has made available to Lowe's prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Eagle Company or any entity required to be treated as a single employer with Eagle under Section 414 of the Internal Revenue Code (an "ERISA Affiliate") thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Eagle Benefit Plans"). Any of the Eagle Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "Eagle ERISA Plan." No Eagle ERISA Plan is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Eagle ERISA Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

     (b) All Eagle Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle or any ERISA Affiliate. Each Eagle ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Eagle is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

     (c) No Eagle Company has any unsatisfied Liability under Title IV of ERISA.

     (d) Except as disclosed in Section 5.16(d) of the Eagle Disclosure Memorandum, or as required by Law, no Eagle Company has any Liability for retiree health and life benefits under any of the Eagle Benefit Plans. There are no restrictions on the rights of such Eagle Company to amend or terminate any Eagle Benefit Plan without incurring any Liability thereunder.

     (e) Except as disclosed in Section 5.16(e) of the Eagle Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Eagle Company from any Eagle Company under any Eagle Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Eagle Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.17 Material Contracts. Except as disclosed in Section 5.17 of the Eagle Disclosure Memorandum or otherwise reflected in the Eagle Financial Statements, none of the Eagle Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Eagle Company or the guarantee by any Eagle Company of any such obligation (other than trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Eagle Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (v) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $500,000), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Eagle with the SEC as of the date of this Agreement (except as filed as exhibits to Eagle's SEC Documents filed since January 30, 1998 and prior to the date hereof) (together with all Contracts referred to in Sections 5.11 and 5.16(a), the "Eagle Contracts"). With respect to each Eagle Contract and except as disclosed in Section 5.17 of the Eagle Disclosure Memorandum: (i) the Contract is in full force and effect (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before any proceeding may be brought); (ii) no Eagle Company is in Default thereunder, except where a Default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle; (iii) no Eagle Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Eagle, in Default in any respect or has repudiated or waived any material provision thereunder, except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. Except as disclosed in Section 5.17 of the Eagle Disclosure Memorandum, all of the indebtedness of any Eagle Company for money borrowed is prepayable at any time by such Eagle Company without penalty or premium.

     5.18 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Eagle, threatened against any Eagle Company, or against any director, employee or employee benefit plan of any Eagle Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Eagle Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle; provided that, for purposes of this Section 5.18, any such Litigation or Order arising after the date hereof shall not be deemed to have a Material Adverse Effect on Eagle if and to the extent such Litigation or Order is based on this Agreement or the transactions contemplated hereby. Section 5.18 of the Eagle Disclosure Memorandum contains a summary of all pending Litigation as of the date of this Agreement to which any Eagle Company is a party and which names a Eagle Company as a defendant or cross-defendant and for which any Eagle Company has potential Liability that is reasonably likely to have a Material Adverse Effect on Eagle.

     5.19  Intentionally omitted.

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

     5.20 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any Eagle Company or any Affiliate thereof to Lowe's pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Eagle Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Lowe's with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Eagle Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Eagle's shareholders in connection with the Shareholders' Meeting, will, at the date the Proxy Statement is first mailed to the shareholders of Eagle, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the 1934 Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Eagle with respect to statements made or incorporated by reference therein based on information supplied by Lowe's specifically for inclusion or incorporation by reference in the Proxy Statement.

     5.21 Accounting and Tax Matters. No Eagle Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     5.22 State Takeover Laws. No "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws") of the WBCA, including Chapter 23B.19 of the WBCA, will be applicable to the execution of this Agreement or the consummation of the Merger, and to the Knowledge of Eagle, no other Takeover Laws are applicable to this Agreement or the Merger.

     5.23 Transactions and Affiliates. For purposes of this Section, the term "Affiliate" shall mean (a) any holder of 5% or more of the voting securities of Eagle, (b) any director, officer or employee of the Eagle Companies, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with any of the Eagle Companies or (d) any member of the immediate family of any of such persons. Except as set forth in Section
5.23 of the Eagle Disclosure Memorandum or as disclosed in the Eagle SEC Reports, since January 27, 1995, the Eagle Companies have not, in the ordinary course of business or otherwise, (A) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (B) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of one or more of the Eagle Companies), (C) entered into or modified in any manner any Contract with, or (D) borrowed any money from, or made or forgiven any loan or other advance to, any Affiliate. Except as set forth in Section 5.23 of the Eagle Disclosure Memorandum, as disclosed in the Eagle SEC Reports, or in each case in an amount that is less than $100,000, (i) the Contracts of the Eagle Companies do not include any obligation or commitment between any of the Eagle Companies and any Affiliate, (ii) the Assets of the Eagle Companies do not include any receivable or other obligation or commitment from an Affiliate to any of the Eagle Companies and (iii) the Liabilities of the Eagle Companies do not include any payable or other obligation or commitment from any of the Eagle Companies to any Affiliate.

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

     5.24 Shareholder Agreements. Each of the directors of Eagle has executed and delivered to Lowe's an agreement in substantially the form of Exhibit 2.

     5.25  Fees and Expenses of Brokers and Others. None of the Eagle Companies
(a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement which could reasonably give rise to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Eagle has engaged NationsBanc Montgomery Securities, LLC ("NMS") to represent it in connection with such transactions, and shall pay all of NMS's fees and expenses in connection with such engagement.

     5.26 Year 2000 Compliance. Eagle and the Eagle Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by the Year 2000 Problem and have initiated a program to achieve Year 2000 Compliance by December 31, 1999. As of the date hereof, except as is not reasonably likely to have a Material Adverse Effect on Eagle: (i) Eagle and the Eagle Subsidiaries have implemented such Year 2000 program in accordance with the timetable set forth therein; (ii) Eagle and the Eagle Subsidiaries have made appropriate inquiries as to the Year 2000 Compliance of their material suppliers, service providers, franchisors and vendors, and neither Eagle nor any Eagle Subsidiary has received notice of any inability on the part of such entities to achieve Year 2000 Compliance in a timely manner; and (iii) based on such review and program, Eagle and the Eagle Subsidiaries believe that the Year 2000 Problem, including costs of remediation, will not have a Material Adverse Effect on Eagle.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF LOWE'S

     Except as disclosed in Lowe's SEC Documents filed since January 30, 1998 and prior to the date of this Agreement, Lowe's hereby represents and warrants to Eagle as follows:

     6.1 Organization, Standing, and Power. Lowe's is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Lowe's is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's.

     6.2  Authority; No Breach By Agreement.

     (a) Lowe's has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Lowe's. This Agreement represents a legal, valid, and binding obligation of Lowe's, enforceable against Lowe's in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Lowe's, nor the consummation by Lowe's of the transactions contemplated hereby, nor compliance by Lowe's with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Lowe's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Lowe's Company under, any Contract or Permit of any Lowe's Company or, (iii) subject to satisfaction of the condition referred to in Section 9.1(b), violate any Law or Order applicable to any Lowe's Company or any of their respective material Assets other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, Defaults or other occurrences of the type referred to above which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's.

     (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Lowe's of the Merger and the other transactions contemplated in this Agreement, other than (i) the filing of a premerger notification and report form by Lowe's under the HSR Act; (ii) the filing with the SEC of (y) the Registration Statement and (z) such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) with respect to Merger Corporation, the filing of the Articles of Merger with the Washington Secretary of State; (iv) such filings with governmental entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's.

     6.3  Capital Stock.

     (a) The authorized capital stock of Lowe's consists of (i) 1,400,000,000 shares of Lowe's Common Stock, of which 352,680,698 shares are issued and outstanding as of November 18, 1998, and (ii) 5,000,000 shares of Lowe's Preferred Stock, none of which is issued and outstanding. All of the issued and outstanding shares of Lowe's Capital Stock are, and all of the shares of Lowe's Common Stock to be issued in exchange for shares of Eagle Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Lowe's Capital Stock has been, and none of the shares of Lowe's Common Stock to be issued in exchange for shares of Eagle Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Lowe's. Lowe's has reserved 15,811,292 shares of Lowe's Common Stock for issuance under the Lowe's Stock Plans, pursuant to which options to purchase not more than 3,341,755 shares of Lowe's Common Stock are outstanding as of November 18, 1998.

     (b) Except as set forth in Section 6.3(a), or as provided pursuant to the Lowe's Rights Agreement, or as disclosed in Section 6.3 of the Lowe's Disclosure Memorandum, there are no shares of capital stock or other equity securities of Lowe's outstanding and no outstanding Rights relating to the capital stock of Lowe's.

     6.4 Lowe's Subsidiaries. No capital stock (or other equity interest) of any Lowe's Subsidiary is or may become required to be issued (other than to another Lowe's Company) by reason of any Rights, and there are no Contracts by which any Lowe's Subsidiary is bound to issue (other than to another Lowe's Company) additional shares of its capital stock (or other equity interests) or Rights or by which any Lowe's Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Lowe's Subsidiary (other than to another Lowe's Company). There are no Contracts relating to the rights of any Lowe's Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Lowe's Subsidiary. All of the shares of capital stock (or other equity interests) of each Lowe's Subsidiary held by a Lowe's Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Lowe's Company free and clear of any Lien. Each

Lowe's Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Lowe's Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's.

     6.5  SEC Filings; Financial Statements.

     (a) Lowe's has timely filed and made available to Eagle all SEC Documents required to be filed by Lowe's since January 31, 1995 (the "Lowe's SEC Reports"). The Lowe's SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Lowe's SEC Reports (as so amended) or necessary in order to make the statements in such Lowe's SEC Reports (as so amended), in light of the circumstances under which they were made, not misleading. No Lowe's Subsidiary is required to file any SEC Documents.

     (b) Each of the Lowe's Financial Statements (including, in each case, any related notes) contained in the Lowe's SEC Reports, including any Lowe's SEC Reports filed after the date of this Agreement until the Effective Time, complied (or, if filed after the date of this Agreement, will comply when filed) as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared (or, if prepared after the date of this Agreement, will be prepared) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented (or, if prepared and filed after the date of this Agreement, will fairly present when prepared and filed) in all material respects the consolidated financial position of Lowe's and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No Lowe's Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Lowe's as of January 30, 1998 and July 31, 1998, included in the Lowe's Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Lowe's Company has incurred or paid any Liability since July 31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's or
(ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 6.6 of the Lowe's Disclosure Memorandum or as would otherwise not violate the first two sentences of this Section 6.6, no Lowe's Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of, any Person for any amount in excess of $5,000,000.

     6.7 Absence of Certain Changes or Events. Since July 31, 1998, except as disclosed in the Lowe's Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Lowe's Disclosure Memorandum,
(i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a

Material Adverse Effect on Lowe's, and (ii) the Lowe's Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Lowe's provided in Article 7.

     6.8 Tax Matters. Except as set forth in Section 6.8 of the Lowe's Disclosure Memorandum:

          (a) Lowe's and each of its Subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Internal Revenue Code, of which Lowe's is the common parent, such affiliated group files a consolidated federal income tax return and neither Lowe's nor any of its Subsidiaries has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group;

          (b) each of the Lowe's Companies has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

          (c) each of the Lowe's Companies has paid all Taxes shown as due on such Tax Returns;

          (d) there are no Liens with respect to Taxes (other than for current Taxes not yet due and payable) upon any of the Assets of the Lowe's Companies;

          (e) each of the Lowe's Companies has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due; and

          (f) none of the Lowe's Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to any of the Lowe's Companies for any open tax period; there is no currently pending administrative or judicial proceeding, or any deficiency or refund litigation, with respect to Taxes of any of the Lowe's Companies, the adverse outcome of which would have a Material Adverse Effect on Lowe's; and any such assertion, assessment, proceeding or litigation disclosed on Section 6.8 of the Lowe's Disclosure Memorandum is being contested in good faith through appropriate measures, and its status is described in Section 6.8 of the Lowe's Disclosure Memorandum.

     6.9 Assets. Except as disclosed in Section 6.9 of the Lowe's Disclosure Memorandum, as disclosed or reserved against in the Lowe's Financial Statements made available to Eagle prior to the date of this Agreement, or with respect to Real Property of Lowe's, the Lowe's Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to Lowe's business on a consolidated basis. All Assets which are material to Lowe's business on a consolidated basis, held under leases or subleases by any of the Lowe's Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     6.10 Intellectual Property. Each Lowe's Company owns or has a license to use all of the Intellectual Property used by such Lowe's Company in the course of its business. Each Lowe's Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Lowe's Company in connection with such Lowe's Company's business operations, and such Lowe's Company has the right to convey by sale or license any Intellectual Property so conveyed. No Lowe's Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Lowe's threatened, which challenge the rights of any Lowe's Company with respect to Intellectual Property used, sold or licensed by such Lowe's

Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Lowe's Companies does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.10 of the Lowe's Disclosure Memorandum, no Lowe's Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 6.10 of the Lowe's Disclosure Memorandum, every officer, director, or employee of any Lowe's Company is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Lowe's Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Lowe's Company, and no such officer, director or employee is party to any Contract with any Person other than a Lowe's Company which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Lowe's Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Lowe's Company. Except as disclosed in Section 6.10 of the Lowe's Disclosure Memorandum, no officer, director or employee of any Lowe's Company is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Lowe's Company.

     6.11  Environmental Matters.

     (a) To the Knowledge of Lowe's, each Lowe's Company holds all Environmental Permits, and each Lowe's Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all such Environmental Permits and all Environmental Laws, except for failures to hold Environmental Permits and instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's.

     (b) There is no Litigation pending or, to the Knowledge of Lowe's, threatened before any court, governmental agency, or authority or other forum in which any Lowe's Company or any of its Operating Properties or Participation Facilities (or Lowe's in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Lowe's Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or, to the Knowledge of Lowe's, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's.

     (c) During the period of (i) any Lowe's Company's ownership or operation of any of their respective current properties, (ii) any Lowe's Company's participation in the management of any Participation Facility, or (iii) any Lowe's Company's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's. Prior to the period of (i) any Lowe's Company's ownership or operation of any of their respective current properties, (ii) any Lowe's Company's participation in the management of any Participation Facility, or (iii) any Lowe's Company's holding of a security interest in a Operating Property, to the Knowledge of Lowe's, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

     6.12 Compliance with Laws. Each Lowe's Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's. Except as disclosed in Section 6.12 of the Lowe's Disclosure Memorandum, none of the Lowe's Companies:

          (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

          (b) is in Default under any Laws or Orders applicable to its business or employees conducting its business, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's; or

          (c) since January 27, 1995, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Lowe's Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's, or
     (iii) requiring any Lowe's Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

     6.13 Labor Relations. No Lowe's Company is the subject of any Litigation asserting that it or any other Lowe's Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Lowe's Company to bargain with any labor organization as to wages or conditions of employment, nor is any Lowe's Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Lowe's Company pending or, to the Knowledge of Lowe's, threatened, nor to the Knowledge of Lowe's, is there any activity involving any Lowe's Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.14  Employee Benefit Plans.

     (a) Lowe's has made available to Eagle prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Lowe's Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Lowe's Benefit Plans"). Any of the Lowe's Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Lowe's ERISA Plan." No Lowe's ERISA Plan is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Lowe's ERISA Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

     (b) All Lowe's Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's. Each Lowe's ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Lowe's is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

     (c) No Lowe's Company has any unsatisfied Liability under Title IV of
ERISA.

     (d) Except as disclosed in Section 6.14(d) of the Lowe's Disclosure Memorandum, or as required by Law, no Lowe's Company has any Liability for retiree health and life benefits under any of the Lowe's Benefit Plans. There are no restrictions on the rights of such Lowe's Company to amend or terminate any Lowe's Benefit Plan without incurring any Liability thereunder.

     (e) Except as disclosed in Section 6.14(e) of the Lowe's Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Lowe's Company from any Lowe's Company under any Lowe's Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Lowe's Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     6.15 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Lowe's, threatened against any Lowe's Company, or against any director, employee or employee benefit plan of any Lowe's Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Lowe's Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's. Section 6.15 of the Lowe's Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Lowe's Company is a party and which names Lowe's as a defendant or cross-defendant and for which any Lowe's Company has potential Liability that is reasonably likely to have a Material Adverse Effect on Lowe's.

     6.16 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Lowe's Company or any Affiliate thereof to Eagle pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Lowe's Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Lowe's with the SEC, will, when the Registration Statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Lowe's Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Eagle's shareholders in connection with the Shareholders Meeting will, at the date the Proxy Statement is first mailed to the shareholders of Eagle, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the 1933 Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Lowe's with respect to statements made or incorporated by reference therein based on information supplied by Eagle specifically for inclusion or incorporation by reference in the Registration Statement.

     6.17 Authority of Merger Corporation. Merger Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington as a wholly owned Subsidiary of Lowe's. The authorized capital stock of Merger Corporation shall consist of 1,000 shares of Merger Corporation Common Stock, all of which is validly issued and outstanding, fully paid and non-assessable and is owned by Lowe's free and clear of any Lien. Merger Corporation has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corporation. This Agreement represents a legal, valid, and binding obligation of Merger Corporation, enforceable against Merger Corporation in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Lowe's, as the sole shareholder of Merger Corporation, has voted prior to the Effective Time the shares of Merger Corporation Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

     6.18 Accounting and Tax Matters. No Lowe's Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     6.19 Rights Agreement. Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the Lowe's Rights Agreement (other than as contemplated by Section 6.3) or enable or require the Lowe's Rights to be exercised, distributed or triggered. No "Stock Acquisition Date" or "Flip-in Date" (as such terms are defined in the Lowe's Rights Agreement) has occurred.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Eagle. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Lowe's shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Eagle shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (c) use reasonable efforts to request estoppels, in form reasonably acceptable to Lowe's, within thirty (30) days from the date of this Agreement, from every landlord with respect to all Real Property leased by Eagle, and from every third party to each agreement relating to Real Property in which Eagle has a contractual right to obtain an estoppel or such similar instrument.

     7.2 Negative Covenants of Eagle. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as set forth in Section 7.2 of the Eagle Disclosure Memorandum, Eagle covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, chief administrative officer or chief financial officer of Lowe's, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Eagle Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Eagle Company to another Eagle Company and any refinancing of short-term indebtedness) in excess of an aggregate of $500,000 (for the Eagle Companies on a consolidated basis) except in the ordinary course of the business of Eagle Companies consistent with past practices, or impose, or suffer the imposition, on any Asset of any Eagle Company of any Lien or permit any such Lien to exist (other than Liens in effect as of the date hereof that are disclosed in the Eagle Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Eagle Company, or declare or pay any dividend or make any other distribution in respect of Eagle's capital stock; or

          (d) except (i) pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, (ii) the grant to new employees (in connection with new store openings permitted hereunder after the date hereof) of options to acquire up to 10,000 shares of Eagle Common Stock per new store in the ordinary course and consistent with past practices (except that no such option grant shall provide for acceleration of vesting as a result of this Agreement or consummation of the transactions contemplated herein), (iii) the delivery of Eagle Common Stock as of December 31, 1998, pursuant to the Eagle Employee Stock Purchase Plan (except that no additional offering shall be made under such plan after December 31, 1998), or (iv) as disclosed in
     Section 7.2(d) of the Eagle Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Eagle Common Stock or any other capital stock of any Eagle Company, or any stock appreciation rights, or any option, warrant, or other Right; or

          (e) adjust, split, combine or reclassify any capital stock of any Eagle Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Eagle Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Eagle Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Eagle Company) or (y) any Asset other than in the ordinary course of business; provided, that no sales of any Assets to any Affiliates of Eagle may be made; or

          (f) except for purchases of Assets (other than Real Property Assets) in the ordinary course of business, consistent with past practice and except in accordance with Eagle's written investment policies, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than a wholly owned Eagle Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) except as required by Law or in accordance with obligations or Contracts existing as of the date hereof, (i) grant any increase in compensation or benefits to the employees or officers of any Eagle Company or make awards under existing Eagle Benefits Plans, except in accordance with past practice (which includes periodic performance reviews and grants in connection with the hiring and promotion of employees); (ii) pay any severance or termination pay or any bonus (except in accordance with past practice); (iii) enter into or amend any severance agreements with officers of any Eagle Company; (iv) grant any material increase in fees or other increases in compensation or other benefits or make awards under existing Eagle Benefits Plans to directors of any Eagle Company except in accordance with past practice; or (v) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Rights; or

          (h) enter into or amend any employment Contract between any Eagle Company and any Person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by Law) that the Eagle Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) except as expressly contemplated in Section 8.12, adopt any new employee benefit plan of any Eagle Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Eagle Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls other than in the ordinary course of business, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Eagle Company for material money damages or restrictions upon the operations of any Eagle Company; or

          (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     7.3 Covenants of Lowe's. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Lowe's covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Lowe's Common Stock and the business prospects of the Lowe's Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Lowe's Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Lowe's Company from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Lowe's, desirable in the conduct of the business of Lowe's and its Subsidiaries, provided that such actions shall not delay in any material respect the Effective Time or hinder consummation of the Merger. Lowe's further covenants and agrees that it will not, without the prior written consent of the chief executive officer, president or chief financial officer of Eagle, which consent shall not be unreasonably withheld, (A) amend the Articles of Incorporation or Bylaws of Lowe's or, except as expressly contemplated by this

Agreement, the Lowe's Rights Agreement, in each case, in any manner adverse to the holders of Eagle Common Stock as compared to rights of holders of Lowe's Common Stock generally as of the date of this Agreement, or (B) make any significant change in any Tax or accounting methods or systems of internal accounting controls other than in the ordinary course of business, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement, Lowe's shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Lowe's Common Stock upon consummation of the Merger. Eagle shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Lowe's may reasonably request in connection with such action. Eagle shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement. In connection with the Shareholders' Meeting, (i) Eagle shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Eagle shall recommend to its shareholders the approval of the matters submitted for approval (unless the Board of Directors of Eagle, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of the fiduciary duties or other legal obligations of the Board of Directors), and (iv) Eagle shall use its reasonable efforts to obtain such shareholders' approval (unless the Board of Directors of Eagle, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of the fiduciary duties or other legal obligations of the Board of Directors). Lowe's and Eagle shall make all necessary filings with respect to the Merger under the Securities Laws.

     8.2 Exchange Listing. Lowe's shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Lowe's Common Stock to be issued to the holders of Eagle Common Stock pursuant to the Merger, and Lowe's shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

     8.3 Applications; Antitrust Notification. Lowe's shall prepare and file, and Eagle shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Each of the Parties will within five business days of the date hereof file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Eagle and Merger Corporation shall execute and file the Articles of Merger with the Secretary of State of the State of Washington in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6  Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Eagle shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Eagle to preserve the confidentiality of the information relating to the Eagle Companies provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7 Press Releases. Prior to the Effective Time, Eagle and Lowe's shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions; Fiduciary Obligations. Except with respect to this Agreement and the transactions contemplated hereby, no Eagle Company nor any Affiliate thereof nor any Representatives thereof retained by any Eagle Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Subject to the provisions of Sections 10.1(e) and 10.3 hereof, Eagle may, in response to a Superior Proposal (as defined below) which was not solicited by it, and subject to providing notice of such Superior Proposal to Lowe's as described below, furnish any non-public information in connection with, negotiate with respect to, or enter into any Contract with respect to, such Superior Proposal. Nothing contained in this Agreement shall prevent Eagle from making any disclosure of information about an Acquisition Proposal to its shareholders if in the good faith judgment of the Board of Directors of Eagle, after consultation with outside counsel, failure to so disclose would constitute a breach of its fiduciary duties or other legal obligations. Pursuant to the proviso set forth in Section 10.1(e) hereof, Eagle shall promptly advise Lowe's following the receipt of any Acquisition Proposal or Superior Proposal and the material details thereof, and advise Lowe's of any material developments with respect to such Acquisition Proposal or Superior Proposal promptly upon the occurrence thereof. Eagle shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing. For purposes of this Agreement, a "Superior Proposal" means any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or sale of all or substantially all of the Assets of the Eagle Companies or a tender or exchange offer for more than 50% of the equity securities of Eagle, and with respect to which the Board of Directors of Eagle determines in good faith, after consultation with its financial advisor, to be more favorable to Eagle's shareholders than the Merger. For purposes of this Agreement, "Acquisition Proposal" means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving Eagle or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Eagle or any of its Subsidiaries.

     8.9 Accounting and Tax Treatment; Tax Representation Letters. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action that is reasonably likely to cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes and a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. For purposes of the tax opinions described in Sections 9.2 (d) and 9.3(d) of this Agreement, each of Eagle and Lowe's shall provide representation letters, in form and substance reasonably satisfactory to Lowe's and Eagle, each dated as of the date that is two business days prior to the date the Proxy Statement is first mailed to shareholders of Eagle and reissued as of the Closing Date.

     8.10 State Takeover Laws. Each Eagle Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Chapter 23B.19 of the WBCA.

     8.11 Agreement of Affiliates. No later than 30 days following the date of this Agreement, Eagle shall deliver to Lowe's a letter identifying all Persons whom it reasonably believes are "affiliates" of Eagle for purposes of Rule 145 under the 1933 Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Eagle shall use its reasonable efforts to cause each such Person to deliver to Lowe's not later than 30 days prior to the Closing Date, a written agreement, substantially in the form of
Exhibit 3. Lowe's shall use its reasonable efforts to cause all Persons whom it reasonably believes are "affiliates" of Lowe's for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to Eagle not later than 30 days prior to the Closing Date a written agreement of compliance with Section 2 of Exhibit 3.

     8.12 Employee Benefits and Contracts. (a) Except as otherwise provided herein, Lowe's shall, and shall cause Eagle to, maintain the Eagle Benefit Plans at least through January 31, 2000; provided, however, that Lowe's may, or may cause Eagle to, amend the Eagle Benefit Plans prior to January 31, 2000 to conform the Eagle Benefit Plans to applicable Law. Thereafter Lowe's will provide Eagle employees with benefits under the Lowe's Benefit Plans or the Eagle Benefit Plans or a combination of such plans as determined by Lowe's in its discretion; provided, however, that with respect to the period from February 1, 2000 to January 31, 2001, no modifications to the Eagle Benefit Plans which would be materially adverse to the Eagle employees shall be made without the prior written consent of Richard T. Takata. To the extent that Eagle employees participate in Lowe's Benefit Plans, the Lowe's Benefit Plans shall recognize, for purposes of eligibility and vesting, each such Eagle employee's service with the Eagle Companies to the extent that such service is recognized under the Eagle Benefit Plans. Notwithstanding the foregoing, Eagle shall not, and Lowe's shall not be required to cause Eagle to, continue the Eagle Stock Plans or to offer Eagle Common Stock as an investment option or an investment under any Eagle Benefit Plan.

     (b) Eagle may take actions to implement any of the items listed in Section 8.12(b) of the Eagle Disclosure Memorandum, which shall not be considered to violate any other provision of this Agreement.

     8.13  Indemnification, Exculpation and Insurance.

     (a) Lowe's agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Eagle Companies as provided in their respective Articles of Incorporation or By-laws (or comparable organizational documents), shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors and officers of Eagle who become directors or officers of the Surviving Corporation will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of the Surviving Corporation.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 8.13.

     (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect Eagle's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by Eagle's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation may substitute therefor policies of the Surviving Corporation or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided further, that if the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for a premium not in excess of 200% of the aggregate premiums paid by Eagle in 1998 on an annualized basis for such purpose and that in no event shall the Surviving Corporation be required to pay

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

aggregate premiums for insurance under this Section 8.13(c) in excess of 200% of the aggregate premiums paid by Eagle in 1998 on an annualized basis for such purpose.

     (d) The provisions of this Section 8.13 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     8.14 Convertible Debentures. The Surviving Corporation and Lowe's shall take all actions, including entering into a supplemental indenture, required by the Indenture, dated as of March 14, 1994, between Eagle and Seattle-First National Bank, as Trustee, in order to, among other things, provide that the 6.25% Convertible Debentures due 2001 of Eagle (the "Convertible Debentures") shall become convertible into that number of shares of Lowe's Common Stock following the Effective Time as would have been represented if such debentures had converted into shares of Eagle Common Stock immediately prior to the Effective Time.

     8.15 Accountants' Letters. (a) Eagle shall use its reasonable efforts to cause to be delivered to Lowe's two letters from Ernst & Young LLP, one dated not more than five days prior to the date of the Proxy Statement and one dated not more than five days prior to the Effective Time, with respect to certain financial information regarding Eagle, in form and substance reasonably satisfactory to Lowe's, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standards No. 72.

     (b) Lowe's shall use its reasonable efforts to cause to be delivered to Eagle two letters from Deloitte & Touche LLP, one dated not more than five days prior to the date of the Proxy Statement and one dated not more than five days prior to the Effective Time, with respect to certain financial information regarding Lowe's, in form and substance reasonably satisfactory to Eagle, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standards No. 72.

     8.16 Consents and Approvals. Each Party shall use reasonable efforts to obtain any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Party, except for such Consents (i) the failure to obtain of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Party or (ii) which, by their terms, may not be unreasonably withheld by the party from whom Consent is required. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Party. To the extent any lease to which Eagle is a party contains a covenant or other provision which, without the Consent of a third party (other than Consents which may not be unreasonably withheld), restricts a Eagle store from being opened or operated using anything other than the "Eagle Hardware & Garden" tradename, or any derivative thereof, Eagle shall take all reasonable action to obtain such Consent or otherwise remove such restriction prior to the Effective Time.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

          (a) Shareholder Approval. The Eagle Shareholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal consummation of the Merger.

          (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (e) Exchange Listing. The shares of Lowe's Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f) Pooling Letters. Each of the Parties shall have received a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Lowe's and Eagle, in form and substance reasonably acceptable to Lowe's and Eagle, from Deloitte & Touche LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Each of the Parties shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Lowe's and Eagle, in form and substance reasonably acceptable to Lowe's and Eagle, from Ernst & Young LLP to the effect that such firm is not aware of any matters relating to Eagle and its Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

     9.2 Conditions to Obligations of Lowe's. The obligation of Lowe's to consummate the Merger is subject to the satisfaction of the following conditions, unless waived by Lowe's pursuant to Section 11.6(a):

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Eagle set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Eagle set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). All other representations and warranties of Eagle set forth in Article 5 shall be true and correct, except where the failure of such representations and warranties to be so true and correct does not have and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle; provided, however, that, for purposes of this sentence only, those representations and warranties of Eagle which are qualified by reference to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Eagle to be performed and complied with pursuant to this Agreement and the other agreements of Eagle contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Eagle shall have delivered to Lowe's (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Eagle's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Lowe's and its counsel shall request.

          (d) Tax Opinion. Lowe's shall have received the opinion of Hunton & Williams, counsel to Lowe's, dated the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Lowe's, Merger Corporation and Eagle will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering such opinion, counsel to Lowe's shall be entitled to rely upon satisfactory representations provided by the parties hereto in the representation letters referred to in Section 8.9 hereof.

     9.3 Conditions to Obligations of Eagle. The obligation of Eagle to consummate the Merger is subject to the satisfaction of the following conditions, unless waived by Eagle pursuant to Section 11.6(b):

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Lowe's set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Lowe's set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimus in amount). All other representations and warranties of Lowe's set forth in Article 6 shall be true and correct, except where the failure of such representations and warranties to be so true and correct does not have and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lowe's; provided, however, that, for purposes of this sentence only, those representations and warranties of Lowe's which are qualified by reference to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Lowe's to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Lowe's shall have delivered to Eagle (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Lowe's Board of Directors and Merger Corporation's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Eagle and its counsel shall request.

          (d) Tax Opinion. Eagle shall have received the opinion of Cravath, Swaine & Moore, counsel to Eagle, dated the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code and that each of Lowe's, Merger Corporation and Eagle will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering such opinion, counsel to Eagle shall be entitled to rely upon satisfactory representations provided by the parties hereto in the representation letters referred to in Section 8.9 hereof.

          (e) Price Condition. In addition to the foregoing, notwithstanding the provisions of Section 3.1(c) of this Agreement, Eagle shall not be obligated to consummate the Merger if the Lowe's Ratio is less than 70%.

     For purposes of this Section 9.3(e), the following terms shall have the meanings indicated:

          "Lowe's Ratio" shall mean the quotient obtained by dividing the Base Period Trading Price by the Lowe's Starting Price.

          "Base Period Trading Price" shall mean the average of the daily closing prices for the shares of Lowe's Common Stock for the ten (10) consecutive trading days on which such shares are actually traded on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Lowe's) ending at the close of trading on the fifth trading day immediately preceding the Closing Date.

          "Lowe's Starting Price" means $39.40.

     If Lowe's declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transactions prior to the Closing Date, the price for the common stock of Lowe's shall be appropriately adjusted to eliminate the effect of such event for purposes of applying this Section 9.3(e).

                                   ARTICLE 10

                         TERMINATION; AMENDMENT; WAIVER

     10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of Eagle, but prior to the Effective Time:

          (a) by mutual written consent of Eagle and Lowe's;

          (b) by Eagle or Lowe's, if the Effective Time shall not have occurred on or before May 31, 1999 (provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Effective Time to occur on or before such date);

          (c) by Eagle if (i) the transactions contemplated in this Agreement shall have been voted on by holders of Eagle Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 9.1(a) hereof, or (ii) there has been a breach by Lowe's of any representation, warranty, covenant or agreement set forth in this Agreement which gives rise to a failure of a condition set forth in Section 9.3(a) or 9.3(b), which breach has not been cured within thirty business days following receipt by Lowe's of notice of such breach or by the date specified in Section 10.1(b), whichever comes first;

          (d) by Lowe's if (i) the transactions contemplated in this Agreement shall have been voted on by holders of Eagle Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 9.1(a) hereof, (ii) there has been a breach by Eagle of any representation, warranty, covenant or agreement set forth in this Agreement which gives rise to a failure of a condition set forth in Section 9.2(a) or 9.2(b), which breach has not been cured within thirty business days following receipt by Eagle of notice of such breach or by the date specified in Section 10.1(b), whichever comes first; or (iii) the Board of Directors of Eagle should fail to recommend to its shareholders approval of this Agreement or such recommendation shall have been made and subsequently withdrawn;

          (e) by Eagle if, prior to the Effective Time, a Superior Proposal has been made; provided, that Lowe's does not make, within five business days of receiving notice of such Superior Proposal, an offer that the Board of Directors of Eagle determines, in good faith after consultation with its financial advisor, is at least as favorable to Eagle's shareholders as such Superior Proposal;

          (f) by either Party (provided the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement which gives rise to a failure of a condition set forth in Section 9.2(a) or 9.2(b), in the case of Eagle, or
     Section 9.3(a) or 9.3(b) in the case of Lowe's) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement as of the date which such Party may terminate this Agreement; or

          (g) by Eagle or Lowe's, if any court of competent jurisdiction in the United States or other Regulatory Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     10.2 Effect of Termination. If this Agreement is so terminated and the Merger is not consummated, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its directors, officers or shareholders, other than the provisions of Section 8.6, this Section 10.2, Section 10.3 and Section 11.2; provided that, notwithstanding the foregoing, termination of this Agreement will not relieve a breaching Party from liability for any willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement giving rise to such termination.

     10.3  Termination Fee.

     (a) In the event that this Agreement is terminated

          (A) by Lowe's pursuant to Section 10.1(b) hereof at a time when an Acquisition Proposal shall have previously been made known to any Eagle Company or has previously been made directly to Eagle's shareholders generally or any Person shall have previously publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and
     (i) the failure of the Effective Time to occur has been caused by or is attributable to any failure of Eagle to fulfill any of its obligations under this Agreement, (ii) Eagle is not otherwise entitled to terminate this Agreement by reason of Section 10.1(c) hereof and (iii) Eagle consummates the Acquisition Proposal in existence at the time of termination referenced in this paragraph above or any other Acquisition Proposal within 12 months following the date specified in Section 10.1(b), then Eagle shall, on the date that the Acquisition Proposal is consummated, pay Lowe's a fee equal to Thirty Five Million Dollars ($35 million) (the "Termination Fee"), payable by wire transfer of same day funds to an account designated by Lowe's;

          (B) by Lowe's pursuant to Section 10.1(d)(i) or (iii) or by Eagle pursuant to 10.1(c)(i), in each case at a time when an Acquisition Proposal shall have previously been made known to any Eagle Company or has previously been made directly to Eagle's shareholders generally or any Person shall have previously publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and Eagle subsequently consummates the Acquisition Proposal in existence at the time of termination referenced in this paragraph above or any other Acquisition Proposal within 12 months following the date of termination, then Eagle shall, on the date that the Acquisition Proposal is consummated, pay Lowe's the Termination Fee, payable by wire transfer of same day funds to an account designated by Lowe's; or

          (C) by Eagle pursuant to Section 10.1(e) hereof, then Eagle shall promptly, but in no event later than the date of such termination, pay Lowe's the Termination Fee, payable by wire transfer of same day funds to an account designated by Lowe's.

     (b) This Section 10.3 shall be the sole remedy of the parties hereto in the event of any termination of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1  Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Eagle and filed with the Secretary of State of the State of Washington relating to the Merger as contemplated by Section 1.1. The Articles of Merger shall include the Plan of Merger as required under Section 23B.11.050 of the WBCA.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated October 2, 1998, between Eagle and Lowe's.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability or to accelerate under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "EAGLE COMMON STOCK" shall mean the common stock, without par value, of Eagle.

          "EAGLE COMPANIES" shall mean, collectively, Eagle and all Eagle Subsidiaries.

          "EAGLE DISCLOSURE MEMORANDUM" shall mean the written information entitled "Eagle Hardware & Garden, Inc. Disclosure Memorandum" delivered prior to the date of this

     Agreement to Lowe's describing in reasonable detail the matters contained therein, and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "EAGLE FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Eagle as of July 31, 1998, and as of January 30, 1998 and January 31, 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended July 31, 1998, and for each of the three fiscal years ended January 30, 1998, January 31, 1997 and January 31, 1996, as filed by Eagle in SEC Documents, and (ii) the consolidated balance sheets of Eagle (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to July 31, 1998.

          "EAGLE STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Eagle designated as follows: (i) the Employee Stock Purchase Plan, (ii) the Employee Stock Ownership Plan, (iii) the 1991 Stock Option Plan, and (iv) the Directors' Nonqualified Stock Option Plan.

          "EAGLE SUBSIDIARIES" shall mean the Subsidiaries of Eagle, which shall include the Eagle Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of Eagle in the future and held as a Subsidiary by Eagle at the Effective Time.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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

     "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, trade secrets, franchises, know-how, inventions, and other intellectual property rights.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior executive or other vice president or other member of management of such Person who, by virtue of such individual's position with the Person, would be reasonably expected to be aware of the matter at hand and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

     "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect liability, indebtedness, obligation, penalty, cost or expense, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, or (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

     "LOWE'S CAPITAL STOCK" shall mean, collectively, the Lowe's Common Stock, the Lowe's Preferred Stock and any other class or series of capital stock of Lowe's.

     "LOWE'S COMMON STOCK" shall mean the $0.50 par value common stock of Lowe's.

     "LOWE'S COMPANIES" shall mean, collectively, Lowe's and all Lowe's Subsidiaries.

     "LOWE'S DISCLOSURE MEMORANDUM" shall mean the written information entitled "Lowe's Companies, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Eagle describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "LOWE'S FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Lowe's as of July 31, 1998, and as of January 30, 1998 and January 31, 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended July 31, 1998, and for each of the three fiscal years ended January 30, 1998, January 31, 1997 and January 31, 1996, as filed by Lowe's in SEC Documents, and (ii) the consolidated balance sheets of Lowe's (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to July 31, 1998.

     "LOWE'S PREFERRED STOCK" shall mean the $5.00 par value preferred stock of Lowe's.

     "LOWE'S RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Lowe's Rights Agreement.

     "LOWE'S RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated September 8, 1998, between Lowe's and Wachovia Bank, N.A.

     "LOWE'S STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Lowe's designated as follows: Lowe's Employee Stock Ownership Plan; Lowe's Companies, Inc. 1997 Incentive Plan; Lowe's Companies, Inc. 1994 Incentive Plan; and Directors' Stock Incentive Plan.

     "LOWE'S SUBSIDIARIES" shall mean the Subsidiaries of Lowe's, which shall include the Lowe's Subsidiaries described in Section 6.4 and any corporation or other organization acquired as a Subsidiary of Lowe's in the future and held as a Subsidiary by Lowe's at the Effective Time.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger, other than any event, change or occurrence relating to (i) the United States economy, the western regional economy or securities markets in general or (ii) this Agreement or the transactions contemplated hereby or announcement thereof.

     "MERGER CORPORATION COMMON STOCK" shall mean the no par value common stock of Merger Corporation.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NCBCA" shall mean the North Carolina Business Corporation Act.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either Eagle or Lowe's, and "Parties" shall mean both Eagle and Lowe's.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PLAN OF MERGER" shall mean the plan of merger of Merger Corporation with and into Eagle in substantially the form attached hereto as Exhibit 1.

     "PROXY STATEMENT" shall mean the proxy statement used by Eagle to solicit the Eagle Shareholder Approval, which shall include the prospectus of Lowe's relating to the issuance of the Lowe's Common Stock to holders of Eagle Common Stock pursuant to the Merger.

     "REAL PROPERTY" shall mean all of the real property owned or leased by the Eagle Companies, together with the improvements located thereon, including all appurtenant rights, claims and interests.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Lowe's under the 1933 Act with respect to the shares of Lowe's Common Stock to be issued to the shareholders of Eagle in connection with the Merger.

     "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NYSE, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

     "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Eagle to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), or (ii) in the case of partnerships, serves as a general partner.

     "SURVIVING CORPORATION" shall mean Eagle as the surviving corporation resulting from the Merger.

     "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, levies, imposts, duties, other assessments, or similar charge of any kind whatsoever, including any interest, penalties, and additions imposed thereon or with respect thereto.

     "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or any of its Subsidiaries.

     "WBCA" shall mean the Washington Business Corporation Act.

     "YEAR 2000 COMPLIANT" or "YEAR 2000 COMPLIANCE" shall mean that the computer systems and other automated equipment used by an entity in connection with the conduct of its business, including, without limitation, all hardware, software and operating systems, (i) are able to accurately recognize, represent, process, manage and manipulate date and date-sensitive data (including, but not limited to, calculating, comparing, sorting, tagging and sequencing), in both input and output, whether the date field uses 2 or 4 digits or any other date coding schema, including "leap year" calculations and will not cause an abnormal ending scenario within the application domain or generate incorrect values involving such dates, (ii) with respect to system time for all hardware, software and operating systems, automatically function into and beyond the year 2000 C.E. without intervention and that all applications and components will correctly interpret system time into and beyond the year 2000 C.E., and (iii) are able to accurately recognize, represent, process and manage any date fields currently assigned special values (i.e., 99/99/99 or 00/00/00), if any.

     "YEAR 2000 PROBLEM" shall mean the risk that computer applications may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Acquisition Proposal........................................  Section 8.8
Base Period Trading Price...................................  Section 3.1(b);
                                                              9.3(e)
Base Period Trading Price Limitations.......................  Section 3.1(b)
Closing.....................................................  Section 1.2
Convertible Debentures......................................  Section 8.14
Eagle Benefit Plans.........................................  Section 5.16(a)
Eagle Contracts.............................................  Section 5.17
Eagle ERISA Plan............................................  Section 5.16(a)
Eagle Options...............................................  Section 3.6(a)
Eagle SEC Reports...........................................  Section 5.5(a)
Eagle Shareholder Approval..................................  Section 5.2(a)
Effective Time..............................................  Section 1.3
Environmental Permits.......................................  Section 5.13(a)
ERISA Affiliate.............................................  Section 5.16(a)
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
Lowe's Benefit Plans........................................  Section 6.14(a)
Lowe's ERISA Plan...........................................  Section 6.14(a)
Lowe's Ratio................................................  Section 9.3(e)
Lowe's SEC Reports..........................................  Section 6.5(a)
Lowe's Starting Price.......................................  Section 9.3(e)
Per Share Purchase Price....................................  Section 3.1(b)
Superior Proposal...........................................  Section 8.8
Takeover Laws...............................................  Section 5.22

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     11.3 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.13.

     11.4 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Eagle Common Stock, there shall be made no amendment that pursuant to Chapter 23B.11 of the WBCA requires further approval by such shareholders without the further approval of such shareholders.

     11.5  WAIVERS.

     (a) Prior to or at the Effective Time, Lowe's, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Eagle, to waive or extend the time for the compliance or fulfillment by Eagle of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Lowe's under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Lowe's.

     (b) Prior to or at the Effective Time, Eagle, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Lowe's, to waive or extend the time for the compliance or fulfillment by Lowe's of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Eagle under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Eagle.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.6 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.7 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     Eagle:              EAGLE HARDWARE & GARDEN, INC.
                         981 Powell Avenue, S.W.
                         Renton, WA 98055
                         Telecopy Number: (425) 204-6702

                         Attention: Richard T. Takata

     Copy to Counsel:  Summit Law Group, P.L.L.C.
                       1505 Westlake Avenue North, Suite 300
                       Seattle, WA 98109
                       Telecopy Number: (206) 281-9882

                       Attention: Michael J. Erickson

     and to:             Cravath, Swaine & Moore
                         825 Eighth Avenue
                         New York, NY 10019
                         Telecopy Number: (212) 474-3700

                         Attention: Robert I. Townsend, III

     Lowe's:            LOWE'S COMPANIES, INC.
                        State Highway 268 East (Elkin Highway)
                        North Wilkesboro, North Carolina 28659
                        Telecopy Number: (336) 658-2073

                        Attention: William C. Warden, Jr.
                                      Executive Vice President, General Counsel,
                                      Secretary and Chief Administrative Officer

     Copy to Counsel:  Hunton & Williams
                       951 East Byrd Street
                       Richmond, Virginia 23219
                       Telecopy Number: (804) 788-8218

                       Attention: Lathan M. Ewers, Jr.

     11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington, without regard to any applicable conflicts of Laws.

     11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.10 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     11.11 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                     [Signatures Appear on Following Page]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                          EAGLE HARDWARE & GARDEN, INC.

                                          By: /s/ RICHARD T. TAKATA
                                            ------------------------------------
                                              Name: Richard T. Takata
                                              Title:  President, Chief Executive
                                                      Officer and Chief
                                                      Operating Officer

                                          LOWE'S COMPANIES, INC.

                                          By: /s/ THOMAS E. WHIDDON
                                            ------------------------------------
                                              Name: Thomas E. Whiddon
                                              Title:  Executive Vice President
                                                      and
                                                      Chief Financial Officer

                                          MARINER MERGER CORPORATION

                                          By: /s/ THOMAS E. WHIDDON
                                            ------------------------------------
                                              Name: Thomas E. Whiddon
                                              Title:  President

                                                                         ANNEX B

                                 PLAN OF MERGER
                                       OF
                           MARINER MERGER CORPORATION
                                      INTO
                         EAGLE HARDWARE & GARDEN, INC.

     SECTION 1. MARINER MERGER CORPORATION ("Merger Corporation") shall, at the time that the Articles of Merger are made effective by the Secretary of State of the State of Washington (the "Effective Time"), be merged (the "Merger") with and into EAGLE HARDWARE & GARDEN, INC. ("Eagle") which shall be the surviving corporation (the "Surviving Corporation"), pursuant to an Agreement and Plan of Merger dated as of November 22, 1998 (the "Agreement") by and among Eagle, Merger Corporation and LOWE'S COMPANIES, INC. ("Lowe's"). Initially Capitalized terms not otherwise defined shall have the meaning set forth in the Agreement.

     SECTION 2. Conversion of Stock. At the Effective Time:

          (i) Each share of Eagle Common Stock (excluding shares held by Eagle or Lowe's, in each case other than in a fiduciary capacity, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that multiple (rounded to the nearest 1/10,000) of a share of Lowe's Common Stock (the "Exchange Ratio") obtained by dividing $29.00 (the "Per Share Purchase Price") by the Base Period Trading Price (defined to mean the average of the daily closing prices for the shares of Lowe's Common Stock for the ten (10) consecutive trading days on which such shares are actually traded on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Lowe's) ending at the close of trading on the fifth trading day immediately preceding the Closing Date); provided, that for purposes of this calculation, the Base Period Trading Price shall be deemed to equal (i) $45.31 in the event the Base Period Trading Price is greater than $45.31 or (ii) $33.49 in the event the Base Period Trading Price is less than $33.49 (collectively, $45.31 and $33.49 are referred to as the "Base Period Trading Price Limitations"). Pursuant to the Lowe's Rights Agreement, each share of Lowe's Common Stock issued in connection with the Merger upon conversion of Eagle Common Stock shall be accompanied by a Lowe's Right, and all references to Lowe's Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding Lowe's Right, unless the context otherwise requires.

          (ii) At the Effective Time, each option or other right to purchase shares of Eagle Common Stock pursuant to stock options or stock appreciation rights ("Eagle Options") granted by Eagle under the Eagle Stock Plans, which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Lowe's Common Stock, and Lowe's shall assume each Eagle Option, in accordance with the terms of the Eagle Stock Plans and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Lowe's and its Compensation Committee shall be substituted for Eagle and the Committee of Eagle's Board of Directors (including, if applicable, the entire Board of Directors of Eagle) administering such Eagle Stock Plans, (ii) each Eagle Option assumed by Lowe's may be exercised solely for shares of Lowe's Common Stock (or cash, if so provided under the terms of such Eagle Option), (iii) the number of shares of Lowe's Common Stock subject to such Eagle Option shall be equal to the number of shares of Eagle Common Stock subject to such Eagle Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Eagle Option shall be adjusted by dividing the per share exercise price under each such Eagle Option by the Exchange Ratio and rounding up any fraction of a cent to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Lowe's shall not be obligated to issue any fraction of a share of Lowe's Common Stock upon exercise of Eagle Options and any fraction of a share of Lowe's Common Stock that otherwise would be subject to a converted Eagle Option shall represent the right to receive a cash payment upon exercise of such converted Eagle Option equal to the product of such fraction and the difference between the market value of one share of Lowe's Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Lowe's Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Lowe's) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 2(ii), each Eagle Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of Eagle and Lowe's agrees to take all necessary steps to effectuate the foregoing provisions of this Section 2(ii), including using its reasonable efforts to obtain from each holder of an Eagle Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 2(ii).

          (iii) Each share of Merger Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.

          (iv) Each holder of shares of Eagle Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Lowe's Common Stock (after taking into account all shares of Lowe's Common Stock that would otherwise be issuable to such holder upon conversion pursuant to Section 2(i)) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Lowe's Common Stock multiplied by the market value of one share of Lowe's Common Stock at the Effective Time. The market value of one share of Lowe's Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Lowe's) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     SECTION 3. Articles of Incorporation, Bylaws and Directors of the Surviving Corporation. At the Effective Time, there shall be no change caused by the Merger in the Articles of Incorporation or Bylaws of the Surviving Corporation except that Article IV of the Articles of Incorporation shall be amended by deleting it in its entirety and replacing it with the following: "Article
IV -- Authorized Capital Stock -- The Corporation shall be authorized to issue 1000 shares of common stock, without par value". The directors of Merger Corporation in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation, until such time as new directors are duly elected by Lowe's, as the sole shareholder of the Surviving Corporation, after the Effective Time.

     SECTION 4. Dissenting Shareholders. Any holder of shares of Eagle Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Chapter 23B.13 of the Washington Business Corporation Act (the "WBCA") shall be entitled to receive the fair value of such shares (plus accrued interest) in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the WBCA and surrendered to Eagle the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Eagle fails to perfect, or effectively withdraws or loses, his right to receive payment for his shares pursuant to Chapter 23B.13 of the WBCA, Lowe's shall issue and deliver the consideration to which such holder of shares of Eagle Common Stock would have received under Section 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Eagle Common Stock held by him.

     SECTION 5. Conditions to Merger. Consummation of the Merger is subject to the following conditions, unless waived by the party for whose benefit they were imposed:

          (i) The Eagle Shareholder Approval shall have been obtained.

          (ii) Eagle shall not be obligated to consummate the Merger if the quotient of the Base Period Trading price divided by the Lowe's Starting Price is less than 70%.

          (iii) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and the Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (iv) The satisfaction of the other conditions contained in the Agreement.

     SECTION 6. Manner of Exchange.

          (i) Promptly after the Effective Time, Lowe's and Eagle shall cause the exchange agent selected by Lowe's and reasonably acceptable to Eagle (the "Exchange Agent") to mail to the former shareholders of Eagle appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Eagle Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Eagle Common Stock (other than shares to be canceled or as to which statutory dissenters' rights have been perfected) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2(i), together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 6(ii). To the extent required by Section 2(iv), each holder of shares of Eagle Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Lowe's Common Stock to which such holder may be otherwise entitled (without interest). Lowe's shall not be obligated to deliver the consideration to which any former holder of Eagle Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Eagle Common Stock for exchange as provided in this Section 6(i). The certificate or certificates of Eagle Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of the Agreement notwithstanding, neither Lowe's, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Eagle Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

          (ii) At the Effective Time, the stock transfer books of Eagle shall be closed as to holders of Eagle Common Stock immediately prior to the Effective Time and no transfer of Eagle Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 6(i), each certificate theretofore representing shares of Eagle Common Stock (other than shares to be canceled) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2(i) and (iv) and this Section 6(ii) in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Eagle in respect of such shares of Eagle Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Eagle shall be entitled to vote after the Effective Time at any meeting of Lowe's shareholders the number of whole shares of Lowe's Common Stock into which their respective shares of Eagle Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Eagle Common Stock for certificates representing Lowe's Common Stock in accordance with the provisions of the Agreement. Whenever a dividend or other distribution is declared by Lowe's on the Lowe's Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Lowe's Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of Lowe's Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Eagle Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 6(i). However, upon surrender of such Eagle Common Stock certificate, both the Lowe's Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

     SECTION 7. Effect of the Merger. The Merger, upon the Effective Time, shall have the effect provided by Section 23B.11.060 of the WBCA.

     SECTION 8. Amendment. The Boards of Directors of Lowe's and Eagle reserve the right to amend this Plan of Merger at any time prior to the Effective Time, provided, however, that any such amendment made subsequent to the submission of this Plan of Merger to the shareholders of Lowe's or Eagle, may not modify either the amount or form of the consideration to be received by such shareholders for their shares of Eagle Common Stock or otherwise materially adversely affect such shareholders without their approval.

                                                                         ANNEX C

                 [NATIONSBANC MONTGOMERY SECURITIES LETTERHEAD]

November 21, 1998

Board of Directors
Eagle Hardware & Garden, Inc.
981 Powell Avenue, SW
Renton, WA 98055

Gentlemen:

     We understand that Eagle Hardware & Garden, Inc., a Washington corporation (the "Company"), Mariner Merger Corporation, a Washington corporation ("Sub"), and Lowe's Companies, Inc., a North Carolina corporation ("Parent"), propose to enter into an Agreement and Plan of Merger, pursuant to which Sub will be merged with and into the Company (the "Merger"), and the Company will become a wholly-owned subsidiary of Parent. Pursuant to the Merger, as described to us by management of the Company, each outstanding share of the common stock, without par value per share, of the Company ("Company Common Stock") will be converted into and exchangeable for that number of shares of the common stock, $.50 par value per share, of Parent ("Parent Common Stock") derived by dividing $29.00 by the Base Period Trading Price (defined in the Merger Agreement to mean the average of the daily closing prices for shares of Parent Common Stock for the ten consecutive trading days on which such shares of Parent Common Stock are actually traded on the New York Stock Exchange ending at the close of trading on the fifth trading day immediately preceding the date of the consummation of the Merger); provided, however, that (i) if the Base Period Trading Price shall be greater than $45.31, the Base Period Trading Price shall be deemed to equal $45.31 or (ii) if the Base Trading Price shall be less than $33.49, the Base Period Trading Price shall be deemed to equal $33.49 (the "Consideration"). The terms and conditions of the Merger, as we understand them, are set forth in more detail in the draft copy of the Agreement and Plan of Merger most recently provided to us by the Company's legal counsel (the "Merger Agreement").

     You have asked us for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and Parent, including the consolidated financial statements of the Company and Parent for recent years and interim periods to October 30, 1998, and reviewed certain other relevant financial and operating data relating to the Company and Parent made available to us from published sources and from the internal records of the Company and Parent, (ii) reviewed the financial terms and conditions of the Merger Agreement, (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Company Common Stock and Parent Common Stock, (iv) compared the Company and Parent from a financial point of view with certain other companies in the retail industry which we deemed to be relevant, (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the retail industry which we deemed to be comparable, in whole or in part, to the Merger,
(vi) reviewed and discussed with representatives of the management of the Company and Parent certain information of a business and financial nature regarding the Company and Parent furnished to us by them, including financial forecasts and related assumptions of the Company and Parent, (vii) made inquiries regarding and discussed the Merger and the Merger

Board of Directors
Eagle Hardware & Garden, Inc.
November 21, 1998
Page 2

Agreement and other matters related thereto with the Company's counsel and
(viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company and Parent provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of their respective managements as to the future financial performance of the Company and Parent and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or Parent's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of the counsel and the independent accountants to the Company as to all legal, tax and financial reporting matters with respect to the Company, Parent, the Merger and the Merger Agreement. You have informed us, and we have assumed without verification and with your consent, that the Merger will be treated as a pooling of interests under Accounting Principles Board Opinion No. 16 and that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such appraisals. Finally, our opinion is based on the economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

     We are not expressing (and cannot express) an opinion regarding the price at which the Parent Common Stock may trade at any future time. The Consideration to be received by the shareholders of the Company pursuant to the Merger is based upon an exchange ratio which becomes fixed if the Base Period Trading Price (when determined on or about the time of the shareholders' approval of the Merger) has risen more than 15% above, or fallen more than 15% below, $39.40. Accordingly, if the price fluctuation in the Base Period Trading Price exceeds 15%, and the collar described above becomes operative, the market value of the Consideration received by shareholders could vary significantly from what such shareholders would receive if the Merger were completed today.

     We have acted as a financial advisor to the Company in connection with the Merger and will receive a fee for our services, including for rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we trade

Board of Directors
Eagle Hardware & Garden, Inc.
November 21, 1998
Page 3

the equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of the Company and Parent. Additionally, we may participate directly or indirectly in arranging, underwriting or providing debt or equity financing to Parent in connection with the Merger or in connection with subsequent financing (or refinancing) transactions involving Parent.

     This opinion is directed solely to the Board of Directors of the Company in connection with its consideration of the Merger, and is not a recommendation to any shareholder as to how shareholders should vote with respect to the Merger. Shareholders of the Company are neither addressees nor intended beneficiaries of our opinion or our underlying financial analysis (which were prepared solely for the members of the Board of Directors of the Company for their personal use as directors in connection with their review and evaluation of the Merger), and no shareholder of the Company may rely or allege any reliance on our opinion or analysis in connection with such shareholder's consideration of the merits of the Merger or otherwise. Furthermore, this opinion addresses only the fairness from a financial point of view of the Consideration to the shareholders of the Company, as of the date hereof, and does not address any other aspect of the Merger including, without limitation, any alternatives to the Merger or the Company's underlying decision to proceed with or effect the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in its entirety in any proxy statement or prospectus filed by the Company with the Securities and Exchange Commission in connection with the Merger that requires a description of the factors considered by the Board of the Directors of the Company in connection with its approval of the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          NATIONSBANC MONTGOMERY
                                          SECURITIES LLC

                                                                         ANNEX D

                               CHAPTER 23B.13 RCW

                               DISSENTERS' RIGHTS

 SECTIONS
 --------
23B.13.010    Definitions.
23B.13.020    Right to dissent.
23B.13.030    Dissent by nominees and beneficial owners.
23B.13.200    Notice of dissenters' rights.
23B.13.210    Notice of intent to demand payment.
23B.13.220    Dissenters' notice.
23B.13.230    Duty to demand payment.
23B.13.240    Share restrictions.
23B.13.250    Payment.
23B.13.260    Failure to take action.
23B.13.270    After-acquired shares.
23B.13.280    Procedure if shareholder dissatisfied with payment or offer.
23B.13.300    Court action.
23B.13.310    Court costs and counsel fees.

     RCW 23B.13.010  DEFINITIONS. As used in this chapter:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

          (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder. [1989 c 165 s 140.]

     RCW 23B.13.020 RIGHT TO DISSENT. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 s 37; 1989 c 165 s 141.]

     RCW 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 s 142.]

     RCW 23B.13.200 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. [1989 c 165 s 143.]

     RCW 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 s 144.]

     RCW 23B.13.220 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter. [1989 c 165 s 145.]

     RCW 23B.13.230 DUTY TO DEMAND PAYMENT. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 s 146.]

     RCW 23B.13.240 SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 s 147.]

     RCW 23B.13.250 PAYMENT. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter. [1989 c 165 s 148.]

     RCW 23B.13.260 FAILURE TO TAKE ACTION. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 s 149.]

     RCW 23B.13.270 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280. [1989 c 165 s 150.]

     RCW 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares. [1989 c 165 s 151.]

     RCW 23B.13.300 COURT ACTION. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 s 152.]

     RCW 23B.13.310 COURT COSTS AND COUNSEL FEES. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 s 153.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the NCBCA, a corporation, through its articles of incorporation or bylaws or by contract or resolution, may eliminate or limit a director's personal liability to the corporation or its shareholders for any monetary damages for breach of duty, except for (1) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (2) unlawful distributions, (3) any transaction from which the director derived an improper personal benefit or (4) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation. The Registrant's Charter provides that to the fullest extent permitted by the NCBCA, a director of the Registrant shall not be personally liable to the Registrant, its shareholders or otherwise for monetary damages for breach of his or her duty as a director.

     Article IV of the Registrant's Bylaws provides that the Registrant will indemnify any person as an officer or director of the Registrant or serving in such capacity at the request of the Registrant for another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by law, against any liability incurred in connection with any proceeding arising out of such service. Such indemnification extends to expenses reasonably incurred in defending such liabilities and payments made in satisfactions of judgments or reasonable settlements of such actions. No indemnification is available if (1) at the time of the activities that are the subject of the proceeding, such person knew or believed that such activities were clearly in conflict with the best interests of the Registrant; (2) such person derived an improper personal benefit; or (3) such liability arose with respect to voting for unlawful distributions.

     The Registrant maintains an insurance policy for the benefit of directors and officers insuring them against claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed herewith or incorporated herein by reference.

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
      2.1    Agreement and Plan of Merger by and among Lowe's Companies,
             Inc., Mariner Merger Corporation and Eagle Hardware &
             Garden, Inc., dated as of November 22, 1998 (Included as
             Annex A to the accompanying Proxy Statement/Prospectus).
      2.2    Plan of Merger by and between Mariner Merger Corporation and
             Eagle Hardware & Garden, Inc. (Included as Annex B to the
             accompanying Proxy Statement/Prospectus).
      4.1    Shareholder Rights Agreement (Incorporated by reference to
             Exhibit 4.1 to the Registrant's Current Report on Form 8-K
             dated September 9, 1998).
      5.1    Opinion of Hunton & Williams as to the validity of the
             shares of Lowe's Common Stock.
      8.1    Opinion of Hunton & Williams as to certain tax matters.
      8.2    Opinion of Cravath, Swaine & Moore as to certain tax
             matters.
     10.1    Employment Agreement dated as of November 22, 1998, by and between Lowe's Companies, Inc. and Richard T. Takata.
     10.2    Separation Agreement, Waiver and Release dated November 22,
             1998 by and between Eagle Hardware Garden, Inc. and David J.
             Heerensperger.
     23.1    Consent of Hunton & Williams (Included in Exhibit 5.1 to
             this Registration Statement).

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     23.2    Consent of Cravath, Swaine & Moore (Included in Exhibit 8.2
             to this Registration Statement).
     23.3    Consent of Ernst & Young LLP.
     23.4    Consent of Deloitte & Touche LLP.
     24.1    Power of Attorney (Included on the signature page of the
             Registration Statement).
     99.1    Form of Shareholders Agreement between Eagle Hardware &
             Garden, Inc. and each director of Eagle Hardware & Garden,
             Inc.
     99.2    Notice of Special Meeting of Shareholders of Eagle Hardware
             & Garden, Inc. (Included in the accompanying Proxy
             Statement/Prospectus).
     99.3    Chief Executive Officer's Letter to Shareholders of Eagle
             Hardware & Garden, Inc. (Included in the accompanying Proxy
             Statement/Prospectus).
     99.4    Form of Proxy for Special Meeting of Shareholders of Eagle
             Hardware & Garden, Inc.
     99.5    Consent of NationsBanc Montgomery Securities LLC.

ITEM 22. UNDERTAKINGS

          (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                            SIGNATURE OF REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on February 18, 1999.

                                          LOWE'S COMPANIES, INC.
                                          (Registrant)

                                          By:     /s/ ROBERT L. TILLMAN
                                            ------------------------------------
                                                     Robert L. Tillman
                                                  Chairman, President and
                                                  Chief Executive Officer
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on February 18, 1999. Each of the directors and/or officers of Lowe's Companies, Inc. whose signature appears below hereby appoints Robert L. Tillman, William C. Warden, Jr. and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments to this Registration Statement, as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

                      SIGNATURE                                           TITLE
                      ---------                                           -----
                /s/ ROBERT L. TILLMAN                      Chairman, President, Chief Executive
-----------------------------------------------------              Officer and Director
                  Robert L. Tillman                           (Principal Executive Officer)

                /s/ THOMAS E. WHIDDON                       Executive Vice President and Chief
-----------------------------------------------------               Financial Officer
                  Thomas E. Whiddon                           (Principal Financial Officer)

              /s/ KENNETH W. BLACK, JR.                  Vice President and Corporate Controller
-----------------------------------------------------         (Principal Accounting Officer)
                Kenneth W. Black, Jr.

                /s/ WILLIAM A. ANDRES                                    Director
-----------------------------------------------------
                  William A. Andres

                  /s/ JOHN M. BELK                                       Director
-----------------------------------------------------
                    John M. Belk

             /s/ LEONARD L. BERRY, PH.D.                                 Director
-----------------------------------------------------
               Leonard L. Berry, Ph.D.

                /s/ PETER C. BROWNING                                    Director
-----------------------------------------------------
                  Peter C. Browning

                      SIGNATURE                                           TITLE
                      ---------                                           -----
                 /s/ CAROL A. FARMER                                     Director
-----------------------------------------------------
                   Carol A. Farmer

                   /s/ PAUL FULTON                                       Director
-----------------------------------------------------
                     Paul Fulton

                 /s/ JAMES F. HALPIN                                     Director
-----------------------------------------------------
                   James F. Halpin

               /s/ LEONARD G. HERRING                                    Director
-----------------------------------------------------
                 Leonard G. Herring

              /s/ RICHARD L. LOCHRIDGE                                   Director
-----------------------------------------------------
                Richard L. Lochridge

               /s/ CLAUDINE B. MALONE                                    Director
-----------------------------------------------------
                 Claudine B. Malone

               /s/ ROBERT G. SCHWARTZ                                    Director
-----------------------------------------------------
                 Robert G. Schwartz

              /s/ ROBERT L. STRICKLAND                                   Director
-----------------------------------------------------
                Robert L. Strickland

                                 EXHIBIT INDEX

    EXHIBIT                                                                   PAGE
    NUMBER                            DESCRIPTION                             NO.
    -------                           -----------                             ----
      2.1     Agreement and Plan of Merger by and among Lowe's Companies,
              Inc., Mariner Merger Corporation and Eagle Hardware &
              Garden, Inc., dated as of November 22, 1998 (Included as
              Annex A to the accompanying Proxy Statement/Prospectus).....
      2.2     Plan of Merger by and between Mariner Merger Corporation and
              Eagle Hardware & Garden, Inc. (Included as Annex B to the
              accompanying Proxy Statement/Prospectus)....................
      4.1     Shareholder Rights Agreement (Incorporated by reference to
              Exhibit 4.1 to the Registrant's Current Report on Form 8-K
              dated September 9, 1998)....................................
      5.1     Opinion of Hunton & Williams as to the validity of the
              shares of Lowe's Common Stock...............................
      8.1     Opinion of Hunton & Williams as to certain tax matters......
      8.2     Opinion of Cravath, Swaine & Moore as to certain tax
              matters.....................................................
     10.1     Employment Agreement dated as of November 22, 1998, by and between Lowe's Companies, Inc. and Richard T. Takata........
     10.2     Separation Agreement, Waiver and Release dated November 22,
              1998 by and between Eagle Hardware Garden, Inc. and David J.
              Heerensperger...............................................
     23.1     Consent of Hunton & Williams (Included in Exhibit 5.1 to
              this Registration Statement)................................
     23.2     Consent of Cravath, Swaine & Moore (Included in Exhibit 8.2
              to this Registration Statement).............................
     23.3     Consent of Ernst & Young LLP................................
     23.4     Consent of Deloitte & Touche LLP............................
     24.1     Power of Attorney (Included on the signature page of the
              Registration Statement).....................................
     99.1     Form of Shareholders Agreement between Eagle Hardware &
              Garden, Inc. and each director of Eagle Hardware & Garden,
              Inc.........................................................
     99.2     Notice of Special Meeting of Shareholders of Eagle Hardware
              & Garden, Inc. (Included in the accompanying Proxy
              Statement/Prospectus).......................................
     99.3     Chief Executive Officer's Letter to Shareholders of Eagle
              Hardware & Garden, Inc. (Included in the accompanying Proxy
              Statement/Prospectus).......................................
     99.4     Form of Proxy for Special Meeting of Shareholders of Eagle
              Hardware & Garden, Inc......................................
     99.5     Consent of NationsBanc Montgomery Securities LLC............